IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


In re:                              )
                                    )
MERCURY FINANCE COMPANY,            )       Case No. 98 B 20763
a Delaware corporation,             )       Honorable Erwin I. Katz
                                    )       Chapter 11
                           Debtor.  )










                       SECOND AMENDED DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE
              WITH RESPECT TO SECOND AMENDED PLAN OF REORGANIZATION
                           OF MERCURY FINANCE COMPANY
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE














Plan Proponent - MERCURY FINANCE COMPANY

         Lewis S. Rosenbloom, Esq.
         David D. Cleary, Esq.
         MCDERMOTT, WILL & EMERY
         227 W. Monroe Street
         Chicago, Illinois  60606
         (312) 372-2000

         COUNSEL  FOR
         MERCURY FINANCE COMPANY







                       SOLICITATION OF VOTES WITH RESPECT
                    TO SECOND AMENDED PLAN OF REORGANIZATION
                                       OF
                             MERCURY FINANCE COMPANY
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         This Disclosure Statement solicits acceptances of the Plan from holders of certain Claims and Interests in classes 4, 5, 6, 7A and 7B. Class 8 is deemed to have rejected the Plan and will not be solicited for acceptances or rejections of the Plan. Because Class 8 is deemed to have rejected the Plan, the Debtor intends to seek confirmation of the Plan, notwithstanding such rejection, pursuant to the cram down provisions of Section 1129(b) of the Bankruptcy Code.

         THE DEBTOR, THE CREDITORS' COMMITTEE, THE SECURITIES CLAIMANTS' COMMITTEE AND THE EQUITY HOLDERS' COMMITTEE ALL BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND EQUITY HOLDERS. ACCORDINGLY, HOLDERS OF CLAIMS AND EQUITY INTERESTS SOLICITED ARE ENCOURAGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH AT PAGES 63 TO 64 OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND ACTUALLY RECEIVED NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 12, 1999. HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED HERETO AS EXHIBIT A. A BALLOT CAST IN FAVOR OF THE PLAN DOES NOT RESULT IN AUTOMATIC ALLOWANCE OF A CLAIM OR INTEREST. THE DEBTOR (AND OTHER PARTIES) HAVE RESERVED THE RIGHT TO OBJECT TO CLAIMS AND INTERESTS AT A LATER DATE.

         HOLDERS OF CLAIMS AND HOLDERS OF INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

         On December 30, 1998, this Disclosure Statement was approved by the Court as containing adequate information, as required by Section 1125 of the Bankruptcy Code, to permit holders of Claims and Equity Interests to make an informed judgment in exercising their right to vote to accept or reject the Plan. The Court, however, has not conducted an independent review or investigation of the factual and financial matters described herein, nor has the Court approved or ruled on the merits of the Plan.

         The Debtor, the Creditors' Committee, the Securities Claimants' Committee and the Equity Holders' Committee endorse the Plan and this Disclosure Statement.

         NEITHER THE SECURITIES OFFERED NOR THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED OF THIS DISCLOSURE STATEMENT OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. IN ADDITION, THE BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT AS CONTAINING "ADEQUATE INFORMATION" AS PROVIDED IN 11 U.S.C. SS. 1125, BUT THE BANKRUPTCY COURT MAY NOT AND HAS NOT EITHER ENDORSED OR NOT ENDORSED THE PLAN.

         The Plan provides for, among other things, (a) the issuance and distribution to the holders of Senior Debt Claims of a pro rata share of Excess Cash, New Senior Secured Notes, and 95% of the New Common Stock, and, (b) consistent with the Debtor's valuation, upon which the Plan is based, the voluntary allocation of value, otherwise distributable to holders of Senior Debt Claims, to holders of other Claims and Equity Interests in the form of: (i) the issuance and distribution of New Junior Subordinated Notes to the Debtor's Subordinated Noteholders; (ii) the issuance and distribution of a pro rata share of 5% of New Common Stock and all of the New Warrants to certain holders of Equity Interests, (iii) the assumption and settlement of certain indemnification obligations by the funding of the Indemnification Settlement Fund and the provision for limited continuing indemnification obligations; (iv) the settlement of Allowed Indemnification Claims against the Reliance Policies; and
(v) the payment of five million dollars and the transfer of the Company KPMG Claims into a Class 7B Liquidating Trust for the benefit of the holders of Securities Fraud Claims.

         It is presently anticipated that the confirmation Expiration Date will be 5:00 p.m. eastern standard time on February 12, 1999 and that the confirmation hearing will occur on February 22, 1999. The confirmation and effectiveness of the Plan are subject to material conditions precedent, some of which may not be satisfied. There can be no assurance that those conditions will be satisfied. The Debtor presently intends to consummate the Plan and to cause the Effective Date to occur. There can be no assurance, however, as to whether or when the Effective Date actually will occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims and Equity Interests in certain classes and that could affect the amount of distributions ultimately received by such holders, are described in Section VII.

         The Disclosure Statement contains projected financial information regarding the Debtor, the Reorganized Debtor and certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein is therefore not necessarily indicative of the future financial condition or results of operations of the Debtor or the Reorganized Debtor, which may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information and other forward-looking statements contained herein should not be regarded as representations by the Debtor, the Debtor's advisors, or any other person that the projected financial condition or results can or will be achieved. All creditors are encouraged to read and carefully consider the entire Disclosure Statement, including the Plan attached as Exhibit A, prior to submitting Ballots pursuant to this solicitation.

         No person is authorized by the Debtor in connection with the Plan or the solicitation of votes for the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the Exhibits attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by the Debtor.

         The delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof. Any estimates of Claims or Interests set forth in this Disclosure Statement may vary from the final amounts of Claims or Equity Interests allowed by the Court.

         The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the Exhibits and all documents described therein. The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtor, the historical and projected financial information of the Debtor (including the projected results of operations of the Reorganized Debtor), and the liquidation analysis relating to the Debtor, is included herein for purposes of soliciting acceptance of the Plan. As to contested matters, however, such information is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

         All capitalized terms used in this Disclosure Statement and not otherwise defined herein have the meanings ascribed thereto in the Plan.



                                TABLE OF CONTENTS

                                                                            Page

I.       INTRODUCTION AND SUMMARY OF SECOND AMENDED PLAN OF REORGANIZATION....1

         A.       INTRODUCTION................................................1

         B.       SUMMARY OF CLASSIFICATION CLAIMS............................2

         C.       SUMMARY OF DISTRIBUTIONS UNDER THE PLAN.....................2

                  Administrative Claims.......................................2

                  Tax Claims        ..........................................2

         D.       PRINCIPAL ATTRIBUTES OF THE NEW SECURITIES..................5

                  1.       New Senior Secured Notes...........................5

                           a.       General...................................5

                           b.       Security For The New Senior Secured Notes.6

                  2.       New Junior Subordinated Notes......................6

                  3.       New Collateral Documents...........................6

                  4.       Registration Rights--New Senior Secured Notes......6

                  5.       Registration Rights--New Common Stock..............7

                  6.       New Warrants and the New Warrant Agreement.........7

         E.       SETTLEMENT AND COMPROMISE...................................8

         F.       SUMMARY OF THE AMENDED AND RESTATED CERTIFICATE OF
                  INCORPORATION AND BY-LAWS...................................9

         G.       MANAGEMENT INCENTIVE PLANS..................................10

         H.       VALUATION...................................................10

         I.       ALLOCATION OF CONSIDERATION BY HOLDERS OF SENIOR
                  DEBT CLAIMS OR, ALTERNATIVELY, CRAM DOWN....................10

         J.       INDEMNIFICATION CLAIMS......................................11

         K.       MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY........11

         L.       ADMINISTRATION OF THE CLASS 7B LIQUIDATING TRUST............11

II.      DESCRIPTION OF THE DEBTOR AND PAST OPERATIONS........................16

         A.       CORPORATE STRUCTURE.........................................16

                  1.       Branch Office Network/Operation....................17

                  2.       Loan and Contract Origination and Marketing........18

                  3.       Insurance Operations...............................19

                  4.       Changes in Accounting Treatment and Methodology....19

                           a.       Allowance and Provision For Finance
                                    Credit Losses.............................19

                           b.       Nonrefundable Dealer Reserves.............20

                  5.       Source of Funds....................................20

                  6.       Competition........................................21

                  7.       Employees..........................................21

                  8.       Government Regulation..............................21

         B.       ANNOUNCEMENT OF ACCOUNTING IRREGULARITIES AND
                  SUBSEQUENT EVENTS...........................................21

         C.       PREPETITION LEGAL PROCEEDINGS...............................23

         D.       STABILIZATION AND PREPETITION PLAN NEGOTIATIONS.............24

                  1.       January to September 1997..........................25

                  2.       November 1997 to February 1998.....................25

                  3.       May to August 1998.................................26

         E.       POST-PETITION ACTIVITIES OF THE DEBTOR......................27

                  1.       Motions............................................27

                  2.       Appointment of Committees..........................27

                  3.       Operations.........................................29

III.     DEBT AND EQUITY STRUCTURE OF THE DEBTOR..............................31

         A.       DESCRIPTION OF DEBT STRUCTURE OF THE DEBTOR.................31

         B.       EQUITY STRUCTURE OF THE DEBTOR..............................32

IV.      THE REORGANIZED DEBTOR...............................................32

         A.       BUSINESS OF THE REORGANIZED DEBTOR..........................32

         B.       MANAGEMENT OF THE REORGANIZED DEBTOR........................32

V.       IMPLEMENTATION OF THE PLAN...........................................32

         A.       NEW SECURITIES AND NEW COLLATERAL DOCUMENTS.................32

         B.       CANCELLATION OF SECURITIES AND AGREEMENTS...................32

         C.       MARKET AND TRADING INFORMATION..............................33

                  1.       Market Information.................................33

                  2.       Dividends..........................................33

         D.       APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS..........33

         E.       BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION
                  REQUIREMENTS AND TRANSFER RESTRICTIONS......................33

                  1.       Initial Offer and Sale of Securities...............33

                  2.       Subsequent Transfers Under Federal Securities Laws.34

                  3.       Subsequent Transfers Under State Law...............35

         F.       CERTAIN TRANSACTIONS BY STOCKBROKERS........................35

         G.       FRACTIONAL SHARES - DISTRIBUTION OF NEW COMMON
                  STOCK AND NEW WARRANTS......................................35

VI.      CONDITIONS PRECEDENT TO THE PLAN.....................................36

         A.       CONDITIONS TO CONFIRMATION..................................36

         B.       CONDITIONS TO THE EFFECTIVE DATE............................37

         C.       WAIVER OF CONDITIONS........................................37

VII.     DISTRIBUTIONS UNDER THE PLAN.........................................37

         A.       GENERAL.....................................................37

                  1.       Distribution Date..................................37

                  2.       Distribution Record Date--Senior Debt Claims and
                           Subordinated Noteholder Claims.....................37

                  3.       Exchange Agent.....................................37

                  4.       Surrender of Instruments and Receipt of
                           Distributions - Senior Debt Claims and
                           Subordinated Noteholder Claims.....................38

                  5.       Distribution Record Date--Old Common Stock.........38

                  6.       Accrual of Interest................................38

                  7.       Unclaimed Distributions............................38

                  8.       Tax Provisions.....................................38

                  9.       Setoffs............................................38

         B.       PROVISIONS FOR TREATMENT OF DISPUTED, CONTINGENT
                  AND UNLIQUIDATED CLAIMS AND ADMINISTRATIVE EXPENSES.........39

                  1.       Characterization of Disputed Claims................39

                  2.       Resolution of Contested Claims and Interests.......39

VIII.    ACCEPTANCE OR REJECTION OF THE PLAN..................................39

         A.       PRESUMED ACCEPTANCE OF PLAN.................................39

         B.       DEEMED NON-ACCEPTANCE OF PLAN...............................39

         C.       VOTING CLASSES..............................................39

         D.       ACCEPTANCE BY IMPAIRED CLASSES..............................39

         E.       NON-CONSENSUAL CONFIRMATION.................................39

IX.      EFFECTS OF PLAN CONFIRMATION.........................................40

         A.       DISCHARGE AND RELEASE.......................................40

         B.       RELEASE BY THE DEBTOR OF DIRECTORS, OFFICERS AND
                  EMPLOYEES...................................................40

         C.       TERM OF INJUNCTIONS OR STAYS................................40

         D.       EXCULPATION.................................................40

         E.       REVESTING...................................................41

         F.       RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.........41

         G.       POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR
                  INTERESTS...................................................41

X.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................42

         A.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED
                  LEASES......................................................42

         B.       CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS
                  OR UNEXPIRED LEASES.........................................42

         C.       LIMITED ASSUMPTION AND SURVIVAL OF THE DEBTOR'S
                  CORPORATE INDEMNITIES.......................................42

XI.      MISCELLANEOUS........................................................43

         A.       RETENTION OF JURISDICTION...................................43

         B.       FAILURE OF COURT TO EXERCISE JURISDICTION...................43

         C.       RETIREE BENEFITS............................................43

         D.       MODIFICATION OF PLAN........................................44

         E.       WITHDRAWAL OF PLAN..........................................44

XII.     HISTORICAL FINANCIAL STATEMENTS OF THE DEBTOR AND FINANCIAL
         PROJECTIONS OF THE REORGANIZED DEBTOR................................45

XIII.    SUMMARY OF CERTAIN RISK FACTORS RELATING TO THE PLAN.................45

                  1.       Risks Relating to the Projections..................45

                  2.       Assumptions Regarding Value of Debtor's Assets.....45

                  3.       Noncomparability of Historical Financial
                           Information........................................46

                  4.       Certain Risks Associated with the Reorganization
                           Case...............................................46

                  5.       Capital Requirements...............................46

                  6.       Certain Risks Associated With the Warrants.........46

                  7.       Lack of Trading Market; Volatility.................46

                           a.       The New Securities........................46

                  8.       Restricted Resale of Securities Distributed Under
                           the Plan...........................................47

                  9.       Dividend Restrictions..............................47

                  10.      Certain U.S. Federal Income Tax Considerations.....47

                  11.      Certain Risks of Non-Confirmation..................47

                  12.      Disruption of Operations Relating to Bankruptcy
                           Filing.............................................48

                  13.      Business and Competition...........................48

XIV.     CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.......................48

         A.       TAX CONSEQUENCES TO CREDITORS...............................49

                  1.       General............................................49

                  2.       Holders of Senior Debt Claims......................49

                  3.       Subordinated Noteholders...........................50

                  4.       Installment Sale Rules.............................51

                  5.       Market Discount on an Exchange of Old Securities...51

                  6.       Treatment of Initial Interest on New Senior
                            Secured Notes.....................................51

                  7.       Disposition of the New Common Stock................51

                  8.       Publicly Traded Status; Original Issue Discount....52

                  9.       Sale, Exchange or Other Disposition of New Senior
                           Secured Notes or New Junior Subordinated Notes.....52

         B.       TAX CONSEQUENCES TO EQUITYHOLDERS...........................53

                  1.       Receipt of New Common Stock and New Warrants.......53

                  2.       Exercise, Disposition or Lapse of New Warrants.....53

         C.       TAX CONSEQUENCES TO SECURITIES FRAUD CLAIM HOLDERS..........53

         D.       TAX CONSEQUENCES TO DIVIDEND CLAIM HOLDERS..................54

         E.       BACKUP WITHHOLDING..........................................54

         F.       TAX CONSEQUENCES TO THE DEBTOR..............................54

                  1.       Cancellation of Indebtedness Income................54

                  2.       Potential Availability of Net Operating Loss
                           Carryovers.........................................54

                  3.       Reduction in Asset Basis...........................55

XV.      VOTING AND CONFIRMATION OF THE PLAN..................................56

         A.       CLASSIFICATION OF CLAIMS AND INTERESTS UNDER THE
                  BANKRUPTCY CODE.............................................56

         B.       IMPAIRMENT OF CLAIMS AND INTERESTS: IMPAIRED CLASSES........57

         C.       SOLICITATION OF IMPAIRED CLASSES AND VOTING
                  REQUIREMENTS................................................57

         D.       POSSIBLE POST-SOLICITATION, PRE-CONFIRMATION EVENTS.........58

         E.       CONFIRMATION PROCEDURES AND REQUIREMENTS....................58

                  1.       Confirmation Where Sufficient Acceptances Are
                           Obtain.............................................58

                  2.       Chapter 7 Liquidation Analysis and "Best Interest
                           of Creditors" Test.................................58

                  3.       Feasibility Test...................................60

                  4.       "Cram Down"--Fair and Equitable Test; Unfair
                           Discrimination.....................................60

         F.       BAR DATE....................................................61

         G.       LETTERS OF TRANSMITTAL AND BOOK-ENTRY
                  CONFIRMATION................................................61

         H.       VOTING PROCEDURES, BALLOTING AND CONFIRMATION
                  HEARING.....................................................63

XVI.     ADDITIONAL INFORMATION...............................................65

XVII.    RECOMMENDATION AND CONCLUSION........................................65



                                TABLE OF EXHIBITS


Second Amended Plan of Reorganization............................Exhibit A

New Senior Secured Notes.........................................Exhibit B

New Senior Secured Notes Indenture...............................Exhibit C

New Collateral Documents.........................................Exhibit D
         Includes Company Security Agreement,
         Company Pledge Agreement,
         Subsidiaries Guaranty Agreement, and
         Subsidiaries Security Agreement

New Junior Subordinated Note.....................................Exhibit E

New Junior Subordinated Note Indenture...........................Exhibit F

Registration Rights Agreement....................................Exhibit G

New Warrant Agreement............................................Exhibit H

Amended and Restated Certificate of Incorporation and By-laws....Exhibit I

List of Directors of Reorganized Debtor..........................Exhibit J

Fairness Opinion of Salomon Smith Barney.........................Exhibit K

Consent Agreement................................................Exhibit L

Projected Financial Information..................................Exhibit M

Historical Financial Statements..................................Exhibit N

Liquidation Analysis.............................................Exhibit O

Consulting Agreement and Employment Agreement....................Exhibit P

Certificate of Incorporation ....................................Exhibit Q

Indemnification Agreements.......................................Exhibit R

Operating Report ................................................Exhibit S

Class Action Documents...........................................Group Exhibit T

Class 7B Liquidating Trust Agreement Documents...................Group Exhibit U



                                       I.
        INTRODUCTION AND SUMMARY OF SECOND AMENDED PLAN OF REORGANIZATION

A.       INTRODUCTION

         This Disclosure Statement relates to the Plan for the Debtor. THE DEBTOR'S NONDEBTOR SUBSIDIARIES HAVE NOT COMMENCED REORGANIZATION CASES AND ARE NOT IN BANKRUPTCY. CREDITORS OF THE DEBTOR'S NONDEBTOR SUBSIDIARIES ARE NOT AFFECTED BY THE DEBTOR'S REORGANIZATION CASE.

         The overall purpose of the Plan is to provide for the restructuring of the Debtor's liabilities in a manner designed to maximize recoveries to all stakeholders and to enhance the financial viability of the Reorganized Debtor. In general, the Plan provides for, among other things, (a) issuance and distribution of Excess Cash, New Senior Secured Notes and 95% of the New Common Stock to the holders of Allowed Senior Debt Claims, and, (b) consistent with the Debtor's valuation, upon which the Plan is based, the voluntary allocation of value, otherwise distributable to holders of Senior Debt Claims, to holders of other Claims and Equity Interests in the form of: (i) the issuance and distribution of New Junior Subordinated Notes to the Debtor's Subordinated Noteholders; (ii) the issuance and distribution of 5% of the New Common Stock and all of the New Warrants to holders of Equity Interests; (iii) the assumption and settlement of certain indemnification obligations by the funding of the Indemnification Settlement Fund and the provision for limited continuing indemnification obligations; (iv) the settlement of Allowed Indemnification Claims against the Reliance Policies; and (v) the payment of five million dollars and the assignment of the Company KPMG Claim into a Class 7B Liquidating Trust for the benefit of holders of Securities Fraud Claims and Dividend Claims as part of the compromise and settlement set forth in Section 8.05 of the Plan.

         The Debtor intends to continue operating its businesses in the Reorganization Case in the ordinary course and to pay its employees, trade and other ordinary course creditors in full and on time. The claims of the Debtor's employees (other than Indemnification Claims), holders of Trade Claims, Benefits Claims and Unsecured Claims are not impaired under the Plan. Therefore, as such claims are not impaired, the votes of the holders of such claims shall not be solicited with respect to the Plan.

         The Bankruptcy Code provides that only holders who vote on the Plan will be counted for purposes of determining whether the requisite acceptances of the classes of Claims and Equity Interests have been received. Failure by a holder of a Claim or Equity Interest to deliver a duly completed and signed Ballot by the Expiration Date will constitute an abstention by such holder with respect to a vote on the Plan. Abstentions will not be counted as votes to accept or reject the Plan and, therefore, will have no effect on the voting with respect to the Plan. The requirements for confirmation of the Plan, including the vote of creditors and equity security holders to accept the Plan and certain of the statutory findings that must be made by the Court, are described below under the caption "Voting and Confirmation of the Plan." If the Debtor does not receive the requisite acceptances by the Expiration Date or if the Court declines to confirm the Plan, the Debtor will evaluate other available options.

         Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of material conditions precedent, which are summarized in
Section VI. There can be no assurance that these conditions will be satisfied or waived.

         THE DEBTOR BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS AND EQUITY SECURITY HOLDERS. ALL HOLDERS OF CLASSES 4, 5, 6, 7A AND 7B CLAIMS AND INTERESTS ENTITLED TO VOTE IN CONNECTION WITH THIS SOLICITATION ARE URGED TO VOTE IN FAVOR OF THE PLAN. TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED NOT LATER THAN THE VOTING DEADLINE OF 5:00 P.M. EASTERN STANDARD TIME, FEBRUARY 12, 1999.

         The following is an overview of certain material provisions of the Plan. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits and documents described therein and the definitions therein of certain terms used below. WHEREVER DEFINED TERMS OF THE PLAN NOT OTHERWISE DEFINED IN THIS DISCLOSURE STATEMENT ARE USED, SUCH DEFINED TERMS SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PLAN.


B.       SUMMARY OF CLASSIFICATION CLAIMS.

---------------------------------------------------------------------------------------------------------------------
CLASS              DESCRIPTION                                           STATUS
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Class 1            Priority Claims                                       Unimpaired;  deemed  to have  accepted  the
                                                                         Plan
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Class 2            Secured Claims                                        Unimpaired;  deemed  to have  accepted  the
                                                                         Plan
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Class 3            Trade Claims, Consumer Litigation Claims, Benefits    Unimpaired;  deemed  to have  accepted  the
                   Claims and Unsecured Claims                           Plan
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Class 4            Senior Debt Claims                                    Impaired; entitled to vote
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Class 5            Subordinated Noteholder Claims                        Impaired; entitled to vote
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Class 6            Indemnification Claims                                Impaired; entitled to vote
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Class 7A           Equity Interests                                      Impaired; entitled to vote
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Class 7B           Securities Fraud Claims and Dividend Claims           Impaired; entitled to vote
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Class 8            Old Options                                           Impaired; deemed to have rejected the Plan
---------------------------------------------------------------------------------------------------------------------

C.       SUMMARY OF DISTRIBUTIONS UNDER THE PLAN.

         In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims, as described below, have not been classified.

         ADMINISTRATIVE CLAIMS. Unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (a) the Effective Date and (b) the date on which such Claim becomes an Allowed Administrative Claim; provided, however, that the Administrative Claims that represent liabilities incurred by the Debtor in the ordinary course of its business during the Reorganization Case shall be paid in the ordinary course of business and in accordance with any terms and conditions of any agreements relating thereto. Other than ordinary course of business expenses, including the fees of William
A. Brandt, Jr. and Development Specialists, Inc., the Debtor's interim management, the Debtor believes that Administrative Claims consist of professional fees for the Debtor and the various committees appointed in the Reorganization Case. Such fees are difficult to estimate and will vary depending on the length of the Reorganization Case and the litigation, or lack thereof, of the parties involved. The Debtor has budgeted approximately $5.1 million.

         TAX CLAIMS. Unless otherwise agreed to by the parties, each holder of a Tax Claim will receive cash equal to the unpaid portion of such Tax Claim on or as soon as practical after the later of (i) the Effective Date, and (ii) the date on which such Claim becomes an Allowed Claim; provided, however, that at the option of the Reorganized Debtor, the Reorganized Debtor may pay Tax Claims over a period not exceeding six (6) years after the date of assessment of the Tax Claims as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code. If the Reorganized Debtor elects this option as to any Tax Claim, then the payment of such Tax Claim shall be made in equal semiannual installments with the first installment due on the latest of: (i) the Effective Date, (ii) 30 calendar days after the date on which an order allowing such Tax Claim becomes a Final Order, and (iii) such other time as may be agreed to by the holder of such Tax Claim and the Reorganized Debtor. Each installment shall include simple interest on the unpaid portion of such Tax Claim, without penalty of any kind, at the statutory rate. The Reorganized Debtor reserves the right to pay any Tax Claim, or any remaining balance of such Tax Claim in full at any time on or after the Effective Date, without premium or penalty. The Debtor is not aware of any Tax Claims and instead expects a refund, subject to filing amended tax returns, audit of such returns and potential litigation relating thereto. Schedule E of the Debtor's Schedules lists a disputed and unliquidated claim that arose from a Department of Labor investigation relating to wage disputes. The Debtor does not believe it has any liability as such claim arises from activities of a Nondebtor Subsidiary.

         The following is a brief summary of each class of Claims and Interests under the Plan and of the distributions to be made under the Plan to holders of Claims and Interests.

         CLASS 1 - SUMMARY OF DISTRIBUTIONS TO HOLDERS OF PRIORITY CLAIMS.

         Under the Plan, Class 1 consists of all Priority Claims not otherwise treated as unclassified. Unless otherwise agreed to by the parties, each holder of an Allowed Claim in Class 1 will be paid the allowed amount of such Claim in full in Cash on the later of (a) the Effective Date, or (b) the date such Claim becomes an Allowed Claim. Pursuant to an order dated July 17, 1998, the Court authorized payment of certain debts, which qualified as Priority Claims, to be paid in the ordinary course of business. The Debtor therefore believes that there will be no Allowed Priority Claims.

         CLASS 2 - SUMMARY OF DISTRIBUTIONS TO HOLDERS OF SECURED CLAIMS.

         Under the Plan, Class 2 consists of all holders of Secured Claims. Each Class 2 Claimant shall retain, unaltered, the legal, equitable and contractual right, including, without limitation, any liens that secure such Allowed Claims, to which such Allowed Claim entitles Claimant; provided however, that each Claimant holding an Allowed Claim may only exercise such rights and remedies with respect to the assets and property that secure such Allowed Claim, without recourse of any kind against the Debtor. Any Allowed Claim based on any deficiency claim by a Class 2 Claimant shall become, and shall be treated for purposes under the Plan as an Allowed Trade Claim and shall be classified as a Class 3 Claim. The Debtor is aware of only one Secured Claim which is held by NationsBank, N.A. NationsBank, N.A.'s claim arises from a check clearing agreement with the Debtor under which NationsBank, N.A. honors payment of nondepository checks payable to the Debtor's customers and dealers. In connection with the agreement, the Debtor has pledged $130,000 in the form of two certificates of deposits. In the ordinary course, there is no outstanding balance owed to NationsBank, N.A.

         CLASS 3 - SUMMARY OF  DISTRIBUTIONS  TO HOLDERS OF TRADE  CLAIMS,
                   CONSUMER LITIGATION CLAIMS, BENEFITS CLAIMS AND UNSECURED CLAIMS.

         Under the Plan, Class 3 consists of all holders of Trade Claims, Consumer Litigation Claims, Benefits Claims and Unsecured Claims. Allowed Claims in Class 3 will not be affected by the Reorganization Case. Holders of Allowed Claims in Class 3 shall be entitled to payment of the full amount of their Allowed Claims in complete settlement, satisfaction and discharge of their Class 3 Claims. The Trade Claims, Benefits Claims, Claims arising from rejection of executory contracts and unexpired leases, Consumer Litigation Claims and Other Unsecured Claims are unliquidated, contingent and subject to dispute and, therefore, the Debtor cannot estimate the value of such Claims as of the Petition Date. There are approximately fifty (50) holders of Class 3 Claims. Due to the nature of these Claims, the Debtor is unable to state with certainty the aggregate amount of these Claims. There are no Trade Claims in the usual sense of the term trade claim. There are two Claims aggregating approximately $10,000 asserted by two banks for fees associated with a prepetition line of credit. In February 1997, a consortium of banks, including the banks referenced above, terminated the Debtor's use of the line of credit after learning of the accounting irregularities described in Section II.B. The Debtor disputes any amounts are owed the banks. Also included in Class 3 is the Claim of Progressive Insurance Company for approximately $7,000,000. This Claim represents a reserve on the Debtor's books for premiums for forced-placed insurance. Under the contract with Progressive, the reserve amount varies from month to month and would only be due upon termination of the contract. The Debtor intends to assume the contract with Progressive. In addition, the officers and directors of the Debtor hold Class 3 Claims aggregating $342,000 for accrued but unpaid director and board meeting fees. Class 3 Claims also include sixteen (16) Consumer Litigation Claims arising from lawsuits in which the Debtor is a defendant. In most, if not all, of these lawsuits, the plaintiffs have also sued a Nondebtor Subsidiary. The Nondebtor Subsidiaries are defending these lawsuits. There are also the Claims of two former employees alleging EEOC violations within Class 3. These Claims are currently pending before an administrative agency of the U.S. government. Again, the Debtor disputes any amounts are due. Finally, Class 3 Claims include the Claim, if any, of KPMG Peat Marwick. KPMG was the Debtor's accountants during the period of the accounting irregularities described in
Section II.B. To the extent any Claim is asserted by KPMG, the Debtor intends to dispute it.

         Pursuant to the Order authorizing the Debtor to continue to utilize its cash management and intercompany system entered on July 17, 1998, there are no Claims of Nondebtor Subsidiaries. Also, pursuant to the Order authorizing the payment of prepetition employee Benefit Claims, there are no Benefit Claims. To the extent the Debtor rejects any of its executory contracts or unexpired leases, the Claims associated with such rejections would be treated as Class 3 Claims.

         CLASS 4 - SUMMARY OF DISTRIBUTIONS TO HOLDERS OF SENIOR DEBT CLAIMS.

         Under the Plan, Class 4 consists of all holders of Senior Debt Claims. Each holder of an Allowed Claim in Class 4 will receive: (i) its pro rata share of Excess Cash, (ii) New Senior Secured Notes in the principal amount of 75% of its amount of the Net Senior Debt Claims; (iii) its pro rata share of 9,500,000 shares of the New Common Stock. The Debtor estimates that Senior Debt Claims total approximately $678,000,000 as of the Petition Date and that Excess Cash will total approximately $100,000,000, as outlined in the financial projections attached as Exhibit M to the Disclosure Statement.

         CLASS 5 - SUMMARY OF DISTRIBUTIONS TO HOLDERS OF SUBORDINATED
                   NOTEHOLDER CLAIMS.

         Under the Plan, Class 5 consists of all Subordinated Noteholder Claims. Each holder of an Allowed Claim in Class 5 will receive its pro rata share of the New Junior Subordinated Notes. The Debtor estimates that Subordinated Noteholder Claims, including principal and accrued interest, total approximately $24,574,000 as of the Petition Date.

         CLASS 6 - SUMMARY OF DISTRIBUTIONS TO HOLDERS OF INDEMNIFICATION
                   CLAIMS.

         Under the Plan, Class 6 consists of all holders of Indemnification Claims. Each holder of an Allowed Indemnification Claim shall be entitled to (i) continue to assert such Claims against the Debtor to the extent of coverage under the Reliance Policies, and (ii) the Debtor's cooperation in aiding the Class 6 Claimants in pursuing their rights under the Reliance Policies. The Indemnification Claims are unliquidated, contingent, subject to dispute and subordination and, therefore, the Debtor cannot estimate the value of such Claims as of the Petition Date.

         CLASS 7A - SUMMARY OF DISTRIBUTIONS TO HOLDERS OF EQUITY INTERESTS.

         Under the Plan, Class 7A consists of all holders of Equity Interests. Subject to Section 8.14, each holder of an Allowed Equity Interest shall be enjoined from pursuing any Claim against the Debtor (including any Securities Fraud Claim) or Reorganized Debtor and will receive its pro rata share of (i) 500,000 of the shares of New Common Stock and (ii) all of the New Warrants subject to the terms and conditions of the New Warrant Agreement. The Debtor currently has 172,497,714 outstanding shares of Old Common Stock. Because fractional New Warrants will not be issued, holders of less than approximately 298 shares of Old Common Stock will not receive a distribution of New Warrants. Because fractional New Common Stock will not be issued, holders of less than approximately 345 shares of Old Common Stock will not receive a distribution of New Common Stock.

         CLASS 7B - SUMMARY OF DISTRIBUTIONS TO HOLDERS OF SECURITIES FRAUD CLAIMS AND DIVIDEND CLAIMS.

                  Under the Plan, Class 7B consists of all holders of Securities Fraud Claims and Dividend Claims. Each holder of an Allowed Claim in Class 7B, as determined by procedures set forth in Section 8.15 and in the Class 7B Liquidating Trust Agreement attached to the Disclosure Statement as Exhibit U, shall be enjoined from pursuing any Claim against the Debtor (including any Securities Fraud Claim) or Reorganized Debtor and shall receive in complete settlement, satisfaction of its Class 7B Claims, a share of the beneficial interests in the Class 7B Liquidating Trust. On the Effective Date, the Debtor shall transfer to the Class 7B Liquidating Trust: (i) $5 million in cash (to be deducted from the ending book cash balance of the Debtor on a consolidated basis); (ii) the Company KPMG Claims; and (iii) $250,000 in cash for fees and costs to be incurred in connection with the administration of the Class 7B Liquidating Trust.

         The Securities Fraud Claims are unliquidated, contingent, and subject to dispute and, therefore, the Debtor cannot estimate the value of such Claims as of the Petition Date. There are currently over 40 lawsuits pending against the Debtor which demand in excess of two billion dollars ($2,000,000,000) in damages in the aggregate. There also may be Dividend Claims in Class 7B, which arise from ownership of Old Common Stock. The Debtor intends to object to the allowance of the Dividend Claims, if any. Class 7B may also contain claims by those who also currently hold Equity Interests, but also believe they have a Class 7B Claim. Such holders may participate in both classes to the extent they have allowed Claims or Interests in either or both of the classes.

         CLASS 8 - SUMMARY OF DISTRIBUTIONS TO HOLDERS OF OLD OPTIONS.

         Under the Plan, Class 8 consists of all holders of Old Options. Holders of Old Options shall receive no distribution under the Plan. On the Effective Date, all of the Old Options shall be cancelled and extinguished pursuant to the Plan.

D.       PRINCIPAL ATTRIBUTES OF THE NEW SECURITIES.

         As previously described, the Plan provides for a capital structure of the Reorganized Debtor comprised of New Senior Secured Notes, New Junior Subordinated Notes, New Common Stock and New Warrants. The principal features of the New Securities are summarized below.

         1.       NEW SENIOR SECURED NOTES.

                  A.       GENERAL.

         The New Senior Secured Notes will be issued to holders of Class 4 Claims in an amount of 75% of the Net Senior Debt Claims, after giving effect to the payment of Excess Cash to the Senior Debt Claims. A copy of the New Senior Secured Note is attached to the Disclosure Statement as Exhibit B. The New Senior Secured Notes will be issued under the New Senior Secured Note Indenture between the Reorganized Debtor and a trustee to be selected by the Reorganized Debtor. A copy of the New Senior Secured Note Indenture is attached to the Disclosure Statement as Exhibit C. The New Senior Secured Note Indenture shall meet the requirements of the Trust Indenture Act of 1939, as amended, but the New Senior Secured Notes need not be registered securities. The New Senior Secured Notes will be secured senior obligations of the Reorganized Debtor.

         There is approximately $678,000,000 of Senior Debt Claims (commercial paper and senior notes) including accrued interest as of the Petition Date. Under the Plan, the holders of Senior Debt Claims have waived certain claims to, inter alia, additional interest payments or fees and make-whole payments against the Debtor for enforcement and collection, but such holders have reserved the right to include the amounts of such claims in connection with calculation of their claims for purposes of allocation and distribution by and between the holders of Class 4 Claims. The limited reservation does not impact the Debtor or effect any distribution to other Classes.

         Under the Plan, the holders of Senior Debt Claims will receive (i) a payment of their pro rata share of the Excess Cash accumulated throughout the case; (ii) New Senior Secured Notes in the amount of 75% of the Net Senior Debt Claims; and (iii) 95% of the New Common Stock of the Reorganized Debtor.

         The New Senior Secured Notes will mature two years after the Effective Date of the Plan and be issued in two series. Holders of the Senior Debt Claims will have the option to receive a combination of Series A or Series B Secured Notes. The New Senior Secured Notes Series A will have a 10 percent annual fixed rate of interest payable quarterly. The New Senior Secured Notes Series B will have a floating rate of interest based on 3 month LIBOR (which shall mean the London interbank offering rate) and will be payable quarterly. The initial rate on the New Senior Secured Notes Series B will equal 3 month LIBOR as of the Effective Date plus the spread over 3 month LIBOR which will equate to 10 percent less the cost of a two year interest rate cap agreement which will be entered into by the Reorganized Debtor. By deducting the cost of the interest rate cap from the initial interest rate spread, the Reorganized Debtor will insure that the highest all in rate it will pay on the New Senior Secured Notes Series B will be 10 percent. For example, 3 month LIBOR is currently approximately 5.3 percent which would result in a rate of LIBOR + 470 basis points to equate to 10 percent. If the two year interest rate cap costs 30 basis points depending on the size of the Series B issue, then the rate on the Series B Notes would be LIBOR + 440 basis points for the life of the Series B Notes with the 10 percent maximum rate insured by the interest rate cap. Depending on the interest rate environment during the life of these notes it is possible that the Reorganized Debtor will be incurring a lower cost on these notes if rates go down. A series of floating rate notes will allow the Reorganized Debtor to benefit in a lower interest rate environment, increase the market for the New Senior Secured Notes, and not provide any additional cost to the Reorganized Debtor in excess of the 10 percent fixed rate. Pursuant to the terms of the New Senior Secured Note Indenture, interest on the New Senior Secured Notes shall begin to accrue at the respective rates set forth in the New Senior Secured Notes, on the ninety first day following the Petition Date and shall be payable as set forth therein

         In the event the New Senior Secured Notes are not paid when due, the holders thereof will be entitled to exercise their rights and remedies pursuant to the New Senior Secured Note Indenture, the New Collateral Documents, and applicable law.

                  B.       SECURITY FOR THE NEW SENIOR SECURED NOTES.

         In order to recapitalize the Debtor and permit it to return to the marketplace, the holders of Senior Debt Claims have agreed to a distribution of seventy-five percent (75%) of their Net Senior Debt Claims in the form of New Senior Secured Notes and a pro rata share of 95% of the New Common Stock. As a result of arm's length negotiations and recognizing the holders of Senior Debt Claim's risk of converting their debt and voluntarily allocating value to other constituents, the Debtor has agreed to provide security for the instruments in order to assure payment of the New Senior Secured Notes, and, therefore, the New Senior Secured Notes shall be secured on a first priority basis pursuant to the New Collateral Documents. Copies of the New Collateral Documents, which include the Company Security Agreement, Company Pledge Agreement, Subsidiaries Guaranty Agreement and Subsidiaries Security Agreement are attached to the Disclosure Statement as Group Exhibit O.

         2.       NEW JUNIOR SUBORDINATED NOTES.

         The New Junior Subordinated Notes in the amount of $22.5 million shall be issued to holders of Class 5 Claims. A copy of the New Junior Subordinated
Note is attached to the Disclosure Statement as Exhibit E. The New Junior Subordinated Notes will be issued under the New Junior Subordinated Note Indenture. The New Junior Subordinated Note Indenture shall meet the requirements of the Trust Indenture Act of 1939. A copy of the New Junior Subordinated Note Indenture is attached to the Disclosure Statement as Exhibit
F. The New Junior Subordinated Notes will bear interest, payable quarterly, at the rate per annum of 11% until maturity. Payment of interest is subject to the subordination provisions set forth in the New Junior Subordinated Note Indenture. The New Junior Subordinated Notes are unsecured. The New Junior Subordinated Notes will mature on the third anniversary of the Effective Date. The New Junior Subordinated Notes shall be paid through a combination of cash flow from business operations, refinancing of indebtedness and other sources of cash available to the Reorganized Debtor. In the event that the New Junior Subordinated Notes are not paid when due, the holders thereof will be entitled to exercise their rights and remedies pursuant to the New Junior Subordinated
Note Indenture and applicable law. Pursuant to the terms of the New Junior Subordinate Note Indenture, interest on the New Junior Subordinated Notes shall begin to accrue at the respective rates set forth in the New Junior Subordinated Notes, on the ninety first day following the Petition Date and shall be payable as set forth therein.

         3.       NEW COLLATERAL DOCUMENTS.

         The New Senior Secured Notes shall have a first lien on the assets of the Reorganized Debtor and will be guaranteed by the Nondebtor Subsidiaries under the New Collateral Documents. The Nondebtor Subsidiaries will secure their guarantees through a pledge of their assets. The New Junior Subordinated Notes will be unsecured.

         4.       REGISTRATION RIGHTS--NEW SENIOR SECURED NOTES.

         The Debtor shall use its reasonable best efforts to register the New Senior Secured Notes pursuant to the Registration Rights Agreement attached as Exhibit G to the Disclosure Statement.

         5.       REGISTRATION RIGHTS--NEW COMMON STOCK.

         The Debtor shall use its reasonable best efforts to register the New Common Stock pursuant to the Registration Rights Agreement attached as Exhibit G to the Disclosure Statement.

         6.       NEW WARRANTS AND THE NEW WARRANT AGREEMENT.

         New Warrants will be issued to holders of Equity Interests in Class 7A. The New Warrants will be issued under the New Warrant Agreement. A copy of the New Warrant Agreement is attached to the Disclosure Statement as Exhibit H.

         Three series of Warrants (the "Series A Warrants", the "Series B Warrants" and "Series C Warrants" and collectively, the "New Warrants") will be issued to holders of Equity interests, pursuant to a Warrant Agreement (the "New Warrant Agreement") between the Debtor and the Warrant Agent (as defined below). Each series of New Warrants shall have identical terms except that each series will have a different exercise price and Warrant Exercise Period (as defined below). The following summary of the New Warrants does not purport to be complete and is qualified in its entirety by reference to the New Warrant Agreement.

         Each of the three series of warrants will represent the right to purchase an aggregate of 580,000 shares of the New Common Stock, which are subject to dilution. The exercise price of the Series A Warrants will be $15.34, the exercise price of the Series B Warrants will be $21.81 and the exercise price for the Series C Warrants will be $28.27. The exercise period for each series of the New Warrants shall begin at 9:00 a.m., central standard time, on the Effective Date, and shall expire at 5:00 p.m., central standard time, on the date which is three, four and five years from the Effective Date for the Series A Warrants, the Series B Warrants and the Series C Warrants, respectively (the "Warrant Exercise Period"). Each New Warrant not exercised prior to the expiration of the applicable Warrant Exercise Period will become void, and all rights thereunder will terminate.

         Pursuant to the Plan, the Debtor has agreed to use its reasonable best efforts to have each series of the Warrants listed for trading on the Nasdaq National Market. Listing criteria of the Nasdaq National Market will not be satisfied and it is unlikely that such listing will initially be authorized. In addition, the New Warrant Agreement requires the Reorganized Debtor to use commercially reasonable efforts to quote and to maintain the quotation of each series of the New Warrants on the Nasdaq National Market, and requires the Reorganized Debtor to use such efforts to cause each series of the New Warrants to be quoted on alternative exchanges or to include them in alternative quotation systems if quotation on the Nasdaq National Market is not (or is no longer) available.

         The number and kind of securities purchasable upon the exercise of the New Warrants and the exercise price therefor will be subject to adjustment upon the occurrence of certain events as set forth in the New Warrant Agreement, including, without limitation, the issuance of capital stock as a dividend or distribution on the New Common Stock; subdivisions, reclassifications and combinations of the New Common Stock; the distribution to holders of New Common Stock of indebtedness or assets of the Reorganized Debtor or any entity controlled by the Reorganized Debtor (excluding cash dividends or cash distributions from consolidated earnings or surplus legally available for such dividends or distributions) or shares of capital stock of any entity controlled by the Reorganized Debtor; the issuance of shares of New Common Stock, or other securities convertible into or exchangeable or exercisable for shares of New Common Stock, for a consideration that is less than the then-current market price of the New Common Stock. Although the Plan provides for issuance of three series of New Warrants, each in the amount of 5.8% of the Reorganized Debtor on the Effective Date, the New Warrants are subject to dilution, along with the New Common Stock. For instance, the issuance of options under the Employment Agreement and the Management Incentive Plan described in Section I. G. will dilute the New Warrants.

         No adjustment in such shares or exercise price will be required in connection with the issuance of New Common Stock, rights, warrants or other securities pursuant to: the Plan; any plan adopted by the Reorganized Debtor or any entity controlled by the Reorganized Debtor for the benefit of its employees or directors; an underwritten public offering satisfying specified criteria; a plan adopted by the Reorganized Debtor for the reinvestment of dividends or interest; provided that the issuance of such shares are not at a discount of more than 20% to the then current market price; the issuance of shares of New Common Stock to shareholders of any corporation which is acquired by, merged into or made a part or subsidiary of, the Reorganized Debtor in an arm's length transaction; or, a change in the par value of the New Common Stock. In addition, no adjustment will be required, (a) if in connection with any of the events otherwise giving rise to an adjustment the holders of the New Warrants receive such rights, securities or assets as such holders would have been entitled had the New Warrants been exercised immediately prior to such event; or (b) unless such adjustment would require at least a 1% change in the aggregate number of shares of New Common Stock issuable upon the hypothetical exercise of a New Warrant (but any adjustment requiring a change of less than 1% will be carried forward and taken into account in any subsequent adjustment).

         The Reorganized Debtor may at its option, at any time during the term of the New Warrant, reduce the then current exercise price of such New Warrant and/or increase the number of warrant shares issuable upon the exercise of such New Warrants to any amount deemed appropriate by the Board of Directors of the Reorganized Debtor. The Reorganized Debtor and the New Warrant Agent may from time to time supplement or amend the New Warrant Agreement without approval of any holder to cure, among other things, any ambiguity or to correct or supplement any provision, or to comply with the requirements of The Nasdaq National Market or any national securities exchange, if applicable. Any other supplement or amendment to the New Warrant Agreement will require the approval of the holders of a majority of the outstanding New Warrants of each series, with the series voting separately as three classes. Notwithstanding the foregoing, any amendment or supplement which (i) increases the exercise price;
(ii) decreases the number of shares of New Common Stock issuable upon exercise of a New Warrant; or (iii) shortens the period during which the New Warrants may be exercised, requires the consent of the holder of the New Warrant affected thereby.

         Under the New Warrant Agreement, the Reorganized Debtor is not obligated to furnish any holders of the New Warrants with quarterly, annual or other reports regarding the Reorganized Debtor, although it intends to do so to the extent required by applicable law or any securities exchange on which the New Warrants may be listed or any quotation system in which they may be included.

         The Debtor expects that Harris Trust & Savings Bank will serve as registrar and New Warrant Agent. To the Debtor's knowledge, Harris Trust & Savings Bank is not a holder of any indebtedness of the Debtor and is not an affiliate of any such holder. If such firm is unwilling or unavailable to serve or if otherwise determined by the Reorganized Debtor, an alternative firm satisfactory to the Reorganized Debtor will be selected as New Warrant Escrow Agent.

E.       SETTLEMENT AND COMPROMISE.

         The Plan constitutes a settlement and compromise of (i) the Securities Fraud Claims against the Debtor and (ii) the Indemnification Claims and assumed indemnification obligations by the Beneficiaries against the Debtor.

         On the Effective Date, the Debtor shall contribute $5 million and the Company KPMG Claims to the Class 7B Liquidating Trust in exchange for the discharge of all Securities Fraud Claims against the Debtor and the Reorganized Debtor. The Nondebtor Subsidiaries shall also assign their claims against KPMG Peat Marwick to the Class 7B Liquidating Trust.

         On the Effective Date, in exchange for the D&O Company Release, (i) the Debtor shall create the Indemnification Settlement Fund, to be established and administered in accordance with the provisions of the Confirmation Order; (ii) the Debtor shall create the Outside Directors Reserve, to be established and administered in accordance with the provisions of the Confirmation Order; (iii) the Debtor shall assume the indemnification obligations set forth in Section
12.03 of the Plan, subject to the limits stated therein, and (iv) shall grant the release set forth in Section 11.03. The entry of the Confirmation Order shall constitute the Court's finding that such compromise or settlement is in the best interest of the Debtor, and is fair, equitable and reasonable and that is made in good faith. Both the Reliance Policies and the proceeds of the Indemnification Settlement Fund shall be deposited into an escrow, subject to the terms of the Class Settlement Agreement, as described below.

         In order to further implement a global settlement, a mandatory non-opt class action (the "Class Action") is being sought against both the Debtor and the Debtor's officers and directors by the Securities Claimants Committee on behalf of all holders of Securities Fraud Claims. This matter is presently pending in the United States District Court of the Northern District of Illinois. The Creditors' Committee has agreed to use its best efforts to facilitate the assignment to the holders of Securities Fraud Claims of any and all claims the Senior Debt Holders possess which arise from the purchase or sale of debt securities against the Debtor. Pursuant to the district court's order, a class has been preliminarily certified, the members of the Securities Claimants' Committee have been appointed to act as the representative of the class on behalf of which the Class Action was filed (the "Class Representative") by and through the Securities Claimants' Committee and the court has preliminarily approved the Class Representative's entry into the Class Settlement Agreement implementing the Class Settlement Agreement (which Class Settlement Agreement is attached to the Disclosure Agreement as Exhibit T), subject to a final fairness hearing to be conducted by the court contemporaneously with, or as soon as thereafter, the hearing on confirmation of the Plan. Notice of the Settlement and scheduled fairness hearing has been approved and is attached as Exhibit T to the Disclosure Statement.

         Upon final approval of the Class Settlement Agreement, the officers and directors of the Debtor who are Beneficiaries of the Indemnification Settlement Fund shall contribute the proceeds of the Indemnification Settlement Fund and the holders of Allowed Indemnification Claims shall contribute the proceeds of a certain directors' and officers' liability policy with Reliance Insurance Company (in an amount up to $10 million) to the Class 7B Liquidating Trust in exchange for a release and waiver of all Securities Fraud Claims against them as provided for in the Class Settlement Agreement. Accordingly, upon final approval of the Class Settlement Agreement and upon confirmation of the Plan, the Class 7B Liquidating Trust shall receive up to $28 million, plus the Company KPMG Claims. If such mandatory non-opt out class action is not approved, the Class Settlement Agreement provides for the disbursement of such funds to the Indemnification Settlement Fund and the Class 7B Liquidating Trust, each to be used for settlement or distribution in accordance with the terms of the applicable agreements governing the respective Indemnification Settlement Fund and the Class 7B Liquidating Trust.

F.       SUMMARY OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND
         BY-LAWS.

         A copy of the Amended and Restated Certificate of Incorporation and By-laws are attached to the Disclosure Statement as Exhibit I. The following is a brief summary of the principal provisions of the Amended and Restated Certificate of Incorporation and By-laws.

         The Reorganized Debtor will be authorized to issue 25 million shares of New Common Stock. On the Effective Date, 10 million shares of New Common Stock are expected to be issued and outstanding. Each share of New Common Stock held of record as of the record date of any meeting shall be entitled to vote on each matter submitted to a vote of the stockholders.

         The Amended and Restated Certificate of Incorporation provides that all dividends, whether cash, property or stock, shall be shared ratably among all holders of New Common Stock. Similarly, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Reorganized Debtor, the holders of New Common Stock shall be entitled to share in all of the remaining assets of the Reorganized Debtor of whatever kind available for distribution to stockholders. The Amended and Restated Certificate of Incorporation will among other things, provide (to the extent necessary to effect the terms of the Plan) for (i) the prohibition of the issuance of non-voting equity securities, and (ii) the authorization of 25,000,000 shares of the New Common Stock, which allows sufficient shares to be issued if all of the New Warrants are exercised.

         The board of directors of the Reorganized Debtor will be comprised of eleven directors, one of whom shall be the Chief Executive Officer. Seven of such board members are being nominated by the Creditors' Committee, one board member, reasonably acceptable to the Creditors' Committee and the new Chief Executive Officer, shall be nominated by the Equity Holders' Committee and two board members, reasonably acceptable to the Creditors' Committee, shall be nominated by the Chief Executive Officer. The individuals listed on Exhibit J to the Disclosure Statement, which shall be provided prior to the confirmation hearing, as directors of the Reorganized Debtor shall serve as directors of the Reorganized Debtor and their elections to the board of directors shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by stockholders of the Debtor or the Reorganized Debtor. All directors shall receive director's fees as determined by the board of directors of the Reorganized Debtor.

         The Amended and Restated Certificate of Incorporation and By-laws shall be adopted and effected in accordance with Section 109 of the Delaware General Corporation Law.

G.       MANAGEMENT INCENTIVE PLANS.

         The board of directors of the Reorganized Debtor shall implement a management incentive plan with a portion of the plan designed to grant stock options representing five percent (5%) of the New Common Stock, on a fully diluted basis, to senior management, excluding the New CEO. The parameters of such plan shall be determined by the Reorganized Debtor's board of directors after the Effective Date.

H.       VALUATION.

         The Debtor, based on management's business plan and its consultations with its financial advisor, estimates that the treatment of the Senior Debt Claims under Class 4 are valued at less than 100% of the claim amount. It is the Debtor's opinion that the Debtor's Market Exploration process, which is discussed at pages 24 to 27, further validates that Debtor's valuation. The Market Exploration failed to produce an offer which would pay the Senior Debt Claims in full in cash and/or equity.

I. ALLOCATION OF CONSIDERATION BY HOLDERS OF SENIOR DEBT CLAIMS OR, ALTERNATIVELY, CRAM DOWN.

         In connection with the evaluation of all potential restructuring, sale and/or refinancing alternatives, the Debtor engaged Salomon Smith Barney ("Salomon") to provide financial advisory and investment banking services. At the request of the Debtor's board of directors, Salomon issued a written fairness opinion dated as of May 13, 1998. The fairness opinion states Salomon's opinion that, as of the date of the fairness opinion, the consideration to be received by the holders of the Old Common Stock under the Plan is fair to such holders from a financial point of view. The full text of Salomon's opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Salomon, is attached as Exhibit K to the Disclosure Statement. The Debtor submits the Salomon fairness opinion in support of its position that the Debtor was insolvent as of the date of the opinion. Further, since the date of the opinion, the Creditors' Committee has agreed, in the context of negotiations of a consensual Plan, including the settlement and compromise set forth in Section 8.05 of the Plan, to support a plan with enhanced distributions to be received by the holders of Securities Fraud Claims and Old Common Stock. If the Debtor's position is correct and the priority scheme of the Bankruptcy Code is followed, holders of Claims and Interest in Classes 5, 6, 7A, 7B and 8 are not entitled to any distribution without the consent of holders of Senior Debt Claims. However, the Creditors' Committee has agreed to recommend the Plan to all holders of Senior Debt Claims pursuant to which value shall be distributable to junior classes.

         The so-called "cram down" provisions of section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the Plan is not accepted by all impaired classes of claims and interests. Because holders of Class 8 Interests will not receive or retain any property on account of such Interests, they are deemed not to have accepted the Plan pursuant to section 1126(a) of the Bankruptcy Code. The Debtor will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code in view of the deemed non-acceptance by Class 8 and the possible non-acceptance by other classes in connection with this solicitation. THE PLAN, AS PROPOSED, PROVIDES DISTRIBUTIONS TO CLASSES 5 THROUGH 7B BECAUSE THE HOLDERS OF SENIOR DEBT CLAIMS AGREED UNDER THE TERMS OF THE CONSENT AGREEMENT AND THE CREDITORS' COMMITTEE AGREED PURSUANT TO SUBSEQUENT NEGOTIATIONS WITH THE DEBTOR AND THE OTHER COMMITTEES, AND CONSISTENT WITH THE DEBTOR'S VALUATION, UPON WHICH THE PLAN IS BASED, TO ALLOCATE DISTRIBUTIONS OF VALUE OTHERWISE ATTRIBUTABLE TO HOLDERS OF CLASS 4 CLAIMS. HOWEVER, BECAUSE THE DISCLOSURE STATEMENT WAS NOT APPROVED BY SEPTEMBER 15, 1998, AND BECAUSE THE PLAN WILL NOT BE CONFIRMED BY MID-NOVEMBER, THE CONSENT AGREEMENT IS TERMINABLE BY THE HOLDERS OF THE SENIOR DEBT CLAIMS. NEVERTHELESS, THE CREDITORS' COMMITTEE (ALL OF WHOSE MEMBERS SIGNED THE CONSENT AGREEMENT) HAS AGREED TO RECOMMEND THE SECOND AMENDED PLAN TO ALL HOLDERS OF SENIOR DEBT CLAIMS. THE DEBTOR, THEREFORE, HOPES TO OBTAIN TIMELY ACCEPTANCE OF THE PLAN BY CLASSES 5, 6, 7A AND 7B SO AS TO ENSURE THAT SUCH CLASSES RECEIVE THE DISTRIBUTIONS UNDER THE PLAN TO WHICH THEY WOULD OTHERWISE NOT BE ENTITLED IN THE ABSENCE OF THE ACCEPTANCE OF THE PLAN BY CLASS 4.

J.       INDEMNIFICATION CLAIMS.

         Under the Plan, the holders of Indemnification Claims which have been allowed and are not subject to subordination shall be entitled to (i) continue to assert such Claims against the Debtor to the extent of coverage under the Reliance Policies, and (ii) the Debtor's cooperation in aiding such claim holders in pursuing their rights under the Reliance Policies. Pursuant to
Section 12.03 of the Plan, the Debtor shall assume indemnification obligations of the Beneficiaries and settle such claims as set forth in Section 8.05.

         The Reliance Policies are directors' and officers' liability policies purchased for the Debtor's directors and officers, and specifically identifies them as beneficiaries of the policies. Generally, the Indemnification Claims arise from the indemnification provisions contained in the Debtor's Certificate of Incorporation, which is attached as Exhibit Q to the Disclosure Statement, and the General Corporation Laws of the State of Delaware. The Certificate of Incorporation sets forth both the standard for entitlement to indemnification and limitations thereon. To the extent such limitations apply, the directors, officers and employees who have received reimbursement for indemnification obligations have also executed undertaking agreements which provide for, inter alia, the repayment to the Debtor of all reimbursed amounts to the extent such party is found not to be entitled to indemnification. Additionally, three officers, John N. Brincat, Steve Gould and John Pratt, and several directors have written indemnification agreements. Copies of the agreements are attached as Group Exhibit R to the Disclosure Statement. The Debtor disputes the estate of James A. Doyle and John N. Brincat's entitlement to indemnification and will object to those claims.

         As described above, in exchange for the treatment provided, the Debtor is extinguishing potential claims against it in excess of $2 billion, which holders of Allowed Indemnification Claims could assert against the Debtor if liquidated through a judgment entered in or settlement of the actions set forth in Section II.C. As of the Petition Date, the Debtor had made indemnification payments to the officers and directors in the amount of approximately $600,000.00 and indemnification payments to employees in the approximate amount of $450,000.00.

K.       MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY.

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and any applicable notice requirements, the Debtor reserves the right to alter, amend or modify the Plan before its substantial consummation or to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan, or if confirmation does not occur, then the Plan will be null and void in all respects, and nothing contained in the Plan will (a) constitute a waiver or release of any Claims by or against, or any Interests in the Debtor, or (b) prejudice in any manner the rights of the Debtor. If the Debtor modifies the Plan in any material respect and does not obtain the consent of the holders of the Senior Debt Claims to such modification, the Consent Agreement may be terminated by the holders of the Senior Debt Claims, who will no longer be bound to support the Plan and the distributions to Classes 5 through 7B. The Consent Agreement may also be terminated for other reasons.

         If, prior to confirmation, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court will have the power, solely upon the request of the Debtor, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

L.       ADMINISTRATION OF THE CLASS 7B LIQUIDATING TRUST.

         On the Effective Date: (i) the Debtor shall duly execute two originals of the Class 7B Liquidating Trust Agreement, a copy of which is attached to the Disclosure Statement as Exhibit U, (ii) deliver one signed original thereof to the Trustees identified below, thereby establishing a trust which shall be known as the Class 7B Liquidating Trust , and (ii) file one fully executed original of the Class 7B Liquidating Trust Agreement with the clerk of the Court.

         The provisions of the Class 7B Liquidating Trust Agreement are incorporated into the Plan, as if the same were fully set forth herein. The operation of the Class 7B Liquidating Trust shall be governed by the provisions of the Class 7B Liquidating Trust Agreement and this Section 8.15 of the Plan. Reference should be made to the Class 7B Liquidating Trust Agreement for a complete statement of the terms and conditions governing the operation of the Class 7B Liquidating Trust and the administration of the assets of the Class 7B Liquidating Trust since not all of such terms and conditions are set forth in this Section 8.15. It is the intent of the Plan that the provisions of the Class 7B Liquidating Trust Agreement shall be consistent with the provisions of this
Section 8.15 of the Plan. To the extent, if any, that the provisions of the Class 7B Liquidating Trust Agreement and the provisions of this Section 8.15 of the Plan may be inconsistent, the provisions of this Section 8.15 of the Plan shall govern.

         The Trustees. Initially the current members of the Securities Claimants' Committee shall serve as Trustees. The Trustees shall serve for the duration of the Class 7B Liquidating Trust, subject to earlier death, resignation, mandatory disqualification, or removal. If at any time subsequent to the Effective Date there are less than three (3) Trustees, within ten (10) days thereof the remaining Trustees shall elect a successor Trustee or Trustees, subject to the Court's approval. For purposes of the Class 7B Liquidating Trust Agreement, "mandatory disqualification" of a Trustee will occur in the event that the Class 7B Claim asserted by such Trustee is disallowed in its entirety or is allocated a distribution in an amount less than Fifteen Thousand Dollars ($15,000), whether by virtue of a consensual allowance/allocation approved by the Court or a decision by the Arbitrator.

         Initial Trust Assets. On the Effective Date, the Reorganized Debtor shall transfer and assign to the Class 7B Liquidating Trust, to be held in trust, for the holders of Allowed Class 7B Claims all of the Debtor's, the Reorganized Debtor's, and the Estate's rights, title, and interest in and to all of the following (collectively, the "INITIAL TRUST ASSETS"): (a) the sum of Five Million Dollars ($5,000,000) in cash which sum shall be transferred pursuant to the wire transfer instructions provided by the Securities Claimant's Committee; and (b) the Company KPMG Claims, as that term is defined above in Article I.A. of the Plan, together with complete and exclusive control of the prosecution and/or settlement of the Company KPMG Claims and (c) $250,000 in cash for fees and costs to be incurred in connection with the administration of the Class 7B Liquidating Trust. The Company KPMG Claims and attendant prosecution rights shall be deemed to be assets of the Class 7B Liquidating Trust as of the Effective Date. Upon delivery of the distributions to the Class 7B Liquidating Trust required to be made by the Debtor pursuant to Section 5.05 and this paragraph, the Debtor and the Reorganized Debtor shall have no obligation or liability to the Trust or any of the Beneficiaries of the Trust, other than to cause the claims administrator to forward Requests for Allowance to the Class 7B Claims Administrator and to cooperate with the Trustees, as set forth in Section
2.04 of the Class 7B Liquidating Trust, in the prosecution of the Company KPMG Claims.

         Subsequent Trust Assets. In addition to the Initial Trust Assets, other assets may be transferred to the Class 7B Liquidating Trust. These assets may and shall include any proceeds received by the Class 7B Liquidating Trust as a result of the Company KPMG Claims as well as any proceeds or claims received by the Class 7B Liquidating Trust pursuant to the settlement agreement which is attached as Exhibit T to the Disclosure Statement ("Class Settlement Agreement") or otherwise pursuant to the Plan or agreements implementing the Plan. All assets transferred to the Class 7B Liquidating Trust which are not included within the definition of the Initial Trust Assets are referred to herein as the "Subsequent Trust Assets." The Initial Trust Assets and the Subsequent Trust Assets are collectively referred to herein as the "Trust Assets."

         Powers of Trustees. Pursuant to the Class 7B Liquidating Trust Agreement, the Trustees will have the power and authority to do, among other actions, the following:

         A. Receive and hold the Trust Assets and invest the same, from time to time, in accordance with the parameters set forth in the Class 7B Liquidating Trust Agreement;

         B. Take such actions on behalf of the Class 7B Liquidating Trust as may be required in connection with the Class Settlement Agreement;

         C. Devise, implement, supervise, modify, and administer procedures for the allowance of Class 7B Claims and the allocation of the assets of the Class 7B Liquidating Trust among the holders of Allowed Class 7B Claims, subject to the limitations imposed by Class 7B Liquidating Trust Agreement or the Plan;

         D. Utilize and distribute the Trust Assets to satisfy Allowed Class 7B Claims in accordance with procedures set forth in the Class 7B Liquidating Trust Agreement and the Plan;

         E. Hire such employees, administrative personnel or claims administrators and engage such legal, financial, accounting, investment, and other advisors, custodians of assets, including without limitation the Arbitrator and a Mediator, if any, as those terms are defined in the Class 7B Liquidating Trust Agreement, and agents as the business of the Class 7B Liquidating Trust requires, and to delegate to such Persons such powers, authority, and discretion as the Trustees in their discretion deem advisable or necessary to carry out the terms of the Class 7B Liquidating Trust (this provision E. is not intended to, and shall not, include the hiring of any legal, financial, accounting, or any other type of advisors or experts, by any Class 7B claimant or group of Class 7B claimants for purposes of proving a Claim, defending objections thereto, or asserting objections thereto);

         F. Compensate, utilizing the Trust Assets, such employees, legal, financial, accounting, investment, and other advisors, and agents, described in
E. above, provided, however, that accountants, lawyers, and investment advisors engaged by the Trustees on behalf of the Class 7B Liquidating Trust to represent interests of the Class 7B Liquidating Trust shall be compensated only with the approval of the Court after such notice and hearing as the Court may require (this provision F is not intended to, and shall not, include the utilization of any Trust Assets to compensate any legal, financial, accounting, or any other type of advisors or experts, retained by any Class 7B claimant, any group of Class 7B claimants, any individual members of the Securities Claimants' Committee, or individual Trustees for the purpose(s) of representing their own respective interests);

         G. Make such decisions as they may deem appropriate, and in accordance with the voting procedures set forth in Section 4.03 of the Class 7B Liquidating Trust Agreement, in connection with the prosecution, non-prosecution, or resolution of the Company KPMG Claims or claims constituting Trust Assets; and

         H. Apply to the Court for instructions to the Trustees as they may deem proper or necessary in connection with the administration of the Class 7B Liquidating Trust or the performance of their duties.

         Except as otherwise provided by applicable law: (i) no Trustee shall be liable to the Class 7B Liquidating Trust or to any Person holding a Class 7B Claim, except for his, her, or its own willful misconduct; and (ii) except to the extent any act or failure to act on the part of a Trustee shall constitute willful misconduct; (a) no Trustee shall be liable for any act or omission of any Co-Trustee or any officer, agent, or employee of the Class 7B Liquidating Trust; (b) the Trustees shall be entitled to rely upon the advice of counsel or other advisors to the Class 7B Liquidating Trust or the Trustees, reports prepared by the Class 7B Claims Administrator, and information provided by any other Person employed by the Class 7B Liquidating Trust; and (c) all actions taken and determinations made by the Trustees, unless otherwise expressly provided in the Class 7B Liquidating Agreement, the Plan, or an order of the Court, shall be final and binding upon all Persons having any interest in the Class 7B Liquidating Trust.

         Each Trustee shall be reimbursed by the Class 7B Liquidating Trust for his, her, or its reasonable expenses incurred in the performance of his, her, or its duties ad Trustee under the Class 7B Liquidating Trust Agreement, provided that any request for such reimbursement is approved by the Court after such notice and hearing as the Court may require, and provided, further, that any legal fees and costs incurred by an individual Trustee, or any other Class 7B claimant, on its own account and not on behalf of the Class 7B Liquidating Trust shall not be paid from Trust Assets but shall be paid from the allocation such Trustee or Class 7B claimant receives pursuant to the allowance/allocation procedures set forth in the Class 7B Liquidating Trust Agreement.

         Company KPMG Claims-Other Claims Constituting Subsequent Trust Assets. The Debtor will use its best efforts to obtain a tolling of the statute of limitations for the Company KPMG Claims until sixty (60) days after the allowance and allocation process set forth below and in the Class 7B Liquidating Trust Agreement has become final. Thereafter, control and all decisions regarding the Company KPMG Claims or other claims constituting Subsequent Trust Assets, including without limitation the filing (or non-filing), prosecution, and settlement thereof, shall be made by the vote of the representative(s) of the holders of Allowed Class 7B Claims holding at least a majority in dollar amount of all Allowed Class 7B Claims (singly a "REPRESENTATIVE" or collectively "REPRESENTATIVES") which Representative(s) may be, but is/are not required to be, a Trustee or Trustees of the Class 7B Liquidating Trust, provided, however, that any decision (i) to release, or (ii) to settle the Company KPMG Claims or claim constituting a Subsequent Trust Asset, in whole or in part, or (iii) to dismiss such claims, if suit has been filed, shall be submitted to the Court for approval after notice and hearing as the Court may require, and provided, further, that all proceeds recovered, if any, as a result of the resolution of the Company KPMG Claims or claims constituting Subsequent Trust Assets shall remain Trust Assets and be distributed in accordance with Section 6.04 of the Class 7B Liquidating Trust Agreement, all of which remains subject to the judgment reduction provisions contained within the Class Settlement Agreement. The Representative(s) shall provide status reports to the Trustees no less frequently than semi-annually regarding actions taken and decisions made with respect to the Company KPMG Claims and claims constituting Subsequent Trust Assets.

         Procedures for Claims' Allowance and Allocation.

         Request for Allowance/Allocation. In connection with confirmation of the Plan, the Debtor shall seek approval of the Court for the form of notice to be sent to parties who may hold Claims in Class 7B ("Notice"), as well as the form, the timing, and the place for publication of such notice, and shall cause such notice to be sent and published as ordered by the Court. Prior to seeking such approval from the Court, the Debtor shall obtain the review and approval from the Securities Claimants' Committee of the forms of notice and the place for publication hereof. The forms of notice, among other things, shall advise Class 7B claimants that to be eligible to participate in the consensual allowance process described below or obtain any allocation or distribution from the Class 7B Liquidating Trust, they, or their representatives (if they are a member of a class described in a class action pending against the Debtor on the Petition Date or are individual holders of Class 7B claims whose claims arise from their purchase of Old Common Stock before January 29, 1997 and who continue to hold such Old Common Stock as of the Distribution Record Date (the "Old and Cold Holders")) must submit a Request for Allowance/Allocation prior to the date set forth below and in accordance with procedures set forth below. In addition, the Notice shall advise Class 7B Claimants that if they are members of a group included within the Class set forth in the Notice: (1) there is no need to take any affirmative steps or submit any information at this time to participate in the partial settlement, (2) their rights are already being represented in the allowance process by the designated counsel for the group in which the class member's claim falls, (3) a representative of that group will be permitted to file a Request for Allowance on behalf of that entire group, (4) counsel for the designated class representative of each group within the class receiving an allocation from the settlement fund will, subject to approval of the court in which the claims asserted by that group were initiated, issue a supplemental Notice to members of the group which will provide information regarding the outcome of the allocation procedure, the estimate of the average per share recovery that will be achieved by members of the group as a result of the settlement, and (5) the plan of allocation approved by the court pursuant in which the proceeds of the settlement will be ultimately distributed to members of the group.

         Date before which Request for Allowance/Allocation must be Filed. In addition to the provisions which the Court may require, the notice shall notify such parties that in order to be eligible for any allocation or distribution from the Class 7B Liquidating Trust, (i) they (or their representatives if they are either a member of a class described in a class action pending against the Debtor on the Petition Date or an Old and Cold Holder) must file a Request for Allowance/Allocation in the form approved by the Court (a "REQUEST FOR ALLOWANCE") with the Claims Center on or before April 9, 1999. For purposes of the filing of a Request for Allowance, a representative of a class may include the class representative, or if the class has not been certified or no such representative has been appointed, lead counsel for plaintiffs in such class action. For purposes of the filing of a Request for Allowance except to the extent that the Court determines at the time of the confirmation of the Plan that the interests of the Old and Cold Holders are represented in pending class actions, a representative of the Old and Cold Holders shall be approved by the Court at the time of confirmation of the Plan and may file a Request for Allowance on behalf of the class of Old and Cold Holders.

         Evidence to Accompany Request for Allowance. Any Request for Allowance filed on behalf of an individual holder of a Class 7B Claim shall be accompanied by true and correct copies of confirmations, brokerage account statements, or other sufficient evidence of: (i) the date(s) of purchase(s), (ii) the purchase price(s), (iii) the date(s) of sale(s), (iv) the sale price(s), and (v) the number of shares of stock purchased or sold on such date(s) and at such price(s). Any Request for Allowance filed on behalf of a class of holders of Class 7B Claims or by the representative of the Old and Cold Holders shall be accompanied by evidence sufficient to allow the Arbitrator described below to determine the basis for an award with respect to allowance and/or allocation of the Class 7B Claims contained in such class.

         No Priority; No Automatic Allowance. The filing of a Request for Allowance will not automatically result in the allowance of the Class 7B Claim described therein. No Allowed Class 7B Claim shall be afforded any priority over any other Allowed Class 7B claim in distribution. All Claims for which a Request for Allowance is filed shall be subject to objection and the claims allowance and allocation process in accordance with the procedures established by the Trustees.

         Forwarding Requests for Allowance. As soon as practicable after April 9, 1999, the Reorganized Debtor shall cause the Claims Center to forward copies of all Requests for Allowance filed on behalf of claimants asserting a right to be included in Class 7B to the Trustees, c/o the Class 7B claims administrator selected by the Securities Claimants' Committee (the "CLASS 7B CLAIMS ADMINISTRATOR"). Prior to or on the Confirmation Date, the Securities Claimants' Committee will select the Class 7B Claims Administrator and provide notice of the selection to the Debtor, the United States Trustee, counsel for the Creditors' Committee, and counsel for the Equity Committee.

         Selection of Arbitrator. Prior to or on the Confirmation Date, the Securities Claimants' Committee (i) will select an arbitrator (the "ARBITRATOR") to serve in connection with allowance of Class 7B Claims and the allocation of the Trust Assets among the various classes of claimants represented in class actions which were pending against the Debtor on the Petition Date and other holders of Allowed Claims in Class 7B, and (ii) will provide notice of the selection to the Debtor, the United States trustee, counsel for the Unsecured Creditors' Committee, and counsel for the Equity Committee. At confirmation of the Plan, the selection of the Arbitrator will be presented to the Court for approval. The reasonable expenses of the Arbitrator as well as such fees as may be agreed upon between the Arbitrator and the Trustees in writing shall be paid first from the funds provided by this Section 8.15 of the Plan and, if such funds have been exhausted, then from the Trust Assets. The arrangements relating to the compensation and reimbursement of the Arbitrator will be presented to the Court for approval at the hearing on confirmation of the Plan.

         Allowance/Allocation/Arbitration Procedures. Within fifteen (15) days of the Confirmation Date, the Trustees shall establish: (i) a procedure for resolving, on a consensual basis, the allowance of Class 7B Claims and allocation of Trust Assets among holders of the Allowed Class 7B Claims, and
(ii) a process for the arbitration of allowance of Class 7B Claims and allocation of Trust Assets among holders of the Allowed Class 7B Claims in the event that there is no resolution on a consensual basis. If the Trustees determine that the services of a mediator (a "MEDIATOR") would be of assistance in the efforts to attain a consensual allowance ad allocation, they may engage a Mediator for that purpose.

         Consensual Allowance and Allocation. If, as a result of the efforts of the Trustees, a Mediator if any, and any claimants who indicated on their Request for Allowance a desire to provide input regarding a consensual allowance, a proposal with respect to a consensual allowance of Class 7B Claims and allocation of Trust Assets on account of such Claims is accepted by a unanimous vote of the Trustee then in office, in accordance with procedures adopted by the Trustees, then the agreement shall be submitted by the Trustees to the Court for approval, upon such notice as the Court shall order.

         No Consensus; Arbitration. If, on or before May 14, 1999, or such later date as the Trustees shall establish, no motion is filed with the Court seeking approval of a consensual allowance of Class 7B Claims and allocation of Trust Assets on account of such Claims, then an arbitration of any unresolved issues relating to the allowance of Claims in Class 7B and the allocation of Trust Assets shall be conducted by the Arbitrator as soon as practicable, in accordance with such rules as the Arbitrator shall establish to the extent that the Trustees have not done so. The arbitration shall be completed on or before July 31, 1999.

         Binding Arbitration. The arbitration shall be binding in nature, and the only grounds of any application to vacate or modify any decision or award of the Arbitrator shall be that the Arbitrator was other than a neutral party, that the award was obtained by fraud, or that the award constituted an abuse of discretion or violated public policy.

         Post-Award Proceedings. Any application to vacate or modify an award of the Arbitrator shall be only to the Court, and any notice of appeal from such an award must be filed within fourteen (14) days after the Arbitrator shall have provided a copy of his award to the Trustees and any party to the arbitration, via facsimile to each of the Trustees and via overnight delivery service in a method requiring a receipt therefor or via certified mail return receipt requested to any other party to the arbitration. In the event such an application is filed, with respect thereto the Arbitrator may, utilizing Trust Assets, engage counsel to defend the award in connection with any such application.

         Expenses of Post-Award Proceedings. A party filing an application to vacate or modify the award of the Arbitrator shall be responsible for his, her, or its own costs, expenses and attorneys' fees. In addition, if an application is unsuccessful in that the party making the application does not obtain a modification or the vacation of the award of the Arbitrator, that party shall bear all expenses of the application, including the reasonable fees and expenses incurred in connection therewith by the Arbitrator.

         Distribution. The Trustees shall distribute the Trust Assets then held in the Class 7B Liquidating Trust, net of costs and expenses properly chargeable to the Trust Assets under the Plan or the Class 7B Liquidating Trust Agreement, as soon as practicable after either the award of the Arbitrator or order of the Court approving a consensual allocation of Trust Assets has become final and not subject to modification, reversal or appeal, and shall make such distribution in accordance with such arbitration award or such order of the Court. If, subsequent to such distribution, the Class 7B Liquidating Trust shall acquire additional Trust Assets, then as soon as practicable after receipt by the Class 7B Liquidating Trust, the Trustees shall distribute those additional Trust Assets, net of costs and expenses properly chargeable to the Trust Assets under the Plan or the Class 7B Liquidating Trust Agreement (including net of attorneys' fees and costs incurred in connection with such additional assets) according to the same allocation determined previously by consensus or arbitration, as the case may be. With respect to any distribution of Trust Assets to Allowed Class 7B Claims which are included within a class action against the Debtor which was pending on the Petition Date, the Trustees shall make such distribution by delivering it to an escrow account designated by lead counsel for that class in such class action and such distribution shall remain in that escrow account until such time as (i) such lead counsel has been able to apply to the court in which the respective class action is pending as to the matter of a method of final distribution and an award of attorneys' fees and costs, and (ii) any order on such application has become final.

         Termination. Following (i) a final determination of the Company KPMG Claims and other claims constituting Trust Assets, whether by virtue of prosecution or settlement thereof, or (ii) a decision by the Trustees not to take any action with respect to the Company KPMG Claims and other claims constituting Trust Assets, at such time as all Trust Assets, including any and all sums resulting from prosecution or settlement of the Company KPMG Claims, or other claims constituting Trust Assets, have been fully and finally distributed, the Trustees shall apply to the Court for an order of the Court terminating the Class 7B Liquidating Trust, upon such notice as the Court shall order. Upon the Court's order terminating the Class 7B Liquidating Trust becoming final, the Class 7B Liquidating Trust shall be terminated, and the Trustees shall be discharged of all responsibilities with respect to the Trust.

                                       II.
                  DESCRIPTION OF THE DEBTOR AND PAST OPERATIONS

A.       CORPORATE STRUCTURE.

         The Debtor is a consumer finance concern engaged, through its wholly owned operating subsidiaries or Nondebtor Subsidiaries, in the business of acquiring installment sales finance contracts from automobile dealers and retail vendors, extending short-term installment loans directly to consumers and selling credit insurance and other related products. The Nondebtor Subsidiaries' borrowers represent a broad cross section of the consumer market. Approximately 6% of the borrowers are military personnel. The loans and acquired retail installment contracts generally have terms of 3 months to 48 months at annual interest rates ranging, with minor exception, from 18% to 40%. Generally, all loans and acquired retail installment contracts are repayable in monthly installments.

         The Debtor was organized in 1988, as a wholly-owned subsidiary of First Illinois Corporation (an Evanston, Illinois based bank holding company). On April 24, 1989, First Illinois Corporation distributed to its stockholders one share of Debtor's stock for each two shares of First Illinois Corporation stock held.

         The Debtor's Nondebtor Subsidiaries commenced operations in February 1984 for the purpose of penetrating the market for small dollar amount consumer loans (average of $3,000 or less). The initial focus was toward small, short term, direct installment loans made to U.S. military servicemen. Building from this direct lending niche, the Debtor has also built a substantial, diversified consumer finance portfolio by purchasing, through the Nondebtor Subsidiaries, individual installment sales finance contracts from retail vendors and automobile dealers. Substantially all of the borrowers are "non-prime" borrowers. These are borrowers which generally would not be expected to qualify for traditional financing such as that provided by commercial banks or automobile manufacturers' captive finance companies.

         The Debtor, through the operating subsidiaries, had 173 operating branches at August 31, 1998 versus 287 at December 31, 1996. The Debtor closed 28 branches during 1997 that were considered to be duplicative or underperforming. The costs related to the closings, consisting primarily of lease settlements and write off of leasehold improvements, aggregated at $325,000. In December 1997, the Debtor announced the implementation of a business plan that included the closing of approximately 70 additional operating branches. The number of additional branch closings was subsequently increased to
86. The branches are being closed because they are either unprofitable or considered redundant in view of the location of nearby branches. The closings are estimated to result in a decrease in the outstanding portfolio of approximately $250 million over the next twelve to eighteen months. The closings will not be treated as discontinued operations, however, a provision was recorded in the fourth quarter of 1997 to cover the costs of the closings, which are estimated to be $3.4 million.

         1.       BRANCH OFFICE NETWORK/OPERATION.

         In December 1997, the Debtor announced the implementation of its business plan for 1998 which provided for the exit of non-profitable market areas and the closing of branches as described above. The existing portfolios of the 86 branches to be closed have either been transferred to nearby continuing branches or will remain in 5 branches that will continue to exist for up to eighteen months in order to collect the existing portfolio.

         The continuing branch operations are divided into 21 geographically organized districts, with each district headed by a regional director. A regional director is generally responsible for six to twelve offices (depending on size and geographical dispersion). Regional directors report to four Group Vice Presidents. A summary of the projected operating branches by state after giving effect to the planned closures is as follows:

STATE                         OFFICE LOCATIONS              STATE                        OFFICE LOCATIONS

Alabama                       1                             Nevada                       2
Arizona                       3                             New Mexico                   1
Colorado                      1                             New York                     2
Delaware                      1                             North Carolina               8
Florida                       20                            Ohio                         11
Georgia                       6                             Oklahoma                     1
Illinois                      14                            Pennsylvania                 5
Indiana                       5                             South Carolina               4
Kansas                        1                             Tennessee                    2
Kentucky                      2                             Texas                        15
Louisiana                     33                            Virginia                     11
Michigan                      4                             Washington                   2
Mississippi                   11                            Wisconsin                    4
                                                                                         -
Missouri                      3
                                                            TOTAL                        173

         In addition, Midland Finance Co. has one operating office located in Chicago, Illinois.

         Management has developed its workforce by attempting to train experienced consumer lending professionals. The training program includes actual training at branch offices and personal interviews by senior operating management. The training program, which is called the "Pride Program," is administered by the branch managers and regional directors and is a requirement for all branch personnel. In addition, the Debtor also conducts a Manager's Qualification Program for prospective managers.

         Beginning in 1994, the Nondebtor Subsidiaries began to experience a significant level of turnover in their branch staff as a result of increased demand for experienced personnel by competitors. After the announcement of the accounting irregularities discussed in Section II.B., the Nondebtor Subsidiaries experienced further difficulty in retaining and hiring qualified consumer lending professionals. The rate of turnover in management positions has declined and, although still a cause for concern, management believes that the turnover rate is no greater than that experienced by the Nondebtor Subsidiaries prior to discovery of the accounting irregularities.

         The business mix of Debtor's branch office network between sales finance receivables (which constitutes 86% of total gross receivables) and direct consumer loans (which constitutes 14% of total gross receivables) is generally consistent within the 21 supervisory districts of the country (except for Mississippi, Louisiana and East Texas which reflect a business mix of 50/50). With the exception of Gulfco, the business mix in any one branch office is dependent upon the location of the office and the background of an office's loan personnel.

         2.       LOAN AND CONTRACT ORIGINATION AND MARKETING.

         Historically, the Nondebtor Subsidiaries originated loans and acquired individual sales finance contracts through their office network based upon a decentralized approval process tailored to the market in which their specific offices operated. All credit extensions were reviewed and approved at the branch level with extensions of credit in excess of preset limits requiring approval by a regional director.

In 1998, the Debtor initiated 16 regional centralized purchasing offices ("CPO's") that review and approve the acquisitions of sales finance contracts for a majority of the Nondebtor Subsidiaries' volume. Through this process, management believes that underwriting criteria will be applied more consistently while still allowing for flexibility to be responsive to local market conditions. In addition, the realignment will release branch personnel from making credit decisions and will allow for greater emphasis to be placed on cash collections and expanding dealer relationships. Installment sales finance receivables which originate with local dealers (household goods, appliance and automobile) are subjected to the same credit review and credit worthiness policies as direct consumer loans. A specific installment sales finance contract is acquired only after objective investigations of the credit worthiness of the borrower and a determination of the underlying value of the asset through use of industry publications, combined with the subjective assessment by underwriters. Every sales finance contract is reviewed individually and extensions of credit are made based upon the credit worthiness of each contract.

         Individual sales finance contracts are acquired pursuant to formal agreements with local merchants. The Nondebtor Subsidiaries acquire sales finance contracts from local franchised and independent used car dealers with which the Nondebtor Subsidiaries have established ongoing relationships. A relationship with a dealer begins only after analysis of the soundness of their business is completed. The Nondebtor Subsidiaries acquire a majority of their sales finance contracts from dealers at a discount. The Nondebtor Subsidiaries negotiate the amount of the discounts with the dealers based upon various criteria, one of which is the credit risk associated with the sales finance contracts being acquired.

         The Debtor encourages a decentralized marketing approach which allows each office to pursue and develop business leads which are unique to individual markets. The Debtor and its Nondebtor Subsidiaries does no national advertising. Branch offices may advertise in local publications and most branch offices rely on the endorsements of customers to build a client base. The Debtor believes that client service in the form of local access to dealers and quick turnaround of the application process to dealers is the most cost-effective primary marketing tool.

         3.       INSURANCE OPERATIONS.

         In conjunction with their lending practices, the consumer finance subsidiaries offer credit life, accident and health and property insurance to borrowers who obtain financing directly from the consumer finance subsidiaries, and to borrowers under sales finance contracts and financing contracts acquired from merchants and automobile dealers.

         Throughout 1997, the Debtor attempted to maximize value by divesting non-core assets and refocusing on core business units. Divestiture of certain assets also provided the Debtor with cash necessary to fund operations and make payments to senior and subordinated noteholders.

         On March 28, 1997, Debtor entered into a Stock Purchase Agreement with Frontier Insurance Group, Inc. to sell the stock of Lyndon for $92 million in cash. Lyndon was acquired by the Debtor in October, 1995, from ITT for $72.5 million and the assumption of their net liabilities. Since then, other smaller insurance operations of the Debtor had been combined with Lyndon. In 1997, the state of Missouri had placed Lyndon under administrative supervision, thereby reducing, if not eliminating, the potential value of Lyndon if a sale was not achieved. The sale which closed on June 3, 1997, resulted in a loss to Debtor of approximately $30 million that was recorded in the first quarter of 1997. In addition, the earnings of Lyndon from the date of the agreement through the date of sale aggregating approximately $2 million accrued to the benefit of the buyer. As the Lyndon subsidiary had been operated on a stand-alone basis, its divestiture did not have a significant effect on the Debtor's ability to operate the Debtor's core consumer finance business and to continue to offer insurance products to its consumer finance customers. Management has determined that it is in the best interest of the Debtor to remain in the insurance business and formed a new captive insurance subsidiary during 1997, MFN Insurance Company. As a result, the sale of Lyndon is not considered to be discontinuation of a business. The loss associated with the sale of Lyndon will not be tax deductible to the Debtor as a loss on the sale of a consolidated subsidiary is, under certain circumstances, not deductible for tax purposes.

         4.       CHANGES IN ACCOUNTING TREATMENT AND METHODOLOGY.

                  A.       ALLOWANCE AND PROVISION  FOR FINANCE CREDIT LOSSES.

         The operating subsidiaries originate direct consumer loans, acquires individual sales finance contracts from third party dealers and provides revolving credit to individuals through a Visa affiliated program. The Debtor continues to maintain an allowance for the direct and credit card receivables to cover finance credit losses that are expected to be incurred on receivables that have demonstrated a risk of loss based upon delinquency or bankruptcy status.

         The sales finance contracts are generally acquired at a discount from the principal amount. This discount is normally referred to as a non-refundable dealer reserve. The amount of the discount is based upon the credit risk of the borrower, the note rate of the contract and competitive factors. In 1994 and prior, the non-refundable dealer reserve was considered to be adequate to absorb the majority of losses on the acquired receivables. However, as the sub-prime market has evolved and become more competitive, the dealer reserve has proven to be inadequate to absorb all of the credit losses. In 1995 and prior, the Debtor maintained a balance of the combined non-refundable dealer reserves and allowance for finance credit losses in an amount sufficient to cover losses that were expected to be incurred on receivables that had demonstrated a risk of loss based upon delinquency or bankruptcy status.

         The provision for finance credit losses in the income statement results from the combination of a) an estimate by management of loan losses that occurred during the current period and b) the ongoing adjustment of prior estimates of losses occurring in prior periods. As the specific borrower and amount of a loan loss is confirmed by gathering additional information, taking collateral in full or partial settlement of the loan, bankruptcy of the borrower, etc., the loan is charged off, reducing the allowance for finance credit losses. If, subsequent to a charge off, the Debtor is able to collect additional amounts from the borrower or obtain control of collateral worth more than earlier estimated, a recovery is recorded, decreasing current period charge offs.

         In the third quarter of 1996, the Debtor adopted a loss reserving methodology commonly referred to as "static pooling." The static pooling methodology provides that the company stratify the components of its sales finance receivable portfolio (i.e. dealer reserve, principal loan balances and related chargeoffs) into separately identified pools based upon the period the loans were acquired. The Debtor defines a pool as loans acquired within a given month. The application of the static pooling methodology as described above increased the 1996 provision for credit losses by $89 million.

         Reserve requirements for sales finance, direct and credit card receivables are calculated based on the estimated losses inherent in each category of delinquency (i.e. 30, 60, 90 and 120 days past due). These assumed losses are utilized to determine the projected cash flows from each impaired category. The projected cash flow is then discounted at the loan's original yield to estimate the net present value of the impaired loans. A reserve is established in an amount sufficient to reduce the book value of the impaired receivable to its net present value. Repossessed collateral is valued at an estimate of its net realizable value.

                  B.       NONREFUNDABLE DEALER RESERVES.

         The operating subsidiaries acquire a majority of its sales finance contracts from dealers at a discount. The Nondebtor Subsidiaries negotiate the amount of the discount with the dealers based on various criteria, one of which is the credit risk associated with the sales finance contracts being acquired.

         Under the static pooling methodology utilized in 1996 and 1997, the balances of nonrefundable dealer reserves are not available to offset current finance credit losses, but are amortized and made available to absorb credit losses over the life of the corresponding pool of receivables. The balance of nonrefundable dealer reserves at December 31, 1995 was computed under the previous reserving methodology wherein nonrefundable dealer reserves acquired were available to offset current losses.

         The discount acquired on new volume decreased in 1997 from 1996 as a result of lower volume levels. The discount acquired on new volume decreased in 1996 versus 1995 as a result of both lower volume and lower percentage of discount on new volume.

         5.       SOURCE OF FUNDS.

         The Debtor funds the Nondebtor Subsidiaries' operations primarily through the sale of debt securities and the repayment of advances to the Nondebtor Subsidiaries through collections of principal and interest from finance receivables of the Nondebtor Subsidiaries. At May 31, 1998, the Debtor had total debt of approximately $700 million. Of this total, 48.6% was in commercial paper and notes, 48.2% was in fixed rate senior term notes and 3.29% was in fixed rate subordinated term notes. The Debtor filed its statements and schedules on August 14, 1998, including Schedule F, which lists, inter alia, the holders as of the Petition Date of the Senior Debt Claims as set forth in the Debtor's books and records. Certain assignments of the Senior Debt Claims have occurred both before and after the Petition Date and may continue to occur through the Effective Date of the Plan, including pursuant to the Claims Purchase. As far as the Debtor is aware, the holders of the Debtor's Senior Debt Claims, which are principally financial institutions, investment funds, and an insurance company, hold such claims for investment purposes and will continue to make decisions regarding their Senior Debt Claims and the New Senior Secured Notes and New Common Stock they receive under the Plan as investments in the future. In 1989, shortly after the Debtor became a public company, the Debtor issued Subordinated Notes to several insurance companies in the principal amount of $35 million. In accordance with the terms of the debt, the Debtor paid $12.5 million. The outstanding principal balance as of the Petition Date was $22,500,000. Subsequent to issuance, the Subordinated Notes have been sold by the original holder. As of the Petition Date, the Debtor believes the holder of the Subordinated Notes was Franklin Mutual Advisors, Inc. or one or more of the funds it advises. The Debtor knows of no agreement by the Subordinated Noteholders to dispose of such claims and believes the Subordinated Notes to be held for investment purposes. In addition, the Debtor previously had a $50 million credit facility which expired by its own terms in January 1998, with no amounts then outstanding thereunder.

         As indicated below, as a result of the accounting irregularities, the Debtor's credit rating has been downgraded and, consequently, the Debtor does not have access to the commercial paper markets and is not now obtaining additional financing. Proceeds from the collection of existing sales finance contracts have provided and are expected to continue to provide sufficient working capital for operation, since collections exceed originations. Lower amounts are being spent on new sales finance contracts due to the reduction in the number of operating branches and the stricter underwriting criteria. Reductions in the sale finance portfolio have funded operating losses.

         6.       COMPETITION.

         The consumer finance business is intensely competitive. The Debtor's operating subsidiaries compete with other consumer finance companies, personal loan departments of commercial banks, federally insured credit unions, industrial banks, credit card issuers and companies which finance the sales of their own merchandise or the merchandise of others.

         In recent months, a number of the Debtor's competitors have announced that they have exited the sub-prime sales finance industry, have no funds available to acquire additional sales finance contracts or have tightened credit standards resulting in lower volumes. While this may be a sign that competitive pressures should be easing, there still appears to be no shortage of alternatives for auto dealers attempting to sell sales finance contracts.

         7.       EMPLOYEES.

         As of September, 1998, Debtor, and on behalf of its Nondebtor Subsidiaries, had approximately 1,320 employees. Approximately 1,270 employees work at branch offices maintained by the Nondebtor Subsidiaries, and 50 employees work for the Debtor at its corporate headquarters. The employees are paid every two weeks. The Debtor is responsible for processing the payroll for all employees. The Debtor, however, allocates the expense associated with payroll to the respective Nondebtor Subsidiaries. None of the employees are represented by a collective bargaining agreement.

         8.       GOVERNMENT REGULATION.

         All consumer finance operations are subject to federal and state regulations. Personal loan lending laws generally require licensing of the lender, limitations on the amount, duration and charges for various categories of loans, adequate disclosure of certain contract terms and limitations on certain collection policies and creditor remedies. Federal consumer credit statutes primarily require disclosure of credit terms in consumer finance transactions. In general, the business is conducted under licenses issued by individual states. Each licensed office is subject to periodic examination by state regulatory authorities. The state licenses are revocable for cause. The Debtor believes that its current operations comply in all material respects with these regulations. The Debtor is also subject to the provisions of the Federal Consumer Credit Protection Act and its related regulations.

         Credit insurance offered in connection with the direct lending and sales finance activities of the Debtor and the premiums by credit customers and commissions payable by insurers to the originators of such insurance are also subject to state laws and regulations.

B.       ANNOUNCEMENT OF ACCOUNTING IRREGULARITIES AND SUBSEQUENT EVENTS.

         On January 29, 1997, the Debtor announced the discovery of accounting irregularities which caused a material overstatement of the previously released earnings for 1995 and 1996. The accounting irregularities were the result of unauthorized entries being made to the accounting records of the Debtor by its Chief Financial Officer. Immediately following the discovery of the accounting irregularities, the board of directors established a Special Committee for the purpose of investigating the circumstances surrounding these activities. The investigation was undertaken with the assistance of special legal counsel and forensic accounting experts.

         Shortly after the announcement of the accounting irregularities, the Debtor's board of directors named William A. Brandt, Jr., the President and Chief Executive Officer of the Debtor. Mr. Brandt is the President and Chief Executive Officer of Development Specialists, Inc. ("DSI"), a firm specializing in providing management, consulting and turnaround assistance to reorganizing businesses. Fred C. Caruso is Acting Chief Operating Officer and Patrick J. O'Malley is Acting Chief Accounting Officer, both of DSI. The Debtor's former President and Chief Executive Officer, John N. Brincat, resigned from both positions in February 1997. Mr. Brincat also resigned as a director of the Debtor as of December 1, 1997. The Debtor's Chief Financial Officer before the Debtor's announcement of the accounting irregularities, James A. Doyle, was relieved of his duties in January 1997. Mr. Doyle subsequently died in June 1997.

         In February 1997, the Debtor entered into an Employment Agreement with Mr. Brandt, employing Mr. Brandt as President and Chief Executive Officer of the Debtor. The annual salary under the employment contract is $750,000. At the same time, the consulting firm of DSI, owned by Mr. Brandt, was engaged to fill certain positions of executive management, including Chief Operating Officer, Chief Accounting Officer and Chief Credit Officer. In addition, DSI staff members have provided additional support in the accounting and finance area. These services are being provided based upon time spent performing such functions at the individuals' customary hourly billing rates. For the year ended December 31, 1997, the Debtor paid $2,400,000 of fees relating to services rendered by DSI.

         Brandt's amended employment agreement provides for a $1.0 million dollar bonus payable upon confirmation of the Plan and in accordance with section 1129(a)(4) of the Bankruptcy Code. The Debtor's amended retention agreement with DSI also provides for a fee totaling $1.6 million dollars payable by the Nondebtor Subsidiaries for a noncompetition agreement and transition services, including continued availability during the transition, in addition to fees and expenses. The fee is to be paid by the Nondebtor Subsidiaries upon the Debtor's retention of DSI and approval by the Court. Motions to assume both amended retention agreements have been continued pending resolution of the matter.

         The Securities and Exchange Commission is investigating the events giving rise to the accounting irregularities. These same events are also under investigation by the United States Attorney for the Northern District of Illinois and the Federal Bureau of Investigation. The Debtor is cooperating fully in those investigations. The Debtor cannot predict the outcome of any of the investigations, the potential for sanctions or fines imposed, or the impact on the Debtor or its operating subsidiaries, if any.

         As a result of the accounting irregularities, the Debtor violated and was in default of its senior note and subordinated debt agreements. In addition, the Debtor did not have access to commercial paper or other public debt markets, which historically provided a significant portion of the Debtor's financing. Consequently, the Debtor was unable to repay maturing debt and has not repaid the principal of any debt subsequent to announcement of the accounting irregularities, except as described below. The Debtor is now current on all interest payments, other than certain portions deferred by agreement, and is not now obtaining additional financing.

         In order to conduct a complete investigation of the Debtor's operations, the prospects of rehabilitation and the value of the Debtor, the Debtor endeavored to obtain alternative interim financing. On February 7, 1997, the Debtor and all of its subsidiaries, other than its insurance subsidiaries (the "Subsidiary Borrowers") entered into a Loan and Security Agreement (the "Loan Agreement") with certain financial institutions, including BankAmerica Business Credit, Inc. ("Bank America"), which provided the Debtor with a $50 million secured credit facility. Amounts outstanding under the Loan Agreement were secured by substantially all of the property and assets of the Debtor and its Subsidiary Borrowers other than equipment and real estate. In addition, the Debtor pledged to BankAmerica all of the capital stock of each Subsidiary Borrower. This facility, combined with daily cash flows, provided the Debtor with sufficient working capital to operate the business, discharge significant expenses resulting from the accounting irregularities, and pay interest on its debt obligations. The facility terminated according to its terms on January 6, 1998, at which time no amounts were due thereunder. In connection with the Loan Agreement, the Debtor received covenant waivers from its other lenders permitting the Debtor to pledge its Assets as collateral as required by the Loan Agreement.

         On February 18, 1997, the Debtor advised KPMG Peat Marwick LLP ("KPMG"), its independent accountants, that the Debtor was discontinuing KPMG's services. The Debtor then engaged Arthur Andersen LLP as the Debtor's new independent accountants. Arthur Andersen LLP was also engaged by the Special Committee of the Board of Directors to investigate the circumstances surrounding the discovery of the accounting irregularities.

         The Debtor continued its stabilization of business operations, analysis of operations, determination of value, and market exploration process which, if successful, would provide the mechanism best suited for obtaining maximum value for the Debtor. In order to assure its ability to complete these processes, the Debtor requested formal forbearance from the senior lenders. Certain holders of Senior Debt Claims agreed to extend the covenant waivers in order to continue the process, in exchange for a formal forbearance agreement. Thus, effective July 11, 1997, the Debtor and a number of its holders of Senior Debt Claims signed a Forbearance Agreement (the "Forbearance Agreement") and Waivers (the "Waivers"). Under the Forbearance Agreement, the Senior Lenders (as defined in the Forbearance Agreement) agreed not to take actions against the Debtor for defaults under the applicable debt agreements prior to October 1, 1997, subject to certain termination events enumerated in the Forbearance Agreement. The Forbearance Agreement also provided for certain interest payments and principal payments based on excess cash flow on the amount due under the existing agreements based on the Senior Lenders' rights under such agreements or if a liquidation was conducted. See Section III.A. The Debtor made a $70 million payment, principally from the sale of Lyndon, to reduce principal and brought its interest payments current. Subsequent interest payments (at the greater of 7 percent per annum or the stated non-default rate) were made on the last business day of July, August and September of 1997, with a $6 million escrow established to insure payment of the September 30th interest payment. The Debtor also agreed to make additional cash payments to reduce principal to its lenders (i) on July 16, 1997, August 5, 1997, September 4, 1997, and October 3, 1997, if the Debtor's cash balances exceeded certain threshold amounts, and (ii) at such other times from the proceeds of an asset sale with a book value in excess of $5 million or from tax refunds received. The additional principal payments aggregated $31 million under this agreement. The Debtor also paid default interest subject to a cap of 9% on September 30, 1997.

         On November 6, 1997, the Forbearance Agreement was amended (the "Amended Forbearance Agreement") such that the Senior Lenders agreed to not take action against the Debtor prior to March 2, 1998, unless the Forbearance Agreement was breached or otherwise terminated early. The Amended Forbearance Agreement provided for principal repayments based on excess cash balances at each month end during the duration of the agreement, a $7.0 million escrow fund to be used to pay any due and unpaid interest at the end of the forbearance period and payment of principal and interest from cash proceeds arising from the occurrence of certain significant events. Pursuant to the Amended Forbearance Agreement, the Debtor paid additional principal payments aggregating $154 million through June 3, 1998, bringing total principal repayments to $307 million since the Debtor entered into the forbearance agreements. Subsequent to June 3, 1998, no payments of principal have been made to the Senior Lenders.

         Effective March 2, 1998, the Debtor and its Senior Lenders agreed to extend the Amended Forbearance Agreement until June 3, 1998 (the "Second Amended Forbearance Agreement"). Under the Second Amended Forbearance Agreement, the Debtor agreed to continue to keep interest current and make periodic payments to reduce the principal of the outstanding debt as cash flow permitted. The holders of the subordinated debt did not participate in the Second Amended Forbearance Agreement.

         On May 14, 1998, the Debtor entered into an agreement with substantially all of the holders of its Senior Debt Claims and with its subordinated debt holder providing for the financial restructuring and recapitalization of the Debtor embodied in the Plan. See Subsection D below. The Debtor and its holders of Senior Debt also entered into a Third Amendment to Forbearance Agreement extending the Forbearance Agreement until July 15, 1998 and made a forbearance payment in the amount of approximately $14.5 million. In addition, the Debtor entered into a Subordinated Debt Forbearance Agreement with its subordinated debt holder as of May 14, 1998, also effective until July 15, 1998.

C.       PREPETITION LEGAL PROCEEDINGS.

         During 1997 and 1998, a number of lawsuits were filed against the Debtor and its subsidiaries. The Debtor has been named as a defendant in a variety of lawsuits generally arising from the Debtor's announcement on January 29, 1997 that it would restate its earnings for certain prior periods as a result of accounting irregularities. A list of such actions is attached as
Exhibit 2 to the Plan. To date, forty-five actions have been filed against the Debtor in the United States District Court for the Northern District of Illinois, six cases are pending against the Debtor in Illinois Chancery Court, and nine cases are pending in Delaware Chancery Court. The complaints seek compensatory damages, attorneys' fees and costs in excess of two billion dollars ($2,000,000,000).

         Forty-one of the lawsuits filed in the Northern District of Illinois are class actions which generally allege claims under Sections 10 and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. These lawsuits name one or more officers or directors of the Debtor as additional defendants. One case pending in the Northern District of Illinois alleges derivative claims seeking to recover damages on behalf of the Debtor from certain of the Debtor's officers and directors. Thirty-nine of the non-derivative cases pending in the Northern District of Illinois were consolidated pursuant to a Stipulation entered on April 30, 1997. Seven of those cases were dismissed in the third and fourth quarters of 1998. In November 1997, the Minnesota State Board of Investment was appointed as lead plaintiff in the federal class cases. One of the cases pending in the Northern District of Illinois seeks to represent a class of participants in Debtor's employee retirement plan and alleges ERISA violations arising out of the plan's investment in Debtor's allegedly overvalued stock. Participants in the proposed class may include certain officers and former officers of the Debtor. One case pending in the Northern District of Illinois alleges non-class securities fraud and common law claims. A second case alleging similar claims was dismissed on September 9, 1998. The ERISA action and the two non-class securities fraud cases were consolidated in February 1998, with the cases in which the Minnesota State Board of Investment is lead plaintiff. Three of the Illinois state court actions are class actions alleging claims under the Illinois Securities Act, the Illinois Consumer Fraud and Deceptive Business Practices Act and common law claims of fraud and negligent misrepresentation. The other Illinois state court actions are derivative actions which seek to recover damages on behalf of the Debtor from certain of the Debtor's officers and directors. One of the derivative actions was amended to include allegations of RICO violations. Each of the Delaware state court actions is a derivative action which seeks to recover damages on behalf of the Debtor from certain of the Debtor's officers and directors. The United States District for the Northern District of Illinois formed a global settlement negotiation committee composed of representatives of all pending litigation, except Consumer Litigation.

         On January 10, 1997, the Debtor entered into an agreement (the "Agreement") with BankBoston Corporation ("BankBoston") pursuant to which the Debtor was to acquire all of the outstanding stock of Fidelity Acceptance Corporation, a subsidiary of BankBoston, in return for the issuance of approximately 32.7 million shares of the Debtor's common stock. On January 30, 1997, BankBoston notified the Debtor that it was terminating the Agreement as a result of breaches of the Agreement resulting from the accounting irregularities described above. On July 10, 1997, BankBoston notified the Debtor that BankBoston intended to seek appropriate compensation for its damages resulting from such breaches. Such claims were settled for a cash payment of $1,600,000 in January 1998, which sum was accrued and reserved in December 1997.

         In the normal course of its business, the Debtor and its subsidiaries are named as defendants in legal proceedings. A number of such actions are pending in the various states in which subsidiaries of the Debtor do business (the "Consumer Claims"). Such Claims are contingent, unliquidated, and subject to dispute and are listed on Exhibit 1 to the Plan. These Claims are not being affected by the Plan, but shall be resolved pursuant to applicable non-bankruptcy law and procedures.

D.       STABILIZATION AND PREPETITION PLAN NEGOTIATIONS.

         The terms of the Plan result in part from an analysis of the Debtor's financial condition and operations conducted by the Debtor. The Debtor initially concluded that to return to viability, it would have to emerge from any restructuring with a reduced debt structure to service. The Debtor explored various possible out-of-court restructuring alternatives and concluded that the best vehicle to achieve a restructuring of its indebtedness was through a prestructured chapter 11 process.

         The Debtor initially assessed the total enterprise value of the Reorganized Debtor, and concluded that the obligations to the holders of Senior Debt Claims could not be satisfied in full even if the Debtor offered such creditors 100% of the equity of a Reorganized Debtor. Moreover, the Debtor continued to experience a significant downturn in new business and the burdens of the pending litigation described above. Under these circumstances, the Debtor concluded that to maximize the recovery to creditors and stockholders it must explore opportunities for the sale or refinancing of the Debtor, as well as continue restructuring negotiations with the holders of its Senior Debt Claims.

         In January 1997, the Debtor decided to canvass the market in search of a viable purchase offer by a strategic or financial buyer. The Debtor began this process by retaining Salomon in January 1997, and Salomon immediately began soliciting prospective purchasers and lenders informally. Salomon did not limit the solicitation to an all cash refinancing and/or payment, but rather, solicited any form of transaction which would provide for at least a par recovery to the holders of Senior Debt Claims. Formal market solicitations began on or about July 15, 1997, by which time much of the Debtor's debt was in default.

         The Debtor's market exploration process was a continuous one which took place in three general phases, which generally occurred in the following three time periods:

         1. January to September 1997, 2. November 1997 to February 1998 and 3. May to August 1998.

Following is a general summary of each of these three phases of the Debtor's market exploration process.

         1.    January to September 1997

         Salomon advised the Debtor that a public auction of either the company itself or the refinancing of the company's debt would tend to depress the Debtor's value. Thus, Salomon and the Debtor elected to pursue a "targeted" solicitation of potential purchasers and lenders.

         Initially, the Debtor and Salomon identified and contacted approximately 40 institutions which might be interested in purchasing Mercury or its assets or refinancing its debt. This took place from January to July 1997. After the initial contact was made, if a party expressed serious interest, it was asked to sign a confidentiality agreement. Of the 40 institutions initially contacted, six executed confidentiality agreements. From July 17 to 30, 1997, the Debtor provided all six institutions which signed confidentiality agreements with confidential information regarding the Debtor's operations. This information included confidential financial and operating information about the Debtor and was followed by management interviews.

         Thereafter, in or about August 1997, four of those six parties submitted expression of interest letters to the Debtor, which entitled them to do further due diligence regarding a possible transaction. These expression of interest letters did not contain formal offers to purchase the Debtor or its assets or refinance its debt, but merely expressed heightened interest in the possibility of a transaction generally, and a specific interest in conducting additional due diligence.

         After sending the expression of interest letters, the four interested parties conducted management and branch due diligence and reviewed documents in data rooms established at the Company and its counsel's office in August and September 1997.

         On September 15, 1997, two additional parties executed confidentiality agreements. Shortly thereafter, the parties received the confidential information and conducted management interviews. Neither of those parties submitted an expression of interest or conducted further due diligence.

         As a result of this phase of solicitation, the Debtor received one conditional offer on September 19, 1997. That offer was withdrawn approximately one week later, before either the Debtor or the pre-petition Creditors Steering Committee considered the offer. That offer provided for approximately 87% recovery to holders of Senior Debt Claims and no value for equity.

         2.    November 1997 to February 1998

         The second phase of the market exploration process took place from approximately November 1997 through February 1998. This resulted in two parties being sent confidentiality agreements by the Debtor, one of which was executed and returned in December 1997.

         The party that executed the confidentiality agreement conducted due diligence in January 1998. That party submitted an offer in February 1998 which was rejected by both the Debtor and the pre-petition Steering Committee. That offer failed to pay senior debt in full or preserve any equity value for the in the Debtor.

         In early 1998, after evaluating the terms of the proposals submitted to date pursuant to the foregoing process, the Debtor's board of directors determined that the proposals were not in the best interests of the Debtor and recommended that the Debtor pursue further restructuring negotiations with the holders of Senior Debt Claims. The holders of Senior Debt Claims include the holders of Claims arising from or with respect to amounts due under the Debtor's commercial paper, short-term loans or senior term notes against the Debtor. The Debtor filed its statements and schedules on August 14, 1998, including Schedule F, which lists, inter alia, the holders as of the Petition Date of the Senior Debt Claims as set forth in the Debtor's books and records. Certain assignments of the Senior Debt Claims have occurred both before and after the Petition Date and may continue to occur through the Effective Date of the Plan. As far as the Debtor is aware, the holders of the Debtor's Senior Debt Claims, which are principally financial institutions, investment funds, and an insurance company, hold such claims for investment purposes and will continue to make decisions regarding their Senior Debt Claims and the New Senior Secured Notes and New Common Stock they receive under the Plan as investments in the future.

         Based on results of substantial analysis of Debtor's operations and development of the business plan, the Debtor's board of directors determined that the Debtor had to restructure its balance sheet in order to compete in the marketplace in the absence of a sale.

         3.    May to August 1998

         On May 14, 1998, the Debtor executed a forbearance and consent agreement with the holders of substantially all of its Senior Debt Claims. In that document, which was made public in a Form 8-K, the Debtor set a floor or base above which Mercury was interested in negotiating with third parties. It was Debtor's hope and intent that the forbearance and consent agreement would regenerate interest in Debtor by third parties. In May 1998, after the forbearance and consent agreement was filed, another third party expressed an interest in pursuing negotiation with Mercury.

         The party did not submit a formal letter of interest, but expressed interest in a transaction which would provide for a par recovery for senior debt and a $20 million allocation for equity. The party then conducted extensive due diligence in June and July 1998. In July 1998, the party submitted an offer that was not in accord with its original expression of interest. The offer provided for non-par recovery for senior debt at approximately 80 to 92% and an approximate $20 million allocation for equity in the form of equity. This offer was rejected by both the Debtor and the Creditors' Committee.

         Failing in its efforts to sell assets to satisfy debt or refinance its Senior Debt on terms which would satisfy and pay Senior Debt Claims in full or on other terms acceptable to holders of Senior Debt Claims, on May 14, 1998, the Debtor and a substantial majority of the holders of Senior Debt Claims executed a Consent Agreement which incorporates terms of the restructuring to be implemented in the Plan. A copy of the Consent Agreement is attached to the Disclosure Statement as Exhibit L.

         The terms of the Consent Agreement incorporate a term sheet for the Debtor's financial restructuring. Based on the enterprise value of the Debtor and strict adherence to the priority scheme of the Bankruptcy Code, holders of Senior Debt Claims in Class 4 would not receive distributions sufficient to satisfy their Claims in full. Yet, in order to facilitate an orderly restructuring and consistent with the Debtor's valuation, upon which the Plan is based, the holders of Senior Debt Claims have voluntarily allocated value to other creditors and interest holders and provided the opportunity for the holders of Old Common Stock and Securities Fraud Claims to share in any potential of a successful restructuring by receiving the New Warrants. Equally important, the Debtor has received the right to terminate the Consent Agreement upon receipt of a binding commitment for new debt and/or equity financing from a credit worthy entity in amounts sufficient to repay all amounts due as of the Petition Date to the holders of Senior Debt Claims under their credit agreements in cash in full.

         The Debtor and the holders of Senior Debt Claims believed that there was a compelling need to recapitalize the Debtor and return the Debtor to the marketplace, thus the holders of Senior Debt Claims required that, as consideration for agreement to compromise their claims and provide value to other holders of Claims and Interests in connection with a restructuring, the restructuring must be completed in an efficient and timely fashion. The Plan, as proposed, provides distributions to Classes 5 through 7B because the holders of Senior Debt Claims have agreed under the terms of the Consent Agreement and the Creditors' Committee based on subsequent negotiations with the Securities Claimants' Committee and the Equity Holders' Committee, has agreed to allocate value otherwise attributable to holders of Class 4 Claims to junior classes. HOWEVER, BECAUSE THE DISCLOSURE STATEMENT WAS NOT APPROVED BY SEPTEMBER 15, 1998, AND BECAUSE THE PLAN WILL NOT BE CONFIRMED BY MID-NOVEMBER, THE CONSENT AGREEMENT IS TERMINABLE BY THE HOLDERS OF THE SENIOR DEBT CLAIMS. NEVERTHELESS, THE CREDITORS' COMMITTEE (ALL OF WHOSE MEMBERS SIGNED THE CONSENT AGREEMENT) HAS AGREED TO RECOMMEND IT TO ALL HOLDERS OF SENIOR DEBT CLAIMS.

         On July 15, 1998, the Debtor filed a voluntary petition for relief under the Bankruptcy Code.1 With its petition, the Debtor filed its plan of reorganization which incorporated the terms of the Consent Agreement. Subsequent negotiations have resulted in amendments to the original plan of reorganization resulting in the proposed Plan. The Debtor believes that the Plan adheres to the requirements of the Bankruptcy Code and is a result of extended arms length negotiations.

E.       POST-PETITION ACTIVITIES OF THE DEBTOR.

         1.    Motions

         On or after the Petition Date, the Debtor filed several motions relating to the ordinary course operations of its business and the business of its Nondebtor Subsidiaries. The Court has entered orders granting the Debtor's motion either as requested or modified to some extent, but in either event permitting the Debtor to continue operations during the Case. Additionally, the Debtor sought to retain the law firm of McDermott, Will & Emery. This application was also granted. As discussed in Section II.B., the Debtor is seeking to assume the employment agreements of Brandt and DSI. These motions are pending.

         There are also currently proceedings pending in the United States District Court for the Northern District of Illinois which were commenced by a Securities Fraud Claimant. These proceedings challenge the constitutionality of
Section 510(b) of the Bankruptcy Code. They also seek to withdraw the reference of the Reorganization Case from the Court to the federal district court. If this relief is granted, the Plan and the proceedings may be affected. The Debtor disputes this position and does not believe it will be sustained by the federal district court. The federal district court has requested briefs from the parties. If the Section 510(b) constitutional challenge is sustained, the Plan as currently proposed may not be confirmable. The Debtor also disputes this position and does not believe it will be sustained by the federal district court. However, the Securities Fraud Claimant has agreed to hold both matters in abeyance and, upon approval of the settlement agreement described in Section I.E., to dismiss and/or withdraw both matters.

         2.    Appointment of Committees

          The Court has appointed the following three committees in the Case:

          (1) The Official Committee of Unsecured Creditors, whose members include:

                  Franklin Mutual Advisers
                  c/o Jeffrey A. Altman
                  51 John F. Kennedy Parkway
                  Short Hills, NJ 07078

                  Principal Life Insurance Co.
                  c/o Thomas E. Luther
                  711 High Street
                  Des Moines, IA 50392-0800

                  Nomura Holdings America, Inc.
                  c/o Michael Embler
                  Two World Financial Center
                  17th Floor
                  New York, NY 10281

                  Cerberus Partners
                  c/o Joyce C. Johnson-Miller
                  450 Park Avenue, 28th Floor
                  New York, NY 10022

The Creditors' Committee has retained as co-counsel the law firms of Jones, Day, Reavis & Pogue and Cleary, Gottlieb, Steen & Hamilton. The Creditors' Committee also has retained Houlihan, Lokey, Howard & Zukin Capital as its financial advisor.

           (2) The Official Committee of Securities Claimants includes the following members:

                  Jay Fleisher
                  Shriners Hospitals For Children
                  P.O. Bo 31356
                  Tampa, FL 33631-3356

                  Minnesota State Board of Investment
                  c/o Lois Buermann
                  Room 105, M.E.A. Building
                  55 Sherburne Ave.
                  St. Paul, MN 55155

                  Joseph Danielle
                  1131 Meadowcrest Rd.
                  LaGrange Pr, IL 60526

                  T. Rowe Price, et al.
                  c/o Laura Chasney and Herb Stiles
                  100 East Pratt Street
                  Baltimore, MD 21202

                  Michael Dloogatch
                  6048 N. Lawndale
                  Chicago, IL 60659

                  James Ferree
                  c/o Sussman & Watkins
                  Two First National Plaza #600
                  Chicago, IL 60603

                  David J. Isaak
                  600 Seventeenth Street
                  #2610
                  South Tower
                  Denver, CO  80202

The Securities Claimants' Committee has retained as co-counsel the law firms of Holper, Welsh and Mitchell and Barbakoff, Zazove & Glick Chtd. The Securities Claimants' Committee has also retained the Barrington Consulting Group, Inc. as its financial advisor.

           (3) The Official Committee of Equity Holders includes the following members:

                  Thomas J. Hill
                  Co-Chairman
                  New Generation Advisers Inc.
                  400 E. Jefferson
                  Charlottesville, VA 22902

                  Robert Lentz
                  Co-Chairman
                  U.S. Financial Credit Corp.
                  2113 Chels Way
                  Old Hickory, TN 37138

                  David Himick
                  1905 Newman Drive
                  Trenton, MI 48183

                  Paul Davner
                  Jordan Capital
                  One Pickwick Plaza #250
                  Greenwich, CT 06830

                  Thomas Gooding
                  First Community Bank of Hillsboro
                  400 South Main Street
                  Hillsboro, IL  62049

                  John W. Damisch
                  161 North Clark Street #4950
                  Chicago, IL 60601

                  Norman Louie
                  94-11 69th Avenue
                  Forest Hills, NY 11375

                  Bruce Lemishow
                  147-20 76 Avenue
                  Flushing, NY 11367

                  Clement Malki
                  1212 Ben Franklin Drive
                  Sarasota, Florida 34236

The Equity Holders' Committee has retained as co-counsel the law firms of Berlack, Israels & Liberman LLP, and Gordon, Glickman & Flesch. The Equity Holders' Committee has also retained Chanin, Kirkland Messina as its financial advisor.

         3.    Operations

         Since filing the Case, the Debtor has experienced a negative impact on employee morale and their concern over the Debtor's long-term viability. Although the Debtor is achieving its business plan objectives in terms of yield and projected annual loss rate on 1998 loan originations, the Debtor continues to struggle in its efforts to increase overall loan originations to forecasted levels. From June 1998 through August 1998, monthly loan originations (excluding credit card operations) have averaged $45.7 million. The Debtor had originally forecasted loan originations to average $50.5 million during this same time frame. The Debtor's five-year forecast included in this Disclosure Statement projects loan originations to average $57.1 million per month in 1999. If the Debtor is unable to achieve this level of loan originations, it will not achieve its forecasted level of profitability in 1999 and beyond, even if it achieves its yield and loss rate goals. A copy of the Debtor's post-petition operating reports are attached as Exhibit S.

              The following is a summary of actual 1998 operating results through October 31, 1998:

--------------------------------------------------------------------------------
                                  REVENUES:
--------------------------------------------------------------------------------
Interest and Late Fees on Loans                                      142,619,792
--------------------------------------------------------------------------------
Interest on Deposits in Banks                                          2,604,253
--------------------------------------------------------------------------------
Gulfco Life Equity Income                                                      0
--------------------------------------------------------------------------------
Insurance Co. Equity Income                                            2,216,616
--------------------------------------------------------------------------------
Twin Insurance Co. Equity Income                                               0
--------------------------------------------------------------------------------
Midland Equity Income                                                     65,580
--------------------------------------------------------------------------------
Lyndon Equity Income                                                           0
--------------------------------------------------------------------------------
Insurance Commissions                                                  3,673,607
--------------------------------------------------------------------------------
Auto Club Commissions                                                    576,731
--------------------------------------------------------------------------------
Dealer Reserve Discount                                                        0
--------------------------------------------------------------------------------
Fees on Loans                                                                  0
--------------------------------------------------------------------------------
Other                                                                  2,947,532
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Revenue                                                        154,704,111
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  EXPENSES:
--------------------------------------------------------------------------------
Interest on Notes Payable                                             38,425,946
--------------------------------------------------------------------------------
Provision for Credit Losses                                           41,525,783
--------------------------------------------------------------------------------
Salaries                                                              28,825,388
--------------------------------------------------------------------------------
Employee Benefits                                                      9,277,504
--------------------------------------------------------------------------------
Occupancy                                                              3,559,063
--------------------------------------------------------------------------------
Equipment                                                              2,702,556
--------------------------------------------------------------------------------
Amortization Goodwill Gulfco                                             716,239
--------------------------------------------------------------------------------
Amortization Goodwill Midland                                                  0
--------------------------------------------------------------------------------
Data processing                                                        1,569,767
--------------------------------------------------------------------------------
Other Operating Expenses                                              17,742,677
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Expenses                                                       144,344,923
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               OPERATING INCOME                       10,359,188
--------------------------------------------------------------------------------
Loss on Sale of Lyndon                                                         0
--------------------------------------------------------------------------------
Restructuring Expenses                                              (13,804,655)
--------------------------------------------------------------------------------
Restructuring Fee                                                   (14,480,148)
--------------------------------------------------------------------------------
Proceeds from Life Insurance                                           1,964,878
--------------------------------------------------------------------------------
Closed Office Expense                                                          0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Income before Income taxes                                          (15,960,737)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Income Tax                                                                     0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net Income                                                          (15,960,737)
--------------------------------------------------------------------------------

                                      III.
                     DEBT AND EQUITY STRUCTURE OF THE DEBTOR

A.       DESCRIPTION OF DEBT STRUCTURE OF THE DEBTOR.

         The following is a summary of the approximate outstanding debt of the Debtor under (i) the Long-Term Senior Debt evidenced by Senior Note Agreements;
(ii) Commercial Paper and other short term notes; and (iii) Long-Term Subordinated Debt evidenced by Subordinated Note Agreements, and the Indentures related thereto (in millions) as of the Petition Date:


DEBT  2                       PRINCIPAL          INTEREST             TOTAL
-----                         ---------          --------             -----

Commercial Paper                $ 305.0             $ 1.7           $ 306.6
Term Notes                        369.5               1.9             371.4
Subordinated Debt                  22.5               2.1              24.6
                               --------              ----           -------

Total                           $ 697.0             $ 5.6           $ 702.6
                                -------             -----           -------

         As a result of the 1996 net loss, accounting irregularities, and related matters, the Debtor violated its debt and financial covenants permitting the holders of its senior term notes, short-term notes and subordinated debt to accelerate all such debt, which would result in all of such debt becoming immediately due and payable. In addition, all of the Debtor's commercial paper has matured and is due and payable. The senior term notes, commercial paper and the subordinated debt are unsecured. The Debtor has been accruing interest at default rates since February 10, 1997 and pursuant to forbearance agreements has paid interest since that date at default rates subject to a cap of 9% through May 31, 1998. Non-default interest payments under the Forbearance Agreement were made through June 30, 1998. The Debtor's schedules include non-default interest for the period of July 1-July 15, 1998 and additional 2% default interest for the period of June 1-July 15, 1998.

         As described previously, the Debtor has a forbearance agreement and several amendments thereto (collectively, the "Forbearance Agreements") with its creditors which, including extensions, expired July 15, 1998. Under the terms of the Forbearance Agreements, the Debtor made interest payments to the Senior Term Noteholders and holders of commercial paper at default rates of interest, subject to a maximum rate of nine percent (9.0%) and Subordinated Noteholders received interest at a rate of five and one-half percent (5.5%) for the period February 10, 1997 through June 30, 1998. Certain interest accrued, but was not paid, between July 1, 1998 and the Petition Date. In addition, the Forbearance Agreements required the periodic payment of excess cash to be applied as reduction of outstanding principal. In connection with the extension of the Forbearance Agreements until July 15, 1998, the Debtor paid a forbearance fee to those creditors who executed the last extension. The forbearance fee totaled approximately $15 million dollars. Approximately $307 million of principal has been paid to creditors under the Forbearance Agreements through June 3, 1998. No principal payments were made after June 3, 1998.

B.       EQUITY STRUCTURE OF THE DEBTOR.

         The Debtor presently has authorized and issued 172,497,714 shares of Old Common Stock, par value $1.00 per share. The Debtor also granted options to purchase the Old Common Stock to various employees, which remain unexercised.

         The New York Stock Exchange ("NYSE") has certain listing criteria applicable to companies listed on such exchanges. The Debtor does not meet the financial listing criteria for the NYSE and the Old Common Stock has been delisted. Currently, the Old Common Stock has developed a market and is trading in the "pink sheets."

                                       IV.
                             THE REORGANIZED DEBTOR

A.       BUSINESS OF THE REORGANIZED DEBTOR.

         Following the Effective Date, the Reorganized Debtor will continue to operate the core businesses presently operated by the Debtor. It is contemplated that, following implementation of the Plan, the Reorganized Debtor will continue to implement its Business Plan and to create opportunities for cost reductions and synergies in the business operations of the Reorganized Debtor. The Debtor believes that the Reorganized Debtor will be able to compete more effectively in the highly competitive marketplaces in which the Debtor conducts business than could the Debtor. In particular, the Debtor believes that its business can be returned to profitability and long-term stability and growth under the Reorganized Debtor's proposed capital structure. Implementation of the Business Plan and any consequent degree of success will be dependent upon market forces and the Reorganized Debtor's ability to implement the Business Plan.

B.       MANAGEMENT OF THE REORGANIZED DEBTOR.

         The Debtor conducted an active search for a permanent Chief Executive Officer ("CEO") and management team through the executive search firm of Heidrick and Struggles (the "Search"). In connection with the Search, three members of the Creditors' Committee have been designated to participate in discussions with the Debtor concerning the selection of a new CEO. In early November, the Debtor, with the consent of the Creditors' Committee, selected Edward G. Harshfield to be the new CEO upon confirmation of the Plan. The Debtor has sought to employ Mr. Harshfield as a consultant until the confirmation of a plan of reorganization. Upon a confirmed plan becoming effective, the Reorganized Debtor will employ Mr. Harshfield as its President and Chief Executive Officer. The terms of Mr. Harshfield's consulting arrangement and employment agreement are set forth in the Consulting Agreement and Employment Agreement which are attached as Exhibit P to the Disclosure Statement

         Until a plan is confirmed and becomes effective, it is expected that William A. Brandt, Jr., Fred C. Caruso, Patrick J. O'Malley and the balance of the management team from DSI, as described in Sections II. A and B has been, and will continue to provide for the management of the Debtor and, to the extent necessary, the Reorganized Debtor.

         In addition, the board of directors of the Reorganized Debtor shall be comprised of eleven (11) persons, seven of whom shall be nominated by the Creditors' Committee, one of whom shall be the new CEO, two of whom shall be nominated by the new CEO and shall be reasonably acceptable to the Creditors' Committee, and one of whom shall be nominated by the Equity Holders' Committee and shall be reasonably acceptable to the Creditors' Committee and the new CEO. The identity of each of the nominees shall be disclosed prior to the Confirmation Date. Upon the Effective Date, the Employment Agreement shall be executed and delivered by the Reorganized Debtor and the new CEO and shall then become effective.

                                       V.
                           IMPLEMENTATION OF THE PLAN

A.       NEW SECURITIES AND NEW COLLATERAL DOCUMENTS.

         On the Effective Date, the Reorganized Debtor (i) shall issue in accordance with the provisions of Article V, the New Senior Secured Notes, the New Junior Subordinated Notes, the New Common Stock and the New Warrants, and
(ii) shall execute and deliver the New Collateral Documents, the New Indentures and the New Warrant Agreement. The Nondebtor Subsidiaries will issue the Subsidiaries Guaranty and the Subsidiaries Security Agreement.

B.       CANCELLATION OF SECURITIES AND AGREEMENTS.

         Except as expressly provided for in the Plan or in the Confirmation Order, on the Effective Date, the Debtor's commercial paper, short-term notes, senior notes, the Gulfco notes, Subordinated Notes, Old Common Stock, options, shareholder's rights plans and any and all documentation relating thereto shall be cancelled and all obligations of the Debtor under or in respect of any of the foregoing shall be terminated.

C.       MARKET AND TRADING INFORMATION.

         1.       MARKET INFORMATION.

         Under the Plan, the Debtor has agreed to use its reasonable best efforts to cause the New Common Stock and the New Warrants to be approved for listing on a national securities exchange or NASDAQ NMS. It is uncertain whether the New Common Stock or the New Warrants will initially be authorized for listing; an unlisted market may develop.

         2.       DIVIDENDS.

         It is not anticipated that dividends will be paid at any time in the foreseeable future with respect to the New Common Stock. Dividends are not payable on the New Warrants.

D.       APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS.

         No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the New Senior Secured Notes, New Junior Subordinated Notes, New Common Stock, New Warrants, the Subsidiaries Guaranty and the Subsidiaries Security Agreement. The Debtor believes that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements.

         Similarly, no registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and sale of the New Common Stock pursuant to the New Warrants. The Debtor believes that the provisions in section 1145(a)(2) of the Bankruptcy Code exempt the offer and sale of such securities pursuant to the New Warrants from federal and state securities registration requirements.

E. BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS AND TRANSFER RESTRICTIONS.

         1.       INITIAL OFFER AND SALE OF SECURITIES.

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold "under a plan" of reorganization and must be securities of the debtor, of an affiliate "participating in a joint plan" with the debtor or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor or such affiliate; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. The Debtor believes that the offer and sale of the New Senior Secured Notes, New Junior Subordinated Notes, New Common Stock, and New Warrants under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

         Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option or right to subscribe that was sold in the manner specified in section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe. The Debtor believes that the offer and sale of the New Common Stock pursuant to the New Warrants satisfy the requirements of section 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

         In connection with the confirmation of the Plan, the Debtor will seek to obtain from the Court an order (the "Section 1145 Order") to the effect that
(i) the offer and sale of the New Senior Secured Notes, New Junior Subordinated Notes, New Common Stock and New Warrants under the Plan is exempt from registration under the Securities Act and state securities laws pursuant to section 1145(a)(1) of the Bankruptcy Code and (ii) the offer and sale of the securities included in the New Warrants are exempt from registration under the Securities Act and state securities laws pursuant to section 1145(a)(2) of the Bankruptcy Code.

         2.       SUBSEQUENT TRANSFERS UNDER FEDERAL SECURITIES LAWS.

         The New Common Stock and the New Warrants distributed under the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act.

         In general, all resales and subsequent transactions in the New Common Stock and the New Warrants offered and sold under the Plan or upon the exercise of the New Warrants will be exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer." Section 1145(b)(i) of the Bankruptcy Code defines four types of "underwriters":

         (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received or to be received in exchange for such a claim or interest ("accumulators");

         (ii) persons who offer to sell securities offered or sold under a plan for the holders of such securities ("distributors");

         (iii) persons who offer to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under an agreement in connection with the plan or with the offer or sale of securities under the plan; and

         (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

         Under section 2(l1) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly controlling or, controlled by the issuer or any person under direct or indirect common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer."

         In connection with prior bankruptcy cases, the staff of the Commission has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from the registration under the Securities Act if effected in "ordinary trading transactions." The staff of the Commission has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market at a time when the issuer of the security is a reporting company under the Exchange Act and does not involve any of the following factors:

         (i) (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities, or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales, or (c) both;

         (ii) use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a disclosure statement and supplements thereto and documents filed with the Commission pursuant to the Exchange Act; or

         (iii) special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's length negotiations between a seller and a broker or dealer each acting unilaterally, and not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

         THE VIEWS OF THE COMMISSION ON THESE MATTERS HAVE NOT BEEN SOUGHT BY THE DEBTOR AND, THEREFORE, NO ASSURANCE CAN BE GIVEN REGARDING THE PROPER APPLICATION OF THE "ORDINARY TRADING TRANSACTION" EXEMPTION DESCRIBED ABOVE. ANY PERSON INTENDING TO RELY ON SUCH EXEMPTION IS URGED TO CONSULT HIS OR HER OWN COUNSEL AS TO THE APPLICABILITY THEREOF TO HIS OR HER CIRCUMSTANCES.

         In addition, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of securities that is an affiliate of the issuer of such securities to sell, without registration, within any three month period a number of shares of such securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

         The holders of Class 4 Claims that become holders of a specified percentage of the New Common Stock and/or the New Senior Secured Notes will be entitled to demand that the Reorganized Debtor register the sale of their New Common Stock and/or New Senior Secured Notes under the Securities Act, and such holders of the New Common Stock will be permitted to obtain registration of the sale of their New Common Stock in certain circumstances in connection with certain offerings of the New Common Stock by the Reorganized Debtor that are registered under the Securities Act.

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK OR THE NEW WARRANTS TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTOR RECOMMENDS THAT HOLDERS OF CLASS 4 CLAIMS AND HOLDERS OF CLASSES 7A AND 7B INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES OR INTERESTS.

         3.       SUBSEQUENT TRANSFERS UNDER STATE LAW.

         The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Common Stock and the New Warrants.

         Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

F.       CERTAIN TRANSACTIONS BY STOCKBROKERS.

         Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other aftermarket transactions in such securities.

G.       FRACTIONAL SHARES - DISTRIBUTION OF NEW COMMON STOCK AND NEW WARRANTS.

         No fractional shares of New Common Stock or New Warrants shall be distributed under the Plan. Rather, Interests that would otherwise receive a fractional share or Warrant shall be treated as follows:

         (a) On the date of final distribution of New Common Stock to the holders of Class 7A Equity Interests, the aggregate of all fractional shares of New Common Stock that would otherwise be distributed to such persons shall instead be placed in a separate pool (hereinafter, the "Fractional New Common Stock Pool"). All holders of Allowed Equity Interests entitled to a fractional interest in New Common Stock shall be placed on a list (the "New Common Stock Distribution List") in descending order according to the size of the fractional interest in the New Common Stock to which each such holder is entitled. In the event two or more holders of Allowed Equity Interests are entitled to the same fractional interest (rounded to six decimal places) in New Common Stock, their relative ranking on the New Common Stock Distribution List shall be determined by lot. Based upon the New Common Stock Distribution List, a whole share of New Common Stock shall be distributed to holders entitled to the largest fractions of New Common Stock until all of the whole shares of New Common Stock in the Fractional New Common Stock Pool shall have been distributed. The fractional New Common Stock shall be carried to six decimal places, with the number five (5) being rounded down.

         (b) On the date of the final distribution of New Warrants to the holders of Class 7A Equity Interests, the aggregate of all fractional New Warrants that would otherwise be distributed to such persons shall instead be placed in a separate pool (hereinafter, the "Fractional New Warrants Pool"). All holders of Allowed Equity Interests entitled to a fractional interest in New Common Stock shall be placed on a list (the "New Warrants Distribution List") in descending order according to the size of the fractional interest in the New Warrants to which each such holder is entitled. In the event two or more holders of Allowed Equity Interests are entitled to the same fractional interest (rounded to six decimal places) in New Warrants, their relative ranking on the New Warrants Distribution List shall be determined by lot. Based upon the New Warrants Distribution List, a whole New Warrant shall be distributed to holders entitled to the largest fractions of New Warrants until all of the whole New Warrants in the Fractional New Warrants Pool shall have been distributed. The fractional New Warrants shall be carried to six decimal places, with the number five (5) being rounded down.

                                       VI.
                        CONDITIONS PRECEDENT TO THE PLAN

A.       CONDITIONS TO CONFIRMATION.

         It is a condition to confirmation of the Plan that:

                  (i)      the Confirmation Order include provisions:

                           (a) authorizing the Reorganized Debtor to adopt and file the Amended and Restated Certificate of Incorporation and By-laws;

                           (b) authorizing the issuance of the New Common Stock and New Warrants;

                           (c) approving the compromise and settlement as set forth in Section 8.05 of the Plan and authorizing all transactions contemplated therein;

                           (d) authorizing the issuance of the New Senior Secured Notes and the New Junior Subordinated Notes;

                           (e) authorizing all of the other transactions contemplated by the Plan in order to effectuate the Plan;

                           (f) exempting the New Senior Secured Notes, the New Junior Subordinated Notes, the New Common Stock and the New Warrants from registration under the Securities Act and state and local laws pursuant to Section 1145;

                           (g) making the provisions of the Confirmation Order non-severable and mutually dependent;

                  (ii) the Debtor shall have filed (a) an objection to the allowance of claims asserted by John N. Brincat and the estate of James A. Doyle and (b) an adversary proceeding which seeks to subordinate any Equity Interests held by John N. Brincat and the estate of James A. Doyle; and

                  (iii) in the event KPMG shall have filed any Claim against the Debtor prior to the Confirmation Date, the Debtor shall have filed an objection to the allowance of such Claims and such Claims shall have been disallowed by Final Order.

B.       CONDITIONS TO THE EFFECTIVE DATE.

         The Confirmation Order shall contain the provisions set forth in
Section 10.01 of the Plan (unless waived in accordance with the provisions of Section 10.03) and the Confirmation Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended. The Debtor shall provide written notice to the Creditors' Committee, the Securities Claimants' Committee and the Equity Holders' Committee of the occurrence of the Effective Date.

C.       WAIVER OF CONDITIONS.

         The Debtor, with the consent of the Creditors' Committee (and the consent of the Equity Holders' Committee if such waiver relates to the condition set forth in Article X(i)(a), (b), (f) or (ii)(b)), may waive any condition set forth in Article X of the Plan at any time, without notice, without leave of the Court, and without any formal action other than proceeding to consummate the Plan.

                                      VII.
                          DISTRIBUTIONS UNDER THE PLAN

A.       GENERAL.

         1.       DISTRIBUTION DATE.

         Except as otherwise provided in the Plan, property to be distributed under the Plan to an Impaired Class (a) shall be distributed on or as soon as practicable after the Effective Date to each holder of an Allowed Claim of that Class that is an Allowed Claim as of the Effective Date, and (b) shall be distributed to each holder of an Allowed Claim of that Class that is allowed after the Effective Date, to the extent allowed, as soon as practicable after the order of the Court allowing the Claim becomes a Final Order. Property to be distributed under the Plan to a Class that is not impaired or on account of an Administrative Claim shall be distributed on the latest of (i) the later of the two dates specified in the preceding sentence, and (ii) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Reorganization Case.

         2. DISTRIBUTION RECORD DATE--SENIOR DEBT CLAIMS AND SUBORDINATED NOTEHOLDER CLAIMS.

         As of the close of business on the Distribution Record Date, the respective transfer registers for the Senior Debt Claims and Subordinated Noteholder Claims as maintained by the Debtor, or their respective agents, shall be closed.

         3.       EXCHANGE AGENT.

         The Debtor may designate an entity or entities to serve as Exchange Agent to distribute all the property to be distributed under the Plan or may itself serve as Exchange Agent, including, without limitation the payment of Excess Cash, the delivery of the New Common Stock, the New Senior Secured Notes, the New Junior Subordinated Notes and the New Warrants.

         4. SURRENDER OF INSTRUMENTS AND RECEIPT OF DISTRIBUTIONS -- SENIOR DEBT CLAIMS AND SUBORDINATED NOTEHOLDER CLAIMS.

         As a condition to participation under the Plan, each holder of a Senior Debt Claim or Subordinated Noteholder Claim is required to complete the book-entry confirmation procedure or provide a Letter of Transmittal described in Section XV.G.

         5.       DISTRIBUTION RECORD DATE--OLD COMMON STOCK.

         At the close of business on the Distribution Record Date, the transfer ledgers for the Old Common Stock shall be closed, and there shall be no further changes in the record holders of the Old Common Stock. The Debtor shall have no obligation to recognize any transfer of the Old Common Stock occurring on or after the Distribution Record Date. The Debtor shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers of the transfer agent as of the close of business on the Distribution Record Date.

         As a condition to participation under the Plan, each holder of an Equity Interest is required to provide a Letter of Transmittal described in
Section XV.G.

         6.       ACCRUAL OF INTEREST.

         Pursuant to the terms of the New Senior Secured Note Indenture and the New Junior Subordinated Note Indenture, interest on the New Senior Secured Notes and the New Junior Subordinated Notes shall begin to accrue at the respective rates set forth in the New Senior Secured Notes and the New Junior Subordinated Notes, on the ninety-first day following the Petition Date and shall be payable as set forth therein, respectively. It is the Debtor's position that the accrual of interest is not a payment for the use of money borrowed, but rather, reflects one component of the formula or analysis used to set the value of consideration to be received by the holders of Senior Debt Claims as is set forth in Section I.C.

         7.       UNCLAIMED DISTRIBUTIONS.

         If any holder of a Claim or Interest entitled to a distribution directly from the Exchange Agent under the Plan cannot be located on the Effective Date, such securities shall be set aside and maintained by the Exchange Agent. If such person is located within two years of the Effective Date, such securities shall be distributed to such person. If such person cannot be located within two years of the Effective Date, any such securities shall become the property of and shall be released to the Reorganized Debtor; provided, however, that nothing contained in this Plan shall require the Reorganized Debtor to attempt to locate such person.

         8.       TAX PROVISIONS.

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

         9.       SETOFFS.

         Except with respect to Senior Debt Claims3, the Debtor may, but shall not be required to, setoff against any Claim (for purposes of determining the allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor, of any such claim the Debtor may have against such claimant.

B. PROVISIONS FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND ADMINISTRATIVE EXPENSES.

         1.       CHARACTERIZATION OF DISPUTED CLAIMS.

         Except for the Class 7B Claims for which Requests for Allowance must be filed on or before the Class 7B Bar Date and which will be allowed or disallowed pursuant to the procedures set forth Section 8.15 and in the Class 7B Liquidating Trust Agreement, pursuant to subsection 1111(a) of the Bankruptcy Code, a proof of a Claim is deemed filed under section 501 of the Bankruptcy Code if that Claim is included in the schedules filed under section 1106(a)(2) of the Bankruptcy Code, except if the Claim is scheduled as disputed, contingent, or unliquidated. Such a disputed, contingent, or unliquidated claim must be asserted by its holder, or an indenture trustee representing such holder, by the timely filing of a proof of claim. If a proof of claim is not filed in a timely manner, the Claim may be deemed to be disallowed.

         2.       RESOLUTION OF CONTESTED CLAIMS AND INTERESTS.

         The Debtor shall have the right to object to and contest the allowance of any Claim or Interest Filed or deemed Filed with the Court, whether or not such Claim was scheduled as disputed, contingent or unliquidated.
The Senior Debt Claims shall be deemed Allowed by the Plan.

                                      VIII.
                       ACCEPTANCE OR REJECTION OF THE PLAN

A.       PRESUMED ACCEPTANCE OF PLAN.

         Classes 1, 2 and 3 are unimpaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code.

B.       DEEMED NON-ACCEPTANCE OF PLAN.

         Class 8 is deemed to have rejected the Plan and will not be solicited for acceptances or rejections to the Plan.

C.       VOTING CLASSES.

         Each holder of an Allowed Claim or Equity Interest in Classes 4, 5, 6, 7A and 7B shall be entitled to vote to accept or reject the Plan.

D.       ACCEPTANCE BY IMPAIRED CLASSES.

         An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than those designated under section 1126(e) of the Bankruptcy
Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than those designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. An Impaired Class of Interests shall have accepted the Plan if the holders (other than those designated under section 1126(e) of the Bankruptcy
Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.

E.       NON-CONSENSUAL CONFIRMATION.

         The Debtor will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code in view of the deemed non-acceptance by Class 8. In the event that any other Impaired Class of Claims or Interests does not accept the Plan in accordance with section 1126 of the Bankruptcy Code, the Debtor hereby requests that the Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code. Subject to Section 1127 of the Bankruptcy Code the Debtor reserves the right to modify the Plan to the extent that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

                                       IX.
                          EFFECTS OF PLAN CONFIRMATION

A.       DISCHARGE AND RELEASE.

         1. Except as otherwise expressly provided in the Plan or Confirmation Order, as of the Effective Date, the Debtor shall be discharged forthwith from, and the Confirmation Order shall operate as an injunction against, the commencement or continuation of an action, the employment of process, or an act to collect, recover or offset, any Claim (including any Securities Fraud Claim (or any claim for contribution or indemnity relating thereto)) and any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and any interest (or claims or debt related thereto) from or against the Debtor or the Reorganized Debtor and the Debtor's and the Reorganized Debtor's liability in respect thereof shall be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or arising from any agreement that the Debtor entered into or obligation of any kind of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date or that otherwise arose before the Confirmation Date (including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the date of commencement of the applicable Reorganization Case), and the Debtor and the Reorganized Debtor shall be released and discharged from any liability of a kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim is filed or deemed filed under section 501 of the Bankruptcy Code, such Claim is allowed under section 502 of the Bankruptcy Code, or the holder of such Claim has accepted the Plan.

         2. On the Effective Date, in consideration for, or as part of, the treatment accorded to the holders of Claims and Interests under the Plan, each holder of a Claim or Interest against or in the Debtor shall be deemed to have released the Debtor from any and all causes of action and claims, in law or in equity, whether based on tort, fraud, contract or otherwise, which arose prior to the Petition Date.

B.       RELEASE BY THE DEBTOR OF DIRECTORS, OFFICERS AND EMPLOYEES.

         Except for the estate of James A. Doyle and John N. Brincat, as of the Effective Date and subject to the settlement and compromise as set forth in
Section 8.05 of the Plan, the Debtor shall be deemed to have waived and released its present and former directors, officers and employees from any and all claims of the Debtor or Debtor in Possession (including claims which the Debtor in Possession otherwise has legal power to assert, compromise or settle in connection with its Reorganization Case) against such present and former directors, officers and employees arising on or prior to the Effective Date.

C.       TERM OF INJUNCTIONS OR STAYS.

         Unless otherwise provided in the Plan, all injunctions or stays provided for in the Reorganization Case pursuant to Section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effective until the Effective Date.

D.       EXCULPATION.

         Except with respect to KPMG Peat Marwick, neither the Debtor, the Reorganized Debtor, nor any of their respective officers, directors, employees, advisors, agents professionals or representatives, benefit plan administrators or trustees nor the members of the Steering Committee or the parties to the Consent Agreement and their principals, advisors, professionals and agents nor the members of the Creditors' Committee, Equity Holders' Committee, Securities Claimants' Committee and their members, advisors, professionals and agents shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with or arising out of actions taken or omitted to be taken in good faith in connection with the Debtor's restructuring, the Plan, the Reorganization Case, including all prepetition activities leading to the promulgation and confirmation of the Plan and the administration of the Plan or the property to be distributed under the Plan, provided, however, such exculpation shall not relate to post confirmation conduct deemed to be willful misconduct or gross negligence. On the Confirmation Date, the Securities Claimants' Committee shall dismiss or shall be deemed to have dismissed with prejudice adversary proceeding no. 98-A-01580 against the non-director defendants.

E.       REVESTING.

         Except as otherwise expressly provided in the Plan or in the New Collateral Documents, on the Effective Date, the Debtor will be vested with all of the property of its Estate free and clear of all Claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court. The Debtor shall continue as debtor in possession under the Bankruptcy Code until the Effective Date and, thereafter, the Reorganized Debtor may operate its business free of any restrictions imposed by the Bankruptcy Code or the Court except as specifically authorized by the Plan.

F.       RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.

         1. Except as set forth in Section IX. B, D and E above and in section 3 below, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtor, the Debtor in Possession or the Reorganized Debtor may have or which the Reorganized Debtor may choose to assert on behalf of the Estate under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all Claims against any entity, including but not limited to KPMG Peat Marwick, to the extent such entity asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtor, the Reorganized Debtor, their officers, directors or representatives, (ii) the avoidance of any transfer by or obligation of the Debtor or the Reorganized Debtor, or (iii) the turnover of any property to the Estate, all of which are expressly reserved by the Plan, or (iv) derivative actions currently pending on behalf of the Debtor which shall be dismissed by the Reorganized Debtor immediately following the Effective Date.

         2. Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtor had immediately prior to the Petition Date, against or with respect to any defense which the Debtor had immediately prior to the Petition Date, against or with respect to any Claim left unaltered or Unimpaired by the Plan. The Reorganized Debtor shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses which it had immediately prior to the Petition Date fully as if the Reorganization Case had not been commenced; and all of the Reorganized Debtor's legal and equitable rights respecting any Claim left unaltered or Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Reorganization Case had not been commenced.

         3. Under the Plan, except for the estate of James A. Doyle, John N. Brincat and KPMG Peat Marwick, the Debtor waives and releases any rights or causes of action for the recovery of preferential payments or fraudulent conveyances it may have against any party. Such a waiver and release is validated by the Debtor's prepetition practices of timely payment in the ordinary course of business, including payment under the debt instruments and/or forbearance agreements in existence. Further, with respect to the holders of Senior Debt Claims, the Debtor does not believe any claims exist against such Claimants and, as part of the voluntary allocation of their value to other creditors and equity holders, the holders of Senior Debt Claims require an acknowledgement of the validity of their claims and release of actions, if any.

G.       POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS.

         Outstanding notes, stock certificates and other evidences of Claims against or Interests in the Debtor in Classes 4, 5, 6, 7A, 7B and 8 under the Plan shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

                                       X.
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         On the Effective Date, and to the extent permitted by applicable law, all executory contracts and unexpired leases of the Debtor set forth on Exhibit C to the Plan shall be assumed in accordance with the provisions of sections 365 and 1123 of the Bankruptcy Code and, in the case of contracts evidencing Corporate Indemnities, subject to the provisions of Section 12.03, unless such executory contracts or unexpired leases are rejected by the Debtor's motion prior to confirmation or in connection with the confirmation hearing.

         Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtor in the ordinary course of business.

B.       CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES.

         Any Claims arising out of the rejection of contracts or leases must be filed with the Court within the time set by any Final Order rejecting an executory contract or unexpired lease or 30 days after the Effective Date. Any Claims not filed within such time will be forever barred from assertion against the Debtor or Reorganized Debtor, its estate and property. Unless otherwise ordered by the Bankruptcy Court or provided in this Plan, all such Claims for which proofs of Claim are required to be filed will be treated as Class 3 Claims.

         The Debtor is a party, along with Nondebtor Subsidiaries, to several unexpired leases which are the primary responsibility of, and paid in the ordinary course by, the Nondebtor Subsidiaries. Although the Debtor does not expect to reject many of the unexpired leases, any such leases which are rejected shall remain the obligation of the relevant Nondebtor Subsidiary. Further, Claims arising from the rejection of such leases shall be permitted against the Debtor only to the extent of the amount of the Claimant's Allowed Claim.

C.       LIMITED ASSUMPTION AND SURVIVAL OF THE DEBTOR'S CORPORATE INDEMNITIES.

         Except as provided in Sections 5.03 and 12.03 of the Plan, the Corporate Indemnities shall not be discharged or impaired by Confirmation of this Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtor and the Reorganized Debtor pursuant to the Plan, and shall continue as obligations of the Reorganized Debtor, provided that the Debtor's or Reorganized Debtor's obligations on such Corporate Indemnities shall be limited as follows:

                  (i) the claims of officers, agents and employees who remain employed by the Reorganized Debtor as of the first day immediately following the Effective Date (excluding any claims charged by the Indemnification Settlement Fund, shall be fully assumed ;

                  (ii) the claims of officers, agents, and employees, (other than the claims of the estate of James A. Doyle and John N. Brincat in respect of which no obligations shall be assumed), who are no longer Employed by the Reorganized Debtor as of the first day immediately following the Effective Date, shall be assumed only to the extent that they relate to costs and expenses incurred after the Effective Date in connection with their participation in an agency or government investigation and shall be limited to $250,000 in the aggregate, such claims to be submitted to the Reorganized Debtor and paid upon adequate verification;

                  (iii) the Beneficiaries shall be entitled to assert Allowed Indemnification Claims, but shall be entitled to compensation on account of such claims only out of
                           (x) the Indemnification Settlement Fund, and (ii) the extent of insurance coverage available under the Reliance Policies; and

                  (iv) the claims of outside directors as of the day immediately preceding the Effective Date shall be assumed and limited (except to the extent of claims of such persons as Beneficiaries) to the sum of (x) any remaining fee retainer in possession of the professionals retained by such directors and (y) $350,000.

                                       XI.
                                  MISCELLANEOUS

A.       RETENTION OF JURISDICTION.

         Notwithstanding the entry of the Confirmation Order or the Effective Date having occurred, the Court shall retain original and exclusive jurisdiction to (a) determine any disputed Claims, (b) determine requests for payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of professionals and other parties entitled thereto, (c) resolve controversies and disputes regarding interpretation and implementation of the Plan, (d) enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor and the Reorganized Debtor in accordance with Sections 524 and 1141 of the Bankruptcy Code and the terms and conditions of the Confirmation Order, (e) modify the Plan pursuant to Section
14.02 of the Plan, (f) determine any and all applications, adversary proceedings and contested or litigated matters pending on the Effective Date, (g) allow, disallow, estimate, liquidate or determine any Claim or Interest and to enter or enforce any order requiring the filing of any such Claim before a particular date, (h) determine any and all pending applications for the rejection of executory contracts or unexpired leases, or for the assignment of assumed executory contracts or unexpired leases, and to hear and determine, and if need be, liquidate any and all Claims arising from any such rejections, assumption and/or assignment, (i) determine any actions or other controversies arising under or in connection with the Plan, the Confirmation Order, the Class 7B Liquidating Trust, or any contract, instrument, release, or other agreement created in connection with the Plan, (j) enter and implement orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, and (k) enter a final decree closing the Reorganization Case, and (l) determine any actions or controversies related to or asserted against the Exchange Agent, and (m) enter and implement orders as are necessary to the transactions set forth in Section 8.05 of the Plan..

B.       FAILURE OF COURT TO EXERCISE JURISDICTION.

         If the Court abstains from exercising or declines to exercise jurisdiction, or determines that it is without jurisdiction over any matter or proceeding arising out of, related to, or otherwise connected with the Reorganization Case, including the matters set forth in this Article XI, the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter shall not be limited or otherwise affected by the Plan.

C.       RETIREE BENEFITS.

         The Debtor, and on behalf of the Nondebtor Subsidiaries, currently employs 1300 employees.4 The Debtor offers no post-retirement medical benefit plans for its employees. The Debtor, however, has three pension plans from which its employees may be entitled to benefits upon retirement. The three plans are described below.

         The Debtor is the contributing sponsor of the Mercury Finance Company, Inc. Retirement Plan (the "Mercury Plan") and a controlled group member of the contributing sponsor of the Retirement Plan for Employees of Gulfco Investment, Inc. and its subsidiaries (the "Gulfco Plan", together, the "Pension Plans"). The contributing sponsor of the Gulfco Plan, Gulfco Investment, Inc. is not in bankruptcy. The Pension Plans are covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Debtor understands that it and all members of its controlled group are obligated to contribute to the Pension Plans at least the amounts necessary to satisfy ERISA's minimum funding standards, ERISA ss. 302; Internal Revenue Code of 1996 ("IRC") ss. 412. In addition, in the event of a termination of either or both of the Pension Plans, the Debtor and all members of its controlled group may be jointly and severally liable for the unfunded benefit liabilities of the Pension Plans. See 29 U.S.C. ss. 1362(a). The Debtor understands that the Pension Plans may be terminated only if the statutory requirements of either ERISA ss. 4041, 29 U.S.C. ss. 1341, or ERISA ss. 4042, 29 U.S.C. ss. 1342, are met.

         The PBGC5 estimates that, using PBGC assumptions, the Mercury Plan is currently underfunded on a termination basis for all benefit liabilities by approximately $1,885,000, and that the Gulfco Plan is borderline sufficient for all benefit liabilities. The Debtor, however, has made no independent calculation of this potential liability because it has no intention to terminate the Pension Plans and the Pension Plans will remain on-going after confirmation of the Plan. All required contributions have been made to the Pension Plans and all PBGC premiums have been paid to date. Nevertheless, the Debtor understands that as a precautionary measure, once a Bar Date is established, PBGC will file claims for minimum funding contributions, unfunded benefit liabilities and PBGC premiums, if any, in connection with the Pension Plans. The Debtor reserves its right to object to any claims filed by the PBGC and understands that if the Pension Plans do in fact remain on-going after confirmation of the Plan, PBGC will withdraw its claims. Nothing in the Plan shall be construed to effect PBGC's claim upon termination of the Pension Plans.

         In addition to the Pension Plans, the Debtor sponsors a 401(k) plan. Full-time and certain part-time employees are eligible to participate following six months of employment. Approximately 650 employees actively participate in the 401(k) Plan. For every one dollar each participant contributes to the 401(k) Plan, up to 6% of base pay, the Debtor makes a matching contribution of $1.00. With respect to employees hired prior to July 1, 1995, the Debtor's 401(k) Plan match plan vests immediately. For employees hired after July 1, 1995, the Debtor's 401(k) match payment vests 20% per year over 5 years of continual employment. The Debtor is current with all payments under the 401(k) Plan.

         On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code or applicable nonbankruptcy law, the Reorganized Debtor shall continue to be obligated to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, and shall continue to pay such retiree benefits as they become due at the level established at any time prior to confirmation of the Plan pursuant to subsection (e)(1)(B) or (g) of section 1114, for the duration of the period the Debtor has obligated itself to provide such benefits; provided, however, that nothing herein shall extend or otherwise prohibit the Debtor's ability or the Reorganized Debtor's ability to modify the duration of such period or otherwise modify the terms and conditions of such retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

D.       MODIFICATION OF PLAN.

         The Debtor reserves the sole right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Reorganized Debtor may, upon order of the Court, amend or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E.       WITHDRAWAL OF PLAN.

         The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan. If the Debtor revokes or withdraws the Plan under this section, or if entry of the Confirmation Order does not occur, then the Plan shall be deemed null and void. In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor, to prejudice in any manner the rights of the Debtor in any further proceedings involving the Debtor, constitute an admission against interest by the Debtor or any other party in interest.

                                      XII.
                HISTORICAL FINANCIAL STATEMENTS OF THE DEBTOR AND
                 FINANCIAL PROJECTIONS OF THE REORGANIZED DEBTOR

         At September 30, 1998 the assets of the Debtor consisted of cash on hand of $92.5 million, income tax refunds receivable of $52.7 million, net credit card receivables of $47.8 million, fixed assets with net book value of $2.1 million, other assets of $3.0 million, and equity interest in 37 subsidiary finance companies. As of September 30, 1998, the equity interest in subsidiaries had a book value of $603.2 million for total assets of $792.0 million.

         The Debtor's liabilities as of September 30, 1998 include short term notes payable and commercial paper of $339.3 million, long term notes payable of $335.1 million and long term subordinated notes payable of $22.5 million. The Debtor is obligated for other liabilities of $37.1 million for total liabilities as of September 30, 1998 of $734.0 million.

         Historical financial statements of the Debtor are attached to the Disclosure Statement as Exhibit N. Financial projections of the Reorganized Debtor are attached to the Disclosure Statement as Exhibit M. The projected financial information gives affect to the proposed restructuring.

                                      XIII.
              SUMMARY OF CERTAIN RISK FACTORS RELATING TO THE PLAN

         The securities to be issued or transferred pursuant to the Plan are subject to a number of material risks, including those enumerated below. The risk factors enumerated below assume confirmation and the consummation of the Plan and all transactions contemplated therein, and do not include matters that could prevent or delay confirmation. Prior to deciding whether and how to vote on the Plan, holders of Claims and Interests should carefully consider all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraphs.

         1.       RISKS RELATING TO THE PROJECTIONS.

         The management of the Debtor has prepared the projected financial information contained in this Disclosure Statement relating to the Reorganized Debtor and contained in the attached as Exhibit M hereto (the "Reorganized Debtor Projections") in connection with the development of the Plan to present the projected effects of the Plan. The Reorganized Debtor Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Reorganized Debtor Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected. Such uncertainties and other factors include approval by the Court of the Plan, objections of third parties as well as the Debtor's ability to acquire finance receivables, trends in the automobile and finance industries, and general economic conditions. Accordingly, the Reorganized Debtor Projections are not necessarily indicative of the future financial condition or results of operations of the Reorganized Debtor, which may vary significantly from those set forth in the Reorganized Debtor Projections. Consequently, the projected financial information contained herein or in Exhibit M should not be regarded as a representation by the Debtor, the Debtor's advisors, or any other person that the Reorganized Debtor Projections can or will be achieved. The Debtor is currently engaged in a search for a new Chief Executive Officer. There can be no assurance that the new Chief Executive Officer will operate the Debtor in accordance with the projections as presented.

         2.       ASSUMPTIONS REGARDING VALUE OF DEBTOR'S ASSETS.

         It has been determined in the preparation of the projected financial information included elsewhere in this Disclosure Statement that the historical book value of the Debtor's assets generally approximates the fair value thereof, except for specific adjustments discussed in the notes to unaudited pro forma financial information. For financial reporting purposes the fair value of the assets of the Debtor (including deferred tax assets) must be determined as of the Effective Date. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of such unaudited pro forma financial information and the projected financial information, there can be no assurance with respect thereto.

         3.       NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION.

         As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtor from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of Debtor contained herein in the Exhibits attached hereto.

         4.       CERTAIN RISKS ASSOCIATED WITH THE REORGANIZATION CASE.

         The Debtor is a party to various contractual arrangements under which the commencement of the Reorganization Case and the other transactions contemplated by the Plan could, subject to the Debtor's rights and powers under sections 362 and 365 of the Bankruptcy Code, (i) result in a breach, violation, default or conflict, (ii) give other parties thereto rights of termination or cancellation, or (iii) have other adverse consequences for the Debtor or the Reorganized Debtor. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect of such matters, and the ability of the Debtor or Reorganized Debtor to resolve such matters on acceptable terms through negotiations with such other parties or otherwise. The Debtor does not believe that any enforceable breach of or default under any such agreement has occurred. Although the Debtor presently believes that none of the foregoing matters will have a material adverse affect on the businesses, financial condition or results of operations of the Reorganized Debtor, there can be no assurance with respect thereto.

         5.       CAPITAL REQUIREMENTS.

         The Reorganized Debtor's businesses are expected to require certain amounts of working capital. While the Reorganized Debtor Projections assume that the Reorganized Debtor will generate sufficient funds to meet its working capital needs for the foreseeable future, the ability of the Reorganized Debtor to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

         6.       CERTAIN RISKS ASSOCIATED WITH THE WARRANTS.

         The New Warrants are speculative securities. Under their terms, they are exercisable at specified exercise prices and will expire at 5:00 p.m. central standard time on the date that is three years, four years, and five years, respectively, after the Effective Date of the Plan. There can be no assurance that the market value of the New Common Stock will exceed the exercise price of the New Warrants at any time prior to the expiration of the New Warrants. The New Warrants will have no voting rights and no right to share in dividends, if any, paid with respect to the New Common Stock and would have no rights on liquidation of the Reorganized Debtor. There can be no assurance that the New Warrants will have access to a liquid trading market.

         7.       LACK OF TRADING MARKET; VOLATILITY.

         There can be no assurance that a market will develop for the securities issued pursuant to the Plan.

                  A.       THE NEW SECURITIES.

         Although the Debtor will use reasonable best efforts to cause the New Common Stock and the New Warrants to be listed on a national securities exchange or NASDAQ NMS, it is unlikely that initial listing requirements will be satisfied at the time of the Effective Date. Even if such securities are subsequently listed, there is no assurance that an active market for such securities will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for any of the New Securities or the price at which any sales may occur. In addition, the availability of the New Common Stock and New Warrants for future sale or the perception that such sales can occur could act to depress the market price for such securities.

         8.       RESTRICTED RESALE OF SECURITIES DISTRIBUTED UNDER THE PLAN.

         The New Common Stock and the New Warrants will be distributed pursuant to the Plan without registration under the Securities Act or any state securities laws pursuant to exemptions from such registration contained in section 1145(a) of the Bankruptcy Code. With certain exceptions for "ordinary trading transactions" by certain persons, in the event that a holder of securities offered and sold under the Plan is deemed to be an "underwriter" with respect to such securities or an "affiliate" of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and securities laws pursuant to Section 1145 of the Bankruptcy Code and, accordingly, could be effected only pursuant to an effective registration statement or in reliance on another applicable exemption from such registration requirements.

         9.       DIVIDEND RESTRICTIONS.

         It is not anticipated that any cash dividends will be paid on the New Common Stock for the foreseeable future.

         10.      CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.

         The U.S. federal income tax consequences of consummation of the Plan to creditors and equityholders are complex and subject to uncertainty. For example, the exchange by holders of Senior Debt Claims of their Claims for Excess Cash, New Senior Secured Notes and New Common Stock may result in partial or full recognition of tax gain or loss depending on whether the Senior Debt Claims and New Senior Secured Notes constitute "securities" for U.S. federal income tax purposes, a determination that depends on certain facts and circumstances. The exchange by equityholders of Old Common Stock for New Common Stock and New Warrants appears not to cause recognition of tax gain or loss. The determination of whether any recognized gain or loss is ordinary or capital in nature depends on additional circumstances. The Debtor does not anticipate that there will be a net operating loss carryover ("NOL") following the Effective Date. See "Certain U.S. Federal Income Tax Considerations" below for additional discussion of the U.S. federal income tax consequences for creditors, equityholders and the Debtor on the consummation of the Plan.

         11.      CERTAIN RISKS OF NON-CONFIRMATION.

         There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. A non-accepting creditor or equity security holder of the Debtor might challenge the adequacy of the Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code and/or Bankruptcy Rules. Even if the Court were to determine that the Disclosure Statement and the balloting procedures and results were appropriate, the Court could still decline to confirm the Plan if it were to find that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that the Court will conclude that these requirements have been met, the Debtor believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each class under the Plan will receive distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such Chapter 7 case.

         The confirmation and consummation of the Plan are also subject to certain conditions. If the Plan, or a plan determined not to require resolicitation of any Classes of Claims or Interests by the Court, were not to be confirmed, it is unclear whether the restructuring could be implemented and what distribution holders of Claims and Interests ultimately would receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible the that Debtor would have to liquidate its assets, in which case it is likely that holders of Claims and Interests would receive substantially less than the treatment they will receive pursuant to the Plan.

         12.      DISRUPTION OF OPERATIONS RELATING TO BANKRUPTCY FILING.

         The Debtor's commencement of the Reorganization Case, even in connection with the Plan, could adversely affect the Debtor's subsidiaries' relationships with their customers, suppliers, dealers and employees. Employees of the Debtor and its subsidiaries generally are not parties to employment contracts. The Debtor believes that, due to uncertainty about its financial condition, it may be difficult to retain or attract high quality employees. If the Debtor's relationships with its customers, suppliers, dealers and employees are adversely affected, the Debtor's subsidiaries' operations could be materially affected.

         13.      BUSINESS AND COMPETITION.

         The consumer finance business is intensely competitive. The Debtor competes with other consumer finance companies, personal loan departments of commercial banks, federally insured credit unions, industrial banks, credit card issuers and companies which finance the sales of their own merchandise or the merchandise of others. In recent months, a number of the Debtor's competitors have announced that they have exited the sub-prime sales finance industry, have no funds available to acquire additional sales finance contracts or have tightened credit standards resulting in lower volumes. While this may be a sign that competitive pressures should be easing, there still appears to be no shortage of alternatives for auto dealers attempting to sell sales finance contracts.

                                      XIV.
                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following description sets forth material U.S. federal income tax consequences to prospective participants participating in the Plan and of the ownership and disposition of the New Senior Secured Notes, New Junior Subordinated Notes, New Common Stock and New Warrants. Such description is based on the provisions of the Internal Revenue Code (the "Code"), final, temporary and proposed Treasury Regulations thereunder and administrative and judicial interpretations thereof, all as in effect as of the day hereof and all of which are subject to change, possibly on a retroactive basis. Prospective participants in the Plan should be aware that many of such tax consequences are unclear under existing law and, as a result, many alternative tax results are possible. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences of the Plan described herein. No ruling or advisory opinion as to the U.S. federal income tax consequences of the Plan is being requested from the Service.

         The following discussion does not include all matters that may be relevant to any particular holder of Claims or Interests in light of such holder's particular facts and circumstances. Certain holders, including financial institutions, broker-dealers, tax-exempt entities, insurance companies, foreign persons and stockholders who acquired their stock through the exercise of an employee stock option or otherwise as compensation, may be subject to special rules not addressed below.

         This discussion assumes that holders hold their Old Securities (as defined below), Old Common Stock, New Senior Secured Notes, New Junior Subordinated Notes, New Common Stock and New Warrants as "capital assets" within the meaning of Code Section 1221. Any gain or loss recognized by such a holder on the disposition of any Old Securities, Old Common Stock, New Senior Secured Notes, New Junior Subordinated Notes, New Common Stock or New Warrants would, except as specifically noted below, be a capital gain or loss. Such gain or loss would be long-term capital gain or loss if the holding period with respect to such Old Securities, Old Common Stock, New Senior Secured Notes, New Junior Subordinated Notes, New Common Stock or New Warrants exceeds one year, and otherwise would be short-term capital gain or loss. The use of capital losses to offset other income is subject to significant limitations.

         THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. ALL HOLDERS OF THE OLD SECURITIES AND OLD COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF THE REORGANIZED DEBTOR SECURITIES ISSUED PURSUANT TO THE PLAN, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS, REGULATIONS OR ADVISORY OPINIONS.

A.       TAX CONSEQUENCES TO CREDITORS

         1.       GENERAL

         The Plan contemplates the distribution of New Common Stock, New Senior Secured Notes and Excess Cash in exchange for the Senior Debt Claims. The Senior Debt Claims consist of commercial paper, short-term loans ("Short Term Loans") and senior term notes ("Senior Term Notes"). In addition, the Plan involves the distribution of New Junior Subordinated Notes in exchange for Mercury's subordinated notes (the "Subordinated Notes").

         The U.S. federal income tax consequences to the holders of the Senior Debt Claims and the Subordinated Noteholders depend on whether the New Senior Secured Notes and New Junior Subordinated Notes are obligations that constitute "securities" for U.S. federal income tax purposes (a "Tax Security"). The tax consequences also depend on whether the Senior Debt Claims and the Subordinated Notes (the "Old Securities") constitute Tax Securities. Tax Securities are not defined in the Code or the Treasury Regulations. Whether an obligation constitutes a Tax Security is based on the facts and circumstances surrounding the origin and nature of the obligation and its maturity date. Generally, stock, and bonds or debentures with an original term of at least ten years have been considered to be Tax Securities. In contrast, instruments with terms of five years or less rarely qualify as Tax Securities.

         The U.S. federal income tax consequences to the holders of the Old Securities also depend on whether the Old Securities, the New Senior Secured Notes and the New Junior Subordinated Notes are considered traded on an established market for U.S. federal income tax purposes ("publicly traded"). It is not clear whether the Old Securities, the New Senior Secured Notes and the New Junior Subordinated Notes are publicly traded for tax purposes. The discussion in the "Holders of Senior Debt Claims" and "Subordinated Noteholders" sections below assumes that the Old Securities, the New Senior Secured Notes and the New Junior Subordinated Notes are not publicly traded for tax purposes. The consequences if the Old Securities, the New Senior Secured Notes or the New Junior Subordinated Notes are publicly traded for tax purposes are set forth below under "Publicly Traded Status; Original Issue Discount".

         Because the New Senior Secured Notes and the New Junior Subordinated Notes provide for payments in future years, any gain, but not loss, recognized by the holders of Old Securities may, under certain circumstances, be reportable under the installment sale rules pursuant to Code Section 453 (see "Installment Sales" below).

         2.       HOLDERS OF SENIOR DEBT CLAIMS.

         Based on their maturity dates, it appears that the commercial paper, the Short Term Loans, the Senior Term Notes, and the New Senior Secured Notes will not constitute Tax Securities. It will be assumed for the remainder of this discussion that the New Senior Secured Notes will not constitute Tax Securities.

         In general, the amount of gain or loss realized by a holder of a Senior Debt Claim as a result of participating in the Plan should equal the difference of (a) the sum of (i) the fair market value of the New Common Stock received,
(ii) the face amount of the New Senior Secured Notes received, and (iii) the amount of cash received, if any (other than amounts listed in this clause (a) that are attributable to accrued interest which will be taxable as such), less
(b) the holder's adjusted tax basis in the Senior Debt Claims exchanged.

         CONSEQUENCES IF THE SENIOR DEBT CLAIMS DO NOT CONSTITUTE TAX SECURITIES. If the Senior Debt Claims exchanged by the holder do not constitute Tax Securities, the exchange will be a taxable event. Accordingly, the holder will recognize gain or loss upon the exchange measured with reference to the holder's adjusted tax basis in the Senior Debt Claims and the sum of the face amount of the New Senior Secured Notes and the fair market value of the New Common Stock and cash received in exchange therefor (other than amounts received attributable to accrued interest which will be taxable as such). Such gain, if any, may be reportable under the installment method (see "Installment Sales" below). A portion of any such gain may be taxable as ordinary income (see "Market Discount" below). The tax basis of the property received by the holder will be the face amount of the New Senior Secured Notes and the fair market value of the New Common Stock and cash received (other than amounts attributable to accrued interest). The holding period for such property will begin on the day after the Effective Date.

         CONSEQUENCES IF THE SENIOR DEBT CLAIMS CONSTITUTE TAX SECURITIES. If the Senior Debt Claims exchanged by the holder do constitute Tax Securities, the exchange should qualify as a recapitalization to such holder under Code Section
368. As a result, the holder (a) should not recognize any loss realized on such exchange, except to the extent that the holder allocates part of the distribution to accrued but unpaid interest, if any, on a Senior Debt Claim, which was previously included in income by such holder, and such allocation is less than the amount of such accrued but unpaid interest, and (b) should recognize gain realized on the exchange to the extent of the lesser of (a) the sum of the face amount of the New Senior Secured Notes and the amount of cash, if any, received in the distribution, and (b) the amount of such realized gain. A portion of such gain, if any, may be reportable under the installment method (See "Installment Sales" below). A portion of any such gain may be taxable as ordinary income under the market discount rules (see "Market Discount" below). The tax basis in the New Senior Secured Notes should equal their face amount and the holding period for such property should begin the day after the Effective Date. The tax basis in the New Common Stock received should equal the tax basis in the Tax Securities exchanged, decreased by the face amount of the New Senior Secured Notes and any cash received, and increased by any recognized gain. The holding period of the New Common Stock received should include that of the Tax Securities exchanged.

         3.       SUBORDINATED NOTEHOLDERS.

         It appears that the New Junior Subordinated Notes do not constitute Tax Securities because the term of the New Junior Subordinated Notes is five years. It is unclear whether the Subordinated Notes constitute Tax Securities.

         CONSEQUENCES IF EITHER THE SUBORDINATED NOTES OR THE NEW JUNIOR SUBORDINATED NOTES DO NOT CONSTITUTE TAX SECURITIES. If either the New Junior Subordinated Notes or the Subordinated Notes do not constitute Tax Securities, the exchange will be a taxable event. If the exchange results in a recognized gain, it is possible that a Subordinated Noteholder may be able to report such exchange under the installment method (see "Installment Sales" below). If, however, the exchange does not qualify for treatment under the installment sale rules, the Subordinated Noteholders will recognize gain or loss upon the exchange measured with reference to the Subordinated Noteholder's adjusted tax basis in the Subordinated Notes and the face amount of the New Junior Subordinated Notes received therefor (other than amounts received attributable to accrued interest which will be taxable as such). A portion of any such gain may be taxable as ordinary income (see "Market Discount", below). The tax basis of the New Junior Subordinated Notes received by the Subordinated Noteholders will equal the fair market value thereof. The holding period for such property will begin on the day after the Effective Date.

         CONSEQUENCES IF BOTH THE SUBORDINATED NOTES AND THE NEW JUNIOR SUBORDINATED NOTES CONSTITUTE TAX SECURITIES. If both the Subordinated Notes and the New Junior Subordinated Notes do constitute Tax Securities, the exchange will qualify as a recapitalization to the Subordinated Noteholders under Code
Section 368. As a result, the Subordinated Noteholders (a) will not recognize any loss realized on such exchange, except to the extent that part of its distribution is allocated to accrued but unpaid interest, if any, on the Subordinated Notes, which was previously included in income by such Subordinated Noteholder, and such allocation is less than the amount of such accrued but unpaid interest, and (b) will recognize gain realized on the exchange to the extent, if any, the principal amount of New Junior Subordinated Notes exceeds the principal amount of the Subordinated Notes exchanged. Such gain, if any, may be reportable under the installment method (See "Installment Sales" below). The amount of gain or loss realized by a Subordinated Noteholder will equal the difference between the face amount of the New Junior Subordinated Notes received (other than amounts received attributable to accrued interest which will be taxable as such) and the holder's adjusted basis in the Subordinated Notes surrendered. A Subordinated Noteholder's tax basis in the New Junior Subordinated Notes received will equal the Subordinated Noteholder's tax basis in the Subordinated Notes surrendered, increased by any recognized gain. The holding period for the New Junior Subordinated Notes will include the holding period of the Subordinated Notes.

         4.       INSTALLMENT SALE RULES.

         If the Old Securities holders exchange their claims in an exchange that is wholly or partially taxable, the installment sale rules may apply to defer all or a portion of recognized gains. If the installment rules apply, the tax consequences to the holders of the Old Securities may be different than described above.

         The installment rules should apply to any gains recognized by the holders of Senior Debt Claims unless the New Senior Secured Notes or the Senior Debt Claims are readily tradeable. It is not clear whether the New Senior Secured Notes or Senior Debt Claims are readily tradeable for tax purposes. The installment sale rules should apply to any gains recognized by the Subordinated Noteholders unless the New Junior Subordinated Notes or the Subordinated Notes are readily tradeable. The New Junior Subordinated Notes and Subordinated Notes probably are not readily tradeable for tax purposes. In addition, the Old Securities holders can affirmatively elect not to be subject to the installment sale rules.

         If the installment sale rules apply to a holder, the benefit to that holder will be limited by rules that require taxpayers other than dealers who hold installment obligations exceeding five million dollars to pay interest on the tax liability deferred by application of the installment sale rules.

         If the Old Securities holders recognize gain that is reportable under the installment sale rules, such gain is recognized as such holders receive payments. In general, the holder of the obligation recognizes gain in an amount equal to the payment received multiplied by a fraction, the numerator of which is the total amount of gain to be recognized on the exchange and the denominator is the total amount to be paid under the obligations.

         5.       MARKET DISCOUNT ON AN EXCHANGE OF OLD SECURITIES.

         Gain recognized by holders of Old Securities who exchange claims pursuant to the Plan may be treated as ordinary income pursuant to provisions of the Code relating to "market discount." In general, if a holder acquires a debt instrument at a market discount and thereafter realizes gain on disposition of the instrument (including by gift), the holder must recognize, as ordinary income at the time of such disposition, the lesser of such gain (or appreciation in the case of a gift) on the portion of the market discount that accrued while the debt instrument was held by such holder. A debt instrument is acquired at a market discount if, subject to a statutorily-defined de minimis exception, the purchase price is less than the stated redemption price at maturity of the debt instrument (or, if the debt instrument was issued with original issue discount, its revised issue price).


         6.       TREATMENT OF INITIAL INTEREST ON NEW SENIOR SECURED NOTES.

         Interest begins to accrue on the New Senior Secured Notes on the 91st day after the Petition Date, and the New Senior Secured Notes may be issued after the 91st day after the Petition Date. The portion of the first interest payment that is computed by reference to the period from the 91st day after the Petition Date until the date the New Senior Secured Notes are issued constitutes "pre-issuance accrued interest" under section 1.1273-2(m) of the Treasury Regulations. This pre-issuance accrued interest need not result in recognition of original issue discount under the regulations, but can be treated as part of the principal of the New Senior Secured Notes that is nontaxable when paid as part of the first interest payment. The pre-issuance accrued interest must be taken into account in determining gain or loss, if any, on the exchange of the Senior Debt Claims for New Senior Secured Notes and New Common Stock.

         7.       DISPOSITION OF THE NEW COMMON STOCK.

         In general, any gain or loss recognized on a subsequent sale or exchange of the New Common Stock received pursuant to the Plan should be a capital gain or loss. However, a creditor that receives stock in exchange for Tax Securities (as defined above) is required, to the extent that gain is recognized upon a subsequent disposition of such stock, to "recapture" as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the stock in satisfaction of such debt, reduced by any amount included in income upon the receipt of the stock.

         8.       PUBLICLY TRADED STATUS; ORIGINAL ISSUE DISCOUNT.

         If the Senior Debt Claims or the New Senior Secured Notes or if the Subordinated Notes or New Junior Subordinated Notes are considered publicly traded for tax purposes, the tax consequences to the holders of Old Securities will differ from the above discussion as follows. If either the New Senior Secured Notes or the New Junior Subordinated Notes are considered publicly traded, the issue price of the New Senior Secured Notes or New Junior Subordinated Notes, as the case may be, will be determined based on their fair market value. If only the Senior Debt Claims are considered publicly traded, the issue price of the New Senior Secured Notes will be determined by reference to an allocation of the fair market value of the Senior Debt Claims to cash, accrued interest, New Common Stock and New Senior Secured Notes. If only the Subordinated Notes are considered publicly traded, the issue price of the New Junior Subordinated Notes will equal the fair market value of the Subordinated Notes exchanged therefor. Where the above discussion indicates that an exchange will be taxable to the holder and that the gain will be determined by reference to the face amount of the New Senior Secured Notes or New Junior Subordinated Notes, the gain will be instead determined by reference to the fair market value of the New Senior Secured Notes or New Junior Subordinated Notes (other than amounts received attributable to accrued interest which will be taxable as such). Where the above discussion indicates that the basis of the New Senior Secured Notes or New Junior Subordinated Notes will be determined by reference to the face amount of the New Senior Secured Notes or New Junior Subordinated Notes, the basis will be instead determined by reference to the fair market value of the New Senior Secured Notes or New Junior Subordinated Notes (other than amounts received attributable to accrued interest which will be taxable as such).

         If either the Senior Debt Claims or the New Senior Secured Notes or if either the Subordinated Notes or New Junior Subordinated Notes are publicly traded for tax purposes and the issue price (as determined above) of the New Senior Secured Notes or New Junior Subordinated Notes, as the case may be, is less than the face amount thereof by more than a de minimis amount, the New Senior Secured Notes or New Junior Subordinated Notes, as the case may be, will be treated as issued with original issue discount. Original issue discount generally is recognized as interest income to the holder under rules that cause the sum of original issue discount and stated interest (other than "qualified stated interest") to be recognized over the term of the debt instrument on an economic accrual basis, regardless of whether such holder uses the cash or the accrual method of tax accounting. As a result of this economic accrual method of including original issue discount in income, the amounts includible in income by a holder of New Senior Secured Notes or New Junior Subordinated Notes generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

         If, however, the New Senior Secured Notes and New Junior Subordinated Noes are not issued with original issue discount, interest on these notes will be taxable to the holders of these notes as ordinary income at the time it is received or accrued, depending on the holder's usual method of accounting for tax purposes.

         9. SALE, EXCHANGE OR OTHER DISPOSITION OF NEW SENIOR SECURED NOTES OR NEW JUNIOR SUBORDINATED NOTES.

         The sale, exchange, redemption or other taxable disposition of a New Senior Secured Note or New Junior Subordinated Note will result in recognition of taxable gain or loss to a holder of such notes in an amount equal to the difference between (a) the amount of cash and the fair market value of property received in exchange therefor (other than amounts attributable to accrued interest which will be taxable as such) and (b) such holder's adjusted tax basis in such note. Except as discussed below with respect to market discount, such gain or loss generally will be long-term capital gain or loss if the holder has held the note for more than one year at the time of disposition.

         An exception to the capital gain treatment described above may apply to a holder who purchased either the New Senior Secured Notes or New Junior Subordinated Notes at a "market discount." In general, unless a holder acquired a note upon the note's original issuance at the original "issue price" for the notes, market discount is, in the case of notes without original issue discount, the excess, if any, of the principal amount of a note over the holder's tax basis therein at the time of the acquisition and, in the case of notes with original issue discount, is the excess if any, of the "revised issue price" of such note over the holder's tax basis therein at the time of acquisition (unless, in either case, the amount of such excess is less than a specified de minimis amount, in which case market discount is considered zero). A holder who acquires a debt instrument at a market discount (and who does not elect to include such market discount in income on a current basis, as described below) may be required to defer a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction. A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues, either on a straight-line basis or, if elected as to such instrument, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. If a holder makes a current inclusion election, the foregoing rules with respect to the recognition of ordinary income on a sale or other disposition of such debt instrument, and the deferral of interest expense on indebtedness related thereto, should not apply.

B.       TAX CONSEQUENCES TO EQUITYHOLDERS.

         1.       RECEIPT OF NEW COMMON STOCK AND NEW WARRANTS.

         The Plan contemplates the distribution of New Common Stock and New Warrants in exchange for the Old Common Stock. The exchange of the Old Common Stock for 5% of the New Common Stock and all of the New Warrants will be treated as a reorganization under Code Section 368. The exchange will not be treated as a taxable exchange to the holders of Old Common Stock. As a result, the holders of Old Common Stock will not recognize gain or loss on the exchange. The Old Common Stock holder's tax basis in the New Common Stock and New Warrants should equal the adjusted tax basis in the Old Common Stock surrendered in the exchange. The holding period for the New Common Stock and New Warrants will include the holding period for the Old Common Stock.

         2.       EXERCISE, DISPOSITION OR LAPSE OF NEW WARRANTS.

         Holders of the New Warrants should not recognize gain or loss upon exercise of the New Warrants, but their basis therein, together with amounts paid to exercise the New Warrants, should be included in their basis in the property acquired as a result of such exercise. The holding period for the property acquired upon exercise should begin on the day after the date of exercise of such rights.

         Holders of New Warrants should recognize gain or loss upon the disposition or lapse of the rights in an amount equal to the difference between their basis in the New Warrants, if any, and the amount, if any, received in exchange therefor. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the New Warrants exceeds one year.

C.       TAX CONSEQUENCES TO SECURITIES FRAUD CLAIM HOLDERS.

         Pursuant to the Plan, the Securities Fraud Claim holders will receive cash. To the extent holders receive cash in respect of claims relating to Old Common Stock disposed of in a taxable transaction occurring in a year prior to the year in which the cash is received (or, for accrual basis taxpayers, prior to the year in which the Plan is confirmed), the Debtor believes such holders will recognize gain in the year of such receipt (or year of confirmation of the Plan for accrual basis taxpayers) equal to the amount of cash received of the same character as the loss incurred in the prior year. To the extent holders receive cash in respect of claims relating to Old Common Stock disposed of during the same taxable year in which the cash is received (or year of confirmation of the Plan for accrual basis taxpayers), but prior to such receipt (or confirmation), the Debtor believes such holders will reduce the loss on such disposition by an amount equal to the amount of cash received.

         To the extent holders receive cash in respect of claims relating to Old Common Stock cancelled pursuant to the Plan, such cash will be combined with the New Common Stock and New Warrants received in respect of the Old Common Stock. A holder will recognize gain (but not loss) equal to the lesser of (i) the excess of the sum of the fair market value of the New Common Stock and New Warrants received and the amount of cash received over the holder's tax basis in the Old Common Stock and (ii) the amount of cash received. Holders of Securities Fraud Claims should consult their tax advisors regarding the tax consequences resulting from the Reorganization.

D.       TAX CONSEQUENCES TO DIVIDEND CLAIM HOLDERS.

         Pursuant to the Plan, Dividend Claim holders will receive cash. The holders will recognize ordinary income equal to the amount of cash received in the year of receipt (or, for accrual basis taxpayers, in the year in which the Plan is confirmed).

E.       BACKUP WITHHOLDING

         Holders of Subordinated Notes, Senior Debt Claims and Old Common Stock may, under certain circumstances, be subject to backup withholding on reportable payments made pursuant to the Plan (or on a distribution with respect to the New Common Stock, on interest with respect to the New Senior Secured Notes or the New Junior Subordinated Notes, or on property received upon exercise of the New Warrants), unless either the holder provides the correct taxpayer identification number to the Debtor and certifies in the manner required that the holder is not subject to backup withholding, or the holder demonstrates when required that it is a corporation otherwise exempt from backup withholding. A holder of New Senior Secured Notes, New Junior Subordinated Notes, New Common Stock, or New Warrants that does not provide the Debtor with the correct taxpayer identification number also may be subject to penalties imposed by the Service. Amounts withheld under these rules are creditable against the holder's U.S. federal income tax liability.

F.       TAX CONSEQUENCES TO THE DEBTOR.

         1.       CANCELLATION OF INDEBTEDNESS INCOME.

         A taxpayer generally must include in gross income the amount of any cancelled indebtedness realized during the taxable year, except to the extent payment of such indebtedness would have given rise to a deduction. Such amounts, however, are not included in income where the cancellation of indebtedness is accomplished pursuant to a plan approved by the court in a case under the Bankruptcy Code (the "Bankruptcy Exception"). Instead, the amount of cancelled indebtedness that would otherwise have been required to be included in income reduces certain tax attributes of the taxpayer in the following order: net operating loss carryforwards ("NOLs"), general business credit carryovers, minimum tax credits, capital loss carryovers, the taxpayer's basis in property and foreign tax credit carryovers. A reduction in the basis of taxpayer's property is limited, however, to the excess of the aggregate bases of the property held by taxpayer immediately after the discharge over the aggregate of the liabilities of taxpayer immediately after the discharge.

         Under the Plan, satisfaction of the Claims would give rise to cancellation of indebtedness income to the Debtor in an amount equal to the difference between (i) the adjusted issue price of Claims and (ii) the sum of
(a) the amount of Excess Cash, if any, paid by the Debtor in partial satisfaction of such Claims, and (b) the issue price of any debt instrument and the fair market value on the Effective Date of stock and other consideration issued in satisfaction of such Claims, except to the extent that the discharged Claims would have given rise to a deduction had they been paid in full and a deduction for such amount has not already been claimed. Based on the estimate of the value of the New Common Stock available on the date of the Disclosure Statement, the Debtor estimates that satisfaction of the Claims will give rise to approximately $70 million in cancellation of indebtedness income that will not be recognized under the Bankruptcy Exception.

         2.       POTENTIAL AVAILABILITY OF NET OPERATING LOSS CARRYOVERS.

         The Debtor estimates that as of the Effective Date, and based on the assumptions on which the Reorganized Debtor projections are based, the Debtor will have approximately $27 million of NOLs, prior to taking into account any reductions for cancellation of indebtedness as discussed above (see "Cancellation of Indebtedness Income"). Because the amount of cancellation of indebtedness income is expected to be greater than the NOL as of the Effective Date, the Debtor anticipates that the entire NOL will be eliminated. Whether the NOL is entirely eliminated due to the exclusion of cancellation of indebtedness will depend on the taxable income or loss generated by the Debtor up to the Effective Date and the fair market value of the New Common Stock received by the holders of the Claims. These factors may change between the date of this Disclosure Statement and the Effective Date. If, due to these factors, there is an NOL after the reduction of tax attributes as of the Effective Date, the NOL may be subject to annual limitations under Code Section 382 (the "Section 382 Limitation").

         CODE SECTION 382 - IN GENERAL. Code Section 382 provides that corporations that undergo an "ownership change" may be limited in the amount of existing tax attributes, including NOLs, that can be used to offset income generated by the corporation after the date of the ownership change, unless an exception under Code Section 382(l)(5) applies (as described below). Stated simply, an ownership change occurs when aggregate changes in stock ownership by 5 percent shareholders exceed 50 percentage points by value over a three-year "testing period." Following an ownership change, the annual amount of income that may be offset by the corporation's tax attributes after the ownership change generally will be limited to an amount equal to the sum of the equity value of the corporation immediately before the ownership change (but including any increase in value resulting from any surrender or cancellation of indebtedness under the Chapter 11 case), multiplied by the long-term tax-exempt rate then in effect. This Section 382 Limitation may be increased by certain "recognized built-in gains" triggered during a five year "recognition period" beginning on the ownership change date. Moreover, certain "recognized built-in losses" triggered during the recognition period may be limited in the same manner as if such loss were an NOL existing as of the ownership change.

         CODE SECTION 382(L)(5). Code Section 382(l)(5) applies to certain ownership changes occurring in connection with Chapter 11 cases, unless the corporation affirmatively elects not to have such provision apply. Code Section 382(l)(5) applies to ownership changes if (i) the corporation is under the jurisdiction of a Bankruptcy Court under Chapter 11, and (ii) the shareholders and "qualified creditors" of the corporation (determined immediately before the ownership change) own, after the ownership change, stock of the corporation having at least 50 percent of the value and voting power of the corporation. "Qualified creditors" are defined to include creditors that held their indebtedness for at least 18 months prior to the date of the filing of the Chapter 11 Case and creditors whose indebtedness arose in the ordinary course of the corporation's trade or business and was held by the person who at all times held the beneficial interest in such indebtedness. If the exception under Code
Section 382(l)(5) applies, the general Section 382 Limitation does not apply. Instead, any existing NOLs are reduced by a portion of the interest that the corporation claimed as a deduction on indebtedness that was converted into stock of the corporation as a result of the Chapter 11 proceedings. The amount of disallowed interest equals the amount of deductions the corporation claimed on such indebtedness during the portion of the tax year in which the ownership change occurred and the three preceding tax years.

         APPLICATION OF CODE SECTION 382 TO DEBTOR. Debtor anticipates that there will be no NOL existing after taking into account the attribute reduction as of the Effective Date. If, however, there is an NOL existing subsequent to the Effective Date, it appears that the Debtor could elect to have the Code
Section 382(l)(5) exception apply. Under the exception, the general Section 382 Limitation would not apply. Instead, any NOL existing on the Effective Date (after the reduction of tax attributes) would be reduced by a portion of the interest deducted by the Debtor with respect to the Claims that were converted into New Common Stock pursuant to the Plan. The NOL would be reduced by the interest deducted on such claims during the taxable year that includes the Effective Date and the three prior years.

         If the Code Section 382(l)(5) exception does not apply to the Debtor (or the Debtor affirmatively elects out of the exception), any existing NOL would be subject to the general Section 382 Limitation. As a result, annual usage of the NOL would be limited to the equity value of Debtor immediately prior to the Effective Date, (including any increase in value resulting from the cancellation of any Claims under the Plan), multiplied by the long-term tax-exempt rate in effect as of the Effective Date. Debtor may be allowed to increase such limitation by certain built-in gains realized during the five year recognition period following the change date. Certain recognized built-in losses realized during the recognition period may be subject to Debtor's Code Section 382 limitation as if they were NOLs.

         3.       REDUCTION IN ASSET BASIS.

         To the extent the Debtor's cancellation of indebtedness income exceeds its NOL and capital loss and tax credit carryforwards as of the Effective Date, the Debtor may be required to reduce the basis of its assets. The reduction in the basis of Debtor's property would be limited, however, to the excess of the aggregate basis of the property held by Debtor immediately after the discharge over the aggregate of the liabilities of Debtor immediately after the discharge. Despite this limitation, asset basis reduction could result in a significant future tax cost to Debtor when such assets are realized or disposed of.

                                       XV.
                       VOTING AND CONFIRMATION OF THE PLAN

A.       CLASSIFICATION OF CLAIMS AND INTERESTS UNDER THE BANKRUPTCY CODE

         The Plan divides the Claims against and Interests in the Debtor into nine (9) classes and sets forth the treatment offered each class. Section 101(5) of the Bankruptcy Code defines "claim" broadly as a "right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured" or a "right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured."

         In order for the holder of a claim to participate in a plan and receive the treatment offered to the class in which it is classified, the claim must be "allowed." A claim is allowed under the Bankruptcy Code if such claim or a portion thereof either:

                  (i) has been scheduled by the Debtor in its bankruptcy filing, is not scheduled as disputed, contingent or unliquidated, and is not subject to any pending objection timely filed by any party-in-interest, or

                  (ii) has been timely filed by way of a proof of claim with the court and

                           (A) is not subject to an objection filed within any period for objections fixed by the Bankruptcy Code, the Bankruptcy Rules, or an order of the court, or

                           (B) the court has allowed the claim despite an objection.

         Pursuant to Section 1122 of the Bankruptcy Code, claims and interests must be grouped into classes or "classified" under a plan of reorganization. All claims or interests within a particular class must be substantially similar to each other, and must in general receive the same treatment as each other, except to the extent that a particular holder agrees to a less favorable treatment. The Debtor believes that the classification of Claims and Interests under the Plan is proper under the Bankruptcy Code.

         Modifications or amendments to a plan's classification system may be made with the Court's approval and may, under certain circumstances, be approved by the Court at the confirmation hearing without re-solicitation of holders of Claims and Interests who are not materially and adversely affected by any such modification or amendment. In the event that re-solicitation is required, which would be the case in the event that the modification adversely changes the treatment of the claim of any creditor who has not accepted in writing the modification and whose claim is in a class which must accept the plan in order for it to be confirmed, the plan proponent must make disclosure to holders of claims or interests of such additional adequate information as is necessary to make an informed judgment about the Plan as modified.

         It is the present intention of the Debtor to use, to the extent permitted by the Court and the Bankruptcy Code, each acceptance received by the Debtor pursuant to this solicitation for the purpose of obtaining the acceptance of the Class of which a holder of Claims or Interests is ultimately deemed to be a member, in the event of an amendment or modification of the classification scheme under the Plan. It is possible that reclassification of Claims or Interests could affect the Classes in which such Claims or Interests were initially classified, or another Class under the Plan, by changing the composition of such Classes and the votes of the members thereof required for acceptance of the Plan by such Classes. A reclassification of Claims or Interests after this solicitation could necessitate a re-solicitation of acceptances.

         TO THE EXTENT PERMITTED BY THE COURT, THE BANKRUPTCY CODE AND THE BANKRUPTCY RULES, ACCEPTANCE BY ANY HOLDER OF CLAIMS OR INTERESTS OF THE PLAN PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE THE ACCEPTANCE OF THE PLAN'S TREATMENT OF ANY SUCH CLAIM OR INTEREST, REGARDLESS OF POSSIBLE RECLASSIFICATION OF THE CLAIM OR INTEREST.

B.       IMPAIRMENT OF CLAIMS AND INTERESTS: IMPAIRED CLASSES.

         The Bankruptcy Code requires that, in order to be confirmed, a plan of reorganization must specify whether a class of claims or interests is "impaired" by its treatment under the Plan. A claim or interest is "impaired" unless the plan:

                  (i) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder thereof; or

                  (ii) with certain exceptions, cures any default which occurred before or after the commencement of the chapter 11 case, reinstates the original maturity of the claim or interest, compensates the holder for any damages resulting from any reasonable reliance by the holder on a contractual provision or applicable law that permits acceleration of the debt and does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

         Under the Plan, Classes 1, 2 and 3 are not impaired, and Classes 4, 5, 6, 7A, 7B and 8 are impaired.

C.       SOLICITATION OF IMPAIRED CLASSES AND VOTING REQUIREMENTS.

         A class of claims or interests that is not impaired under a plan of reorganization is deemed under the Bankruptcy Code to have accepted the plan, and, therefore, solicitation of acceptances with respect to such class is not required. A class that does not receive or retain any property under the Plan is deemed to have rejected the plan.

         With the transmittal of the Disclosure Statement, the Plan and the Ballots, the Debtor is soliciting acceptances from the holders of Claims and Equity Interests in Classes 4, 5, 6, 7A and 7B because each such Class of Claims or Interests is impaired under the Plan, and are, therefore, entitled to vote on the Plan. Class 8 is deemed to have rejected the Plan and will not be solicited for acceptances or rejections of the Plan.

         Section 1125 of the Bankruptcy Code requires that disclosure of "adequate information" be made to all impaired creditors and interest holders at the time of or before solicitation of acceptances of a plan of reorganization. "Adequate information" means "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical, reasonable investor typical of holders of the claims or interests of the relevant class to make an informed judgment about the plan, but adequate information need not include such information about any other possible or proposed plan." An "investor typical of holders of claims or interests of the relevant class" means an investor having, among other things, "such ability to obtain such information from sources other than the disclosure required by section 1125 as holders of claims or interests in such class generally have."

         The Debtor believes that it is transmitting the Plan to substantially all holders of Impaired Claims and Interests in connection with this solicitation, and that the Disclosure Statement satisfies the requirements of section 1125 with regard to "adequate information" provided by a disclosure statement under the Bankruptcy Code.

         For an impaired class of claims to be determined to have accepted a plan of reorganization, the holders of at least two-thirds in amount and more than one-half in number of the claims of the holders within such class who actually vote must accept the plan. With respect to an impaired class of interests, the holders of at least two-thirds in amount of the interests of holders who actually vote in such class must vote to accept the plan.

         As described above, the Bankruptcy Code does not require that each holder of a claim or interest vote in favor of a plan in order for the Court to confirm the plan under Section 1129 of the Bankruptcy Code, as long as the requisite number and amount of votes are obtained to constitute acceptance by each impaired class. In addition, the Bankruptcy Code does not require that every impaired class accept a plan. If one or more impaired classes of claims exists, the plan must be accepted by at least one class of impaired claims to be confirmed, without considering the votes of "insiders" as defined by the Bankruptcy Code. If certain requirements are met, the Court can confirm the plan notwithstanding the nonacceptance by a class of impaired claims or interests. This is generally referred to as the "cram down" power as provided for in
Section 1129(b) of the Bankruptcy Code. The cram down power is described further in Subsection E.4 below.

         Because Class 8 is deemed to have rejected the Plan, the Debtor will seek confirmation pursuant to Section 1129(b) of the Bankruptcy Code. In addition, the Debtor shall ask the Court to confirm the Plan notwithstanding the rejection by one or more Classes of Impaired Claims or Interests other than Class 8 in the event that any such Impaired Classes of Claims or Interests rejects the Plan.

         Finally, it is possible that even if all Classes of Claims and Interests accept the Plan, the Court may not confirm the Plan if it finds that certain other requirements for confirmation have not been met.

D.       POSSIBLE POST-SOLICITATION, PRE-CONFIRMATION EVENTS.

         The Debtor reserves the sole right, in accordance with the Bankruptcy Code, to amend or modify the Plan as the result of substantive or technical objections to the Plan filed by holders of Claims or Interests, or as a result of any other matter that may affect the Debtor's ability to obtain confirmation of the Plan, or, if for any other reason such amendment or modification is determined by the Debtor to be in its best interest. Such an amendment or modification may occur before or after objections to the Plan are filed, if any, or even after confirmation of the Plan.

         The Debtor reserves the right to use the Ballots of holders of Claims and Interests to obtain confirmation with respect to any modified Plan so long as the amendment does not materially and adversely affect the treatment of the Class of Claims and Interests under the Plan whose votes the Debtor seeks to use. If the Plan is so amended or modified, only for cause shown and pursuant to a request made within the time fixed for acceptance or objection may a holder of Claims or Interest change or withdraw its ballot.

E.       CONFIRMATION PROCEDURES AND REQUIREMENTS.

         1.       CONFIRMATION WHERE SUFFICIENT ACCEPTANCES ARE OBTAINED.

         The Bankruptcy Code contains specific requirements for confirmation of a plan in section 1129. For example, the Court must find that a plan is proposed in "good faith" and not by any means forbidden by law, that it makes certain specified disclosures, and that it provides that any payment made to any person in connection with such plan and incident to the reorganization case be reasonable and subject to the Court's approval. In addition, both the plan and the plan proponent must comply with the provisions of the Bankruptcy Code, and the plan must satisfy the "best interest of creditors" test and the plan must be feasible.

         2. CHAPTER 7 LIQUIDATION ANALYSIS AND "BEST INTEREST OF CREDITORS"
TEST.

         Before a plan can be confirmed, the Court must determine under section 1129(a)(7) (with certain exceptions) that the plan provides, with respect to each impaired class of claims or interests, that each holder of a claim or interest in such class either:

                  (i)      has accepted the plan, or

                  (ii) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than such person would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code. A detailed analysis of this requirement as it relates to the Plan and the Debtor is provided in Exhibit O to the Disclosure Statement. As indicated in the Liquidation Analysis, Senior Debt Claims would receive approximately 89% of their claim amounts on a present value basis in a liquidation; whereas, the Debtor's Plan provides for a less than 100% recovery for Senior Debt Claims, in addition to the value allocated by holders of Senior Debt Claims to other classes:

CASH PROCEEDS

Monthly Cash Collections                    $      305,336
Receivable Sale                                    200,275
Income Tax Refunds                                   2,364
Asset Sales                                          3,000
                                            --------------
         Gross Cash Proceeds                       510,975
Less:  Cost of Operations                          (55,867)
         Professional Fees                          (4,210)

Net Cash Provided                                  450,898
Plus Beginning Cash on Hand                        211,192

NET CASH PROCEEDS                                                       662,090

PRIORITY CLAIMS
         Medical Claims                                600
         Unfunded Pension Liability                  2,000
         Taxes                                       1,471
                                            --------------
Total Priority Claims                                                     4,071

CASH AVAILABLE FOR UNSECURED CLAIMS                                     658,019

Unsecured Claims
         Long Term Note Holders                    335,131
         CP Holders                                339,340
         Midland Debt                                  773
         Subordinated Debt                          22,500
                                            --------------
           Total Debt                                                   697,744

         All Other Unsecured                                             12,920

TOTAL UNSECURED CLAIMS                                        $         710,664
                                                              =================

         Distribution                                                    92.6%

PERCENTAGE NET PRESENT VALUE DISTRIBUTION
(9% DISCOUNT RATE)                                                       89.1%
                                                               ================

         Because the Debtor owns 100% of the stock in the Nondebtor Subsidiaries, the liquidation scenario focuses on liquidation of the assets of the Nondebtor Subsidiaries, the net value of which, when liquidated, shall equal the value of the Debtor's stock interest in the Nondebtor Subsidiaries on a liquidation basis. The liquidation scenario is assumed to commence on March 1, 1999. Under the liquidation scenario, the Debtor ceases the acquisition of new loans immediately and collects its loan portfolio through its branch network for approximately 10 months. The number of branches and employees would decline as the portfolio shrinks. At the end of 1999, it is assumed that the remaining portfolio is sold for 80% (based upon net finance receivables net of the bad debt allowance). Employees would be offered a stay bonus to induce them to remain with the Debtor until their services are no longer required. This stay bonus is based upon the same successful compensation plan used when the Debtor downsized its operations from 260 to 185 branches in late 1997. A brief summary of the Debtor's operating structure through the course of the liquidation is as follows:

--------------------------------------------------------------------------------------------
                   Actual                          Quarter Beginning
--------------------------------------------------------------------------------------------
                  9/30/98      1/1/99       4/1/99       7/1/99      10/1/99     1/1/2000
--------------------------------------------------------------------------------------------
# of                    184          153          133          132         112           92
 Branches
--------------------------------------------------------------------------------------------
# of                  1,328        1,015          905          905         785          640
Employees
--------------------------------------------------------------------------------------------

         Midland Finance Company ("Midland"), the Debtor's wholly owned subsidiary, is not included in the above summary. Midland is a $38 million consumer loan company and operates from two facilities in Chicago. It is assumed that Midland would be liquidated in the same manner as the Debtor, i.e., it would cease new loan originations immediately, collect its portfolio through a downsized operation through December 1999 and the remaining portfolio would be sold at that time.

         The Debtor also owns a $53 million unsecured credit card portfolio, which is administered and serviced by a third party vendor. It is assumed that a sale of the credit card portfolio will be completed in January, 1999. It is further assumed that the sale will result in cash of $25 million upon closing and payment of $1.5 million in June, 1999 and an additional $1.5 million in December, 1999.

         Once the Debtor's various loan portfolios are sold by December 1999, it is assumed that a core staff of employees would continue to market and sell repossessions that were in the "pipeline" at December, 1999, prepare final financial statements, tax and payroll reports, exit all facilities, pay final bills and wind down all administrative affairs of the Debtor. It is assumed that all functions would cease by March 31, 2000.

         In summary, the Debtor believes that the provisions of section 1129(a)(7) will be satisfied with respect to the Plan. In particular with respect to Classes 5, 6, 7A and 7B, the Debtor believes such holders will receive property with at least as much value as the creditors or equity holders in such Classes would be entitled to receive in a chapter 7 liquidation.

         3.       FEASIBILITY TEST.

         Pursuant to the Bankruptcy Code, the Court must determine that the confirmation of a plan is not likely to be followed by the liquidation or need for further financial reorganization of the debtor. The Debtor believes the Plan meets this requirement.

         To reach this conclusion the Debtor has analyzed the ability of the Reorganized Debtor to meet its obligations while retaining a sufficient amount of cash to carry on its operations. The feasibility of the Plan can be analyzed when the Plan is considered in light of the Debtor's operating results and the Debtor's projections for the next five years.

         In assessing the Plan's feasibility, certain matters which constitute important risk factors have been set forth in Section XIII. THE DEBTOR URGES EACH HOLDER OF CLAIMS AND INTERESTS TO EXAMINE CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, SPECIFICALLY INCLUDING SECTION XIII IN EVALUATING THE PLAN.

         4.       "CRAM DOWN"--FAIR AND EQUITABLE TEST; UNFAIR DISCRIMINATION.

         If all of the requirements of section 1129(a) of the Bankruptcy Code are met other than the acceptance of the plan by each class of impaired claims or interests, the Court, on the request of a plan proponent, shall confirm a plan pursuant to section 1129(b) of the Bankruptcy Code if the plan does not discriminate unfairly and is fair and equitable with respect to each impaired class that has not accepted the plan. This ability of the Court to confirm a plan notwithstanding the existence of one or more dissenting impaired classes of claims or interests has periodically been referred to as the "cram down" power. In addition to a determination that the plan does not discriminate unfairly and is fair and equitable with respect to each dissenting impaired class, exercise of the cram down power requires that at least one impaired class of claims accept the plan. The determination of whether at least one class has accepted the plan must be made without including the acceptance of an insider of the debtor, which is defined so as to include, if the debtor is a corporation, a director, officer or person in control of the debtor and certain other persons.

         The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank. The Debtors believe that the Plan does not unfairly discriminate against any Class that may not accept or otherwise consent to the Plan.

         Tests for defining the term "fair and equitable" are contained in section 1129(b)(2) of the Bankruptcy Code. A plan is deemed fair and equitable with respect to an impaired class of unsecured claims if each member of the class receives or retains on account of his claim property of a value, as of the effective date of the plan, equal to the allowed amount of the claim, or alternatively, no holder of a claim or interest that is junior to the claims of the rejecting class of unsecured creditors will receive or retain any value under the plan on account of such junior claims or interests. This test is sometimes referred to as the "absolute priority" rule because it entitles any rejecting class to have its claims satisfied in full before junior classes receive or to retain any value under the plan of reorganization.

         In the event that one or more of Classes 5, 6, 7A and 7B do not accept the Plan, the Debtor believes that the Plan could be confirmed under section 1129(b) of the Bankruptcy Code because no Class of Claims or Interests junior to Class 4 would receive or retain any property in the event of a chapter 7 liquidation of the Debtor. In the event that it is deemed necessary to invoke the Court's cram down power with regard to any of Classes 5, 6, 7A, 7B and 8, the Plan may be deemed not to comply strictly with the absolute priority rule because it provides for distributions to Classes 5, 6, 7A and 7B notwithstanding the fact that Class 4 may not be satisfied in full. However, the Debtor anticipates that Class 4 will accept the Plan, therefore relieving the Debtor from compliance with the absolute priority rule with respect to Class 4.

F.       BAR DATE.

                  Pursuant to an order dated October 15, 1998, except with respect to governmental agencies, the Court established December 7, 1998, as the last date by which all Persons, creditors, individuals, partnerships, corporations, associations, estates, trusts, or other entities that wish to assert a Claim against the Debtor arising or existing, or which may be deemed to have arisen or existed, prior to July 15, 1998 as defined in Section 101(5) of the Bankruptcy Code (the "Bar Date").

G.       LETTERS OF TRANSMITTAL AND BOOK-ENTRY CONFIRMATION.

         SURRENDER OF INSTRUMENTS AND RECEIPT OF DISTRIBUTIONS-SENIOR DEBT CLAIMS AND SUBORDINATED NOTEHOLDER CLAIMS. As a condition to participation under the Plan, each holder of a Senior Debt Claim or a Subordinated Noteholder Claim is required to provide evidence of the securities evidencing the Senior Debt Claims and Subordinated Noteholders Claims ("Old Securities") by (i) completing and returning a Letter of Transmittal to the Exchange Agent, together with certificates representing their Old Securities (the "Tendered Certificates"), or
(ii) completing the book-entry confirmation procedure, promptly after the Confirmation Date. Promptly following the Effective Date, the Exchange Agent will mail to those persons who have properly completed and returned Letters of Transmittal and Tendered Certificates or completed the book-entry confirmation procedure, certificates representing the New Senior Secured Notes, the New Junior Subordinated Notes and/or the New Common Stock to be issued in accordance with the Plan. HOLDERS OF OLD SECURITIES WHO HAVE NOT PROPERLY COMPLETED AND RETURNED TO THE EXCHANGE AGENT LETTERS OF TRANSMITTAL TOGETHER WITH THE TENDERED CERTIFICATES OR COMPLETED THE BOOK-ENTRY CONFIRMATION PROCEDURE WITHIN ONE YEAR OF THE EFFECTIVE DATE WILL NOT RECEIVE THE CERTIFICATES OR CASH TO WHICH THEY ARE OTHERWISE ENTITLED PURSUANT TO THE PLAN NOR WILL THEY BE ENTITLED TO ANY OTHER DISTRIBUTION UNDER THE PLAN. The Debtor selected one year as opposed to the five year period permitted (but not required) under section 1143 of the Bankruptcy Code because the securities mature in less than five years and the Debtor believes that the cost and expense of establishing an escrow fund for delinquent tenders outweighs the risk that substantial holders of Old Securities will fail to surrender their certificates within one year.

         Book-Entry Transfer. The Exchange Agent will establish an account with respect to the Old Securities at DTC. Any tendering financial institution that is a participant in DTC's book-entry transfer facility system must make a book-entry delivery of the Old Securities by causing DTC to transfer such Old Securities into the Exchange Agent's account at DTC in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfers. Such holder of Old Securities using ATOP should transmit its acceptance to DTC on or prior to the Expiration Date (or comply with the guaranteed delivery procedures set forth below), DTC will verify such acceptance, execute a book-entry transfer of the tendered Old Securities Notes into the Exchange Agent's account at DTC and then send to the Exchange Agent confirmation of such book-entry transfer, including an agent's message confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by the Letter of Transmittal and that the company may enforce the Letter of Transmittal against such holder (a "book-entry confirmation").

         A beneficial owner of Old Securities that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate.

         DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         Letters of Transmittal. Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Old Securities tendered pursuant thereto are tendered for the account of an Eligible Institution or such signature guarantee if not otherwise required by applicable law. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Old Securities are registered in the name of a person other than the person signing the Letter of Transmittal, in order to be validly tendered, the Old Securities must be endorsed or accompanied by properly completed power of authority, with signature guaranteed by an Eligible Institution.

         Holders of Old Securities who are not holders of record should:

                  (i) obtain a properly completed Letter of Transmittal (or facsimile thereof) from the record holder,

                  (ii) obtain and include with the Letter of Transmittal a properly completed stock or bond power, as the case may be, from the record holder, or

                  (iii) effect a record transfer of their Old Securities prior to delivery of the Letter of Transmittal.

         If a holder desires to tender Old Securities pursuant to the Letter of Transmittal but is unable to locate the Tendered Certificates, such holder should write to or telephone the Exchange Agent about procedures for obtaining replacement certificates for Old Securities or arranging for indemnification.

         SURRENDER OF INSTRUMENTS AND RECEIPT OF DISTRIBUTIONS-OLD COMMON STOCK. As a condition to participation under the Plan, each holder of an Equity Interest is required to complete and return a Letter of Transmittal, as described above, to the Exchange Agent.

         ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT), AND ACCEPTANCE OF BALLOTS, LETTERS OF TRANSMITTAL AND TENDERED CERTIFICATES WILL BE RESOLVED BY THE DEBTOR, WHOSE DETERMINATION WILL BE FINAL AND BINDING, SUBJECT ONLY TO REVIEW BY THE COURT UPON APPLICATION WITH DUE NOTICE TO ANY AFFECTED PARTIES IN INTEREST. THE DEBTOR RESERVES THE RIGHT TO REJECT ANY AND ALL BALLOTS, LETTERS OF TRANSMITTAL AND TENDERED CERTIFICATES NOT IN PROPER FORM, OR LETTERS OF TRANSMITTAL AND TENDERED CERTIFICATES, THE DEBTORS ACCEPTANCE OF WHICH WOULD, IN THE OPINION OF THE DEBTOR OR ITS COUNSEL, BE UNLAWFUL.

H.       VOTING PROCEDURES, BALLOTING AND CONFIRMATION HEARING.

         The following Classes of Claims are impaired under the Plan and are entitled to vote to accept or reject the Plan:

         Class 4                    Senior Debt Claims

         Class 5                    Subordinated Noteholder Claims

         Class 6                    Indemnification Claims

         Class 7A                   Equity Interests

         Class 7B                   Securities Fraud Claims and Dividend Claims

In accordance with the provisions of Bankruptcy Rule 3018 and an order of the Court, the holders of Classes 4 and 5 Claims and Class 7A Interests, shall not be entitled to accept or reject the Plan unless the holder is the holder of record of such claim on December 28, 1998. The Court authorized temporary allowance of the Securities Fraud Claims for voting purposes only so that each holder of a Securities Fraud Claim may vote such Claim in the amount of $1.00 times the number of shares held of Common Stock held by such holder on January 28, 1997. The Court fixed January 28, 1997 as the record date for determining holders of Securities Fraud Claims.

         Holders of Claims in Classes 4 through 7B are requested to complete an appropriate color-coded Ballot, and when appropriate, Master Ballot, in accordance with the instructions set forth thereon. Holders of claims should take care to use the correct Ballot(s) in voting on the Plan. If any Ballots are damaged or lost, or if a holder has any questions concerning the voting instructions, it may contact Corporate Investors Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey, 07072 (the "Information Agent") at the address or telephone number indicated on the back cover page. Each holder which holds Claims in more than one Class is required to vote separately with respect to each Class in which such holder holds Claims. A holder may not split its vote within a Class of Claims or Interests. Incomplete and unsigned Ballots will be returned to the holder of such Claim or Interest.

         All votes to accept or reject the Plan must be cast by using the Ballot or, if applicable, Master Ballot enclosed with the Disclosure Statement. No other votes will be counted. A properly completed and executed Ballot must be received no later than 5:00 p.m. EST on February 12, 1999 by Logan & Company, Inc., the Balloting Agent, at the following address:

                     BALLOT CENTER - MERCURY FINANCE COMPANY
                            C/O LOGAN & COMPANY, INC.
                              615 WASHINGTON STREET
                            HOBOKEN, NEW JERSEY 07030

Ballots and Master Ballots must be returned by U.S. mail, hand delivery or overnight mail. Facsimile transmission will only be allowed for Master Ballots. If faxed, original Master Ballots must be received by the Balloting Agent within one business day. A return envelope will be provided for your convenience. If you receive a return envelope addressed to a Bank or Broker, you must return your Ballot to your Bank or Broker early enough for your vote to be processed and then forwarded to the Balloting Agent.

         A hearing to consider confirmation of the Plan, any objections that may be interposed and any other matter that may properly come before the Court will commence in the United States Court for the Northern District of Illinois, 219 South Dearborn Street, Room 2341, Chicago, Illinois, on February 22, 1999 at 10:00 a.m. (Central Standard Time) or as soon thereafter as counsel may be heard (the "Confirmation Hearing"). A status hearing will be held before the Honorable Erwin I. Katz in Room 680 of the United States Bankruptcy Court on February 17, 1999 at 11:00 (CST). You may, but are not required to, attend the Confirmation Hearing. The Confirmation Hearing may be adjourned from time to time without further notice other than an announcement of the adjourned date or dates at the Confirmation Hearing.

         Objections, if any, to confirmation of the Plan must be in writing and must (a) state the name and address of the objector, (b) the objector's interest in the Chapter 11 case, (c) if appropriate, the amount and nature of the objector's claim or interest, (d) the grounds for the objection and the legal basis therefor, and (e) be filed with the Clerk of the Bankruptcy Court, with two (2) copies to chambers, and served upon and received by the parties listed below on or before February 12, 1999 at 4:00 p.m. (Central Standard Time):

Counsel to Debtor and                   Counsel for the
Debtor in Possession:                   United States Trustee:
McDermott, Will & Emery                 United States Trustee's Office
227 West Monroe Street                  U.S. Department of Justice
Chicago, IL  60606-5096                 227 West Monroe Street, Suite 3350
Attn: Lewis S. Rosenbloom               Chicago, IL  60606
      David D. Cleary                   Attn:  Ira Bodenstein
      Debra A. Riley                           Kathryn M. Gleason
Facsimile No.: (312) 984-7700           Facsimile No.:  (312) 886-5794

Co-Counsel to                           Co-Counsel to
Creditors' Committee:                   Creditors' Committee:
Cleary, Gottlieb, Steen                 Jones, Day, Reavis & Pogue
  & Hamilton                            77 West Wacker Drive
One Liberty Plaza                       Chicago, IL  60601-1692
New York, NY  10006                     Attn:  David S. Kurtz
Attn:  James E. Millstein                      Jeffrey W. Linstrom
       Lindsee P. Granfield             Facsimile No.: (312) 782-8585
Facsimile No.: (212) 225-3999

Co-Counsel to                           Co-Counsel to
Security Claimants' Committee:          Security Claimants' Committee:
-----------------------------           -----------------------------
Barbakoff, Zazove & Glick               Holper Welsh & Mitchell
20 North Clark Street - Suite 1000      Esplanade III, Suite 700
Chicago, Illinois 60602                 2415 East Camelback Road
Attn:  Daniel A. Zazove                 Phoenix, AZ 85016
Facsimile No. (312) 641-5017            Attn:  Richard D. Holper
                                        Facsimile No. (602) 508-6036

Co-Counsel to                           Co-Counsel to
Equity Committee                        Equity Committee
----------------                        ----------------
Berlack, Israels & Liberman, LLP        Gordon Glickman & Flesch
120 West 45th Street                    140 South LaSalle Street
New York, NY  10036                     Chicago, Illinois 60603
Attn:  Edward S. Weisfelner             Attn:  James S. Gordon
Facsimile No. (212) 704-0196            Facsimile No. (312) 346-3708

Debtor:                                 Debtor's Interim Management:
Mercury Finance Company                 Development Specialists, Inc.
100 Field Drive - Suite 340             Three First National Plaza
Lake Forest, Illinois 60045             Chicago, IL  60602-4205
Atten: Mark E. Dapier                   Attn:  William A. Brandt, Jr.
Facsimile No. (847) 295-8785                   Fred C. Caruso
                                               Patrick J. O'Malley
                                        Facsimile No.: (312)263-1180

Any party filing objections to the Plan must comply with all orders of the Court governing the confirmation hearing.

                                      XVI.
                             ADDITIONAL INFORMATION

         The Debtor is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to herein have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtor's creditors and equity security holders. All of the Exhibits to the Plan and to this Disclosure Statement are available for inspection by contacting the Information Agent.

                                      XVII.
                          RECOMMENDATION AND CONCLUSION

         FOR ALL OF THE REASONS SET FORTH IN THIS DISCLOSURE STATEMENT, THE DEBTOR BELIEVES THAT THE CONFIRMATION AND CONSUMMATION OF THE PLAN IS PREFERABLE TO ALL OTHER ALTERNATIVES. CONSEQUENTLY, THE DEBTOR URGES ALL HOLDERS OF CLASSES 4, 5, 6, 7A AND 7B CLAIMS AND INTERESTS TO VOTE TO ACCEPT THE PLAN, AND TO DULY COMPLETE AND RETURN THEIR BALLOTS SO THAT THEY WILL BE ACTUALLY RECEIVED ON OR BEFORE 5:00 P.M. EASTERN STANDARD TIME ON FEBRUARY 12, 1999.

Dated:  December 29, 1998                       Respectfully submitted,

                                                MERCURY FINANCE COMPANY,
                                                a Delaware corporation


                                                By  /S/  WILLIAM A. BRANDT JR.
                                                         William A. Brandt, Jr.

Prepared By:

Lewis S. Rosenbloom, Esq.
David D. Cleary, Esq.
MCDERMOTT, WILL & EMERY
227 West Monroe Street
Chicago, Illinois  60606
(312) 372-2000

COUNSEL FOR
MERCURY FINANCE COMPANY



                                    EXHIBIT A

                      SECOND AMENDED PLAN OF REORGANIZATION



                               EXHIBIT B THROUGH U


         Due to the voluminous nature of Exhibits B through U, the Exhibits have not been included herewith. If you would like a copy of the Exhibits, you can contact the Information Agent at the address and phone number listed on the back cover page of this document. The Exhibits will be provided to you at your expense. Additionally, the Exhibits are on file with the Clerk of the Bankruptcy Court, 219 S. Dearborn Street, 7th Floor, Chicago, Illinois and can be reviewed during the Court's regular business hours. The material terms of each of the Exhibits are described in the Disclosure Statement.

----------
1 On July 6, 1998, certain plaintiffs (the "Petitioning Plaintiffs") in the litigation arising from the announcement of the accounting irregularities filed an involuntary chapter 11 petition against the Debtor (the "Involuntary Petition"). On July 15, 1998, the Debtor filed with the Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Court ordered that the two cases be consolidated under Case No. 20763 and an order for relief was entered on July 15, 1998.

2 Discrepancies in addition in this table are due to rounding factors.

3 The Senior Debt Claims were incurred in the ordinary course of the Debtor's business as a mechanism to obtain capital and the Debtor made prepetition payments to holders of Senior Debt Claims to repay that debt. The Debtor does not believe any setoff against holders of the Senior Debt Claims exists and, as part of the conversion of their debt and the voluntary allocation of their value to other creditors and equity holders, the holders of Senior Debt Claims require an acknowledgment of the validity of their claims and release of any actions.

4 Because the Debtor files its tax return on a consolidated basis with its operating subsidiaries, the Debtor reports all employees under its federal tax identification number. However, the direct expense of the employees is allocated among the Debtor and its operating subsidiaries.

5 The Pension Benefit Guaranty Corporation or PBGC is a wholly-owned United States government corporation created by Title IV of ERISA to administer the mandatory pension plan termination insurance program established under Title IV of ERISA. The PBGC guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV of ERISA.